Exhibit 2.2

EQUITY PURCHASE AGREEMENT
by and among
PARC SIX FLAGS MONTRÉAL, S.E.C.
and
FUNTIME, INC.
and
SIX FLAGS THEME PARKS INC.
and
SIX FLAGS ENTERTAINMENT CORPORATION
and
EPR VC ACQUISITION, ULC
and
LA RONDE OPERATIONS, INC.
dated as of March 5, 2026

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    1
ARTICLE II PURCHASE AND SALE    17
SECTION 2.01 PURCHASE AND SALE OF EQUITY    17
SECTION 2.02 PURCHASED ASSETS    18
SECTION 2.03 EXCLUDED ASSETS    20
SECTION 2.04 ASSUMED LIABILITIES    22
SECTION 2.05 EXCLUDED LIABILITIES    23
SECTION 2.06 PURCHASE PRICE    24
SECTION 2.07 PURCHASE PRICE ADJUSTMENT    24
SECTION 2.08 TITLE INSURANCE    27
SECTION 2.09 CLEARANCE CERTIFICATES.    28
SECTION 2.10 WITHHOLDING    30
SECTION 2.11 CAPITAL EXPENDITURE PROGRAM.    30
SECTION 2.12 THIRD PARTY CONSENTS    30
ARTICLE III CLOSING    31
SECTION 3.01 CLOSING    31
SECTION 3.02 CLOSING DELIVERABLES    31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS    34
SECTION 4.01 ORGANIZATION AND QUALIFICATION OF EACH SELLER AND ITS SUBSIDIARIES    34
SECTION 4.02 AUTHORITY OF SELLERS    34
SECTION 4.03 NO CONFLICTS; CONSENTS    35
SECTION 4.04 FINANCIAL STATEMENTS    35
SECTION 4.05 UNDISCLOSED LIABILITIES    36
SECTION 4.06 ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS    36
SECTION 4.07 MATERIAL CONTRACTS    36
SECTION 4.08 TITLE TO PURCHASED ASSETS    38
SECTION 4.09 CONDITION AND SUFFICIENCY OF ASSETS    39
SECTION 4.10 REAL PROPERTY    39
SECTION 4.11 INTELLECTUAL PROPERTY    41
SECTION 4.12 INSURANCE    43
SECTION 4.13 LEGAL PROCEEDINGS; GOVERNMENTAL ORDERS    44
SECTION 4.14 SUPPLIERS    44

SECTION 4.15 COMPLIANCE WITH LAWS; PERMITS    44
SECTION 4.16 ENVIRONMENTAL MATTERS    45
SECTION 4.17 EMPLOYEE BENEFIT MATTERS    46
SECTION 4.18 EMPLOYMENT MATTERS    48
SECTION 4.19 TAXES    50
SECTION 4.20 BROKERS    52
SECTION 4.21 GENERAL PARTNER.    52
SECTION 4.22 LIQUORCO    52
SECTION 4.23 PURCHASED ENTITIES    52
SECTION 4.24 NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE    53
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND THE OPERATOR    53
SECTION 5.01 ORGANIZATION AND QUALIFICATION    53
SECTION 5.02 AUTHORITY    54
SECTION 5.03 NO CONFLICTS; CONSENTS    54
SECTION 5.04 BROKERS    55
SECTION 5.05 LEGAL PROCEEDINGS    55
SECTION 5.06 SUFFICIENT FUNDS    55
SECTION 5.07 ACCESS AND INVESTIGATION; NON-RELIANCE    55
SECTION 5.08 SECURITIES LAWS    56
SECTION 5.09 TAX MATTERS    56
SECTION 5.10 NO OTHER REPRESENTATIONS OR WARRANTIES    56
ARTICLE VI COVENANTS    57
SECTION 6.01 CONDUCT OF BUSINESS PRIOR TO THE CLOSING    57
SECTION 6.02 ACCESS TO INFORMATION    60
SECTION 6.03 NO SOLICITATION OF OTHER BIDS    61
SECTION 6.04 NOTICE OF CERTAIN EVENTS    62
SECTION 6.05 EMPLOYEES AND EMPLOYEE BENEFITS    63
SECTION 6.06 CONFIDENTIALITY    65
SECTION 6.07 NON-COMPETITION; NON-SOLICITATION    66
SECTION 6.08 GOVERNMENTAL APPROVALS AND CONSENTS    67
SECTION 6.09 BOOKS AND RECORDS    68
SECTION 6.10 CLOSING CONDITIONS    69
SECTION 6.11 PUBLIC ANNOUNCEMENTS    69
SECTION 6.12 WRONG POCKETS    69
SECTION 6.13 TAX MATTERS    70
SECTION 6.14 FURTHER ASSURANCES    75

SECTION 6.15 PRE-CLOSING SHARING OF DATA    75
SECTION 6.16 CONTACT WITH BUSINESS RELATIONS    75
SECTION 6.17 INTELLECTUAL PROPERTY    76
SECTION 6.18 INSURANCE    76
SECTION 6.19 PRE-CLOSING LITIGATION    76
SECTION 6.20 OVERHEAD AND SHARED SERVICES; TERMINATION OF INTERCOMPANY BALANCES AND INTERCOMPANY AGREEMENTS    78
SECTION 6.21 2026 OPERATING SEASON PLANNING.    78
SECTION 6.22 PRE-CLOSING RESTRUCTURING.    79
SECTION 6.23 CITY OF MONTREAL.    81
ARTICLE VII CONDITIONS TO CLOSING    81
SECTION 7.01 CONDITIONS TO OBLIGATIONS OF ALL PARTIES    81
SECTION 7.02 CONDITIONS TO OBLIGATIONS OF BUYER    81
SECTION 7.03 CONDITIONS TO OBLIGATIONS OF SELLERS    83
SECTION 7.04 ECONOMIC ADJUSTMENT.    84
ARTICLE VIII INDEMNIFICATION    84
SECTION 8.01 SURVIVAL    84
SECTION 8.02 INDEMNIFICATION BY PARTNERSHIP SELLERS    84
SECTION 8.03 INDEMNIFICATION BY BUYER AND THE OPERATOR    85
SECTION 8.04 CERTAIN LIMITATIONS    85
SECTION 8.05 INDEMNIFICATION PROCEDURES    87
SECTION 8.06 PAYMENTS; INDEMNIFICATION ESCROW FUND    89
SECTION 8.07 TAX TREATMENT OF INDEMNIFICATION PAYMENTS    89
SECTION 8.08 EXCLUSIVE REMEDIES    89
SECTION 8.09 POST-CLOSING FUNDAMENTAL TRANSACTION ESCROW    89
ARTICLE IX TERMINATION; CASUALTY & CONDEMNATION    90
SECTION 9.01 TERMINATION    90
SECTION 9.02 EFFECT OF TERMINATION    91
SECTION 9.03 REVERSE TERMINATION FEE    92
SECTION 9.04 MATERIAL CASUALTY AND CONDEMNATION RIGHTS    93
ARTICLE X MISCELLANEOUS    94
SECTION 10.01 EXPENSES    94
SECTION 10.02 NOTICES    94
SECTION 10.03 INTERPRETATION    95
SECTION 10.04 HEADINGS    96

SECTION 10.05 SEVERABILITY    96
SECTION 10.06 ENTIRE AGREEMENT    96
SECTION 10.07 SUCCESSORS AND ASSIGNS    96
SECTION 10.08 NO THIRD-PARTY BENEFICIARIES    96
SECTION 10.09 AMENDMENT AND MODIFICATION; WAIVER    97
SECTION 10.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL    97
SECTION 10.11 SPECIFIC PERFORMANCE    98
SECTION 10.12 COUNTERPARTS    98
SECTION 10.13 RELEASES    98
SECTION 10.14 NONASSERTION OF ATTORNEY-CLIENT PRIVILEGE    100
SECTION 10.15 OBLIGATIONS OF SELLERS    101
SECTION 10.16 LANGUAGE    101

Exhibits
Exhibit A    Form of Estoppel Certificate
Exhibit B    Form of Transition Services Agreement Exhibit C    Allocation Schedule
Exhibit D    Emphyteusis Ancillary Agreement

EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”), dated as of March 5, 2026, is entered into between PARC SIX FLAGS MONTREAL, S.E.C. (the “Limited Partnership”), a Québec limited partnership herein acting by its general partner, PARC SIX FLAGS MONTRÉAL INC. (the “General Partner”), FUNTIME, INC., an Ohio corporation (“LP Seller”), SIX FLAGS THEME PARKS INC., a Delaware corporation (“GP Seller”, together with the LP Seller, “Partnership Sellers”, and Partnership Sellers collectively with Limited Partnership, the “Sellers”), SIX FLAGS ENTERTAINMENT CORPORATION, a Delaware corporation (“Guarantor”), EPR VC ACQUISITION, ULC (“Buyer”) and LA RONDE OPERATIONS, INC., a Delaware corporation (the “Operator”).
RECITALS
WHEREAS, Limited Partnership operates a theme park, marina and related facilities located in the City of Montréal, Québec, under the name Six Flags La Ronde (the “Park” and the operation of the Park, the “Business”).
WHEREAS Limited Partnership holds a valid emphyteutic lease for the real property on which the Park is located.
WHEREAS GP Seller is the sole shareholder of the General Partner.
WHEREAS General Partner is the general partner of the Limited Partnership and LP Seller is the sole limited partner of the Limited Partnership.
WHEREAS the Limited Partnership is the sole shareholder of 9103-2359 Québec Inc. (“LiquorCo”).
WHEREAS, Sellers wish to sell, directly and through certain of their subsidiaries, to Buyer and the Operator, and Buyer and the Operator wish to purchase from Sellers, the Purchased Entities Equity (as defined herein), subject to the terms and conditions set forth herein (the “Acquisition”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
The following terms have the meanings specified or referred to in this Article I: “2026 Season Budget” has the meaning set forth in Section 6.21(c).
“2026 Season Opening” has the meaning set forth in Section 6.21(a). “2026 Season Operations” has the meaning set forth in Section 6.21(b). “Accounts Receivable” has the meaning set forth in Section 2.02(a). “Acquisition” has the meaning set forth in the recitals.

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“Acquired Corporation” means each of (i) the General Partner, (ii) LiquorCo, and (iii) OpCo, and “Acquired Corporations” means all such corporations collectively.
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement and the Ancillary Documents, from and after the Closing (a) Partnership Sellers and their Affiliates shall be deemed not to be Affiliates, of the Business or the Purchased Entities, (b) Buyer shall be deemed to be an Affiliate of each of General Partner and Limited Partnership and (c) the Operator shall be deemed to be an Affiliate of each of OpCo and LiquorCo.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” means the allocation schedule attached hereto as Exhibit C.
“Ancillary Documents” means the Escrow Agreement, the Transition Services Agreement, the Assignment Agreements, the Tax Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.
“ASPE” means the Accounting Standards for Private Enterprises generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada.
“Assumed AP” has the meaning set forth in Section 2.02(a).
“Assumed Benefit Plan” means any Benefit Plan (i) that is sponsored or maintained by any Purchased Entity, (ii) for which Liabilities and assets will transfer to OpCo, the Operator or any other of its Affiliates under Section 6.05(c), or (iii) that the Operator has explicitly agreed to assume pursuant to this Agreement, and, in the case of each of (i), (ii), and (iii), which is identified as an Assumed Benefit Plan on Section 4.17(a) of the Sellers Disclosure Schedules, but excludes any Multi-Employer Plan.
“Assumed Benefit Plan Contracts” means the contracts related to the Assumed Benefit Plans, as set forth in Section 4.17(a) of the Sellers Disclosure Schedules under their corresponding Assumed Benefit Plans.
“Assumed Liabilities” has the meaning set forth in Section 2.02. “Balance Sheet” has the meaning set forth in Section 4.04. “Basket” has the meaning set forth in Section 8.04(b).
“Benefit Plan” has the meaning set forth in Section 4.17(a). “Books and Records” has the meaning set forth in Section 2.02(k).

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“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Kansas City, Missouri, Charlotte, North Carolina, or Montréal, Québec, are authorized or required by Law to be closed for business.
“Business Employee” means each employee or independent contractor who performs services principally with respect to the Business and is employed or retained by a Purchased Entity (until transfer to OpCo immediately prior to Closing), and is listed on Schedule Section 4.18(a) of the Sellers Disclosure Schedules.
“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) primarily owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.
“Business Relation” has the meaning set forth in Section 6.18. “Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e). “Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Prorated Amounts” has the meaning set forth in the definition of “Prorated Amount”. “Buyer Released Person” has the meaning set forth in Section 10.13.
“Buyer Releasing Person” has the meaning set forth in Section 10.13(a). “Buyer’s Accountants” means KPMG, LLP.
“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks, draws, ACH debits, and wires outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the Canadian Government or issued by any agency thereof and backed by the full faith and credit of Canada, (c) marketable direct obligations issued by any province or territory of Canada or any public instrumentality thereof and (d) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the Laws of Canada.
“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).
“Cap” has the meaning set forth in Section 8.04(b).
“CapEx Project” shall have the meaning set forth in Section 2.11

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“Casualty” means destruction or damage to any part of the Purchased Assets by fire, wind, flood, weather event, contamination, earthquake, or other casualty, whether or not insured.
“CEWS” means the Canada Emergency Wage Subsidy promulgated under Bill C-14 and assented to on April 11, 2020, as amended, the Canada Emergency Rent Subsidy promulgated under Bill C-9 and assented to on November 19, 2020, as amended, and any other COVID 19 related direct or indirect wage subsidy offered by a Canadian federal, provincial, or local Governmental Authority.
“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS pursuant to the ITA.
“Closing” has the meaning set forth in Section 3.01. “Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Cash” means all Cash and Cash Equivalents in the account or the name of any Purchased Entity as of 12:01 a.m. on the Closing Date.
“Closing Date Payment” has the meaning set forth in Section 2.07(a)(i). “Closing Statement” has the meaning set forth in Section 2.07(b)(i)
“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 12:01 a.m. on the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Condemnation” means the filing of any action or written threat of any action for the condemnation, expropriation or taking, or conveyance in lieu thereof, of any part of the Purchased Assets by eminent domain or similar authority by any Governmental Authority or other Person with such authority.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure and Confidentiality Agreement, effective as of October 31, 2024, by and between certain affiliates of Seller and EPR Properties, as amended by that certain Joinder to Mutual Non-Disclosure and Confidentiality Agreement, dated as of October 16, 2025 and that certain amendment dated February 24, 2026 among such parties and JFH Consulting, LLC.
“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and other agreements, in each case other than a Permit.
“Copyrights” has the meaning set forth in the definition of Intellectual Property. “CRA Clearance Certificate” has the meaning set out Section 2.09(a).
“Credit Payment” means the sum of (a) the aggregate amount of cash received by Sellers or any of their subsidiaries or Affiliates prior to the Closing Date (in each case, to the extent not refunded prior to the Closing Date) in respect of (i) season passes for the Park and (ii) other prepaid deposits, payments or other unearned income in respect of services to be rendered or merchandise, food, beverage or other property to be provided by the Park, in each case after Closing; provided that, to the extent any such cash received was also paid in respect of Park entrances or other services or provisions made prior to Closing,

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then only the ratable portion of such cash in respect of performance following Closing shall be taken into account for purposes of this definition plus (b) $300,000, minus (c) Processing Fees. For purposes of this definition, “Processing Fees” is calculated in accordance with the methodology set forth on Section 2.06 of the Sellers Disclosure Schedules.
“Current Assets” means the current assets of the Business included in the line items set forth in Section 2.07(a)(ii) of the Sellers Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of the Business included in the line items set forth in Section 2.07(a)(ii) of the Sellers Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.
“Current Representation” has the meaning set forth in Section 10.14(a). “Data Room” has the meaning set forth in Section 5.07(a) .
“Designated Person” has the meaning set forth in Section 10.14(a). “Direct Claim” has the meaning set forth in Section 8.05(c). “Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii). “Dollars” or “$” means the lawful currency of the United States. “Drop Dead Date” has the meaning set forth in Section 9.01(b).
“Emergency” means any sudden, unexpected, force majeure or abnormal event which causes, or is reasonably expected to cause, imminent and substantial physical damage to or the imminent endangerment of the safety of any substantial property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether real or reasonably perceived, and whether caused by war (whether declared or undeclared), acts of terrorism (including cyber-terrorism), weather events, pandemics, epidemics or disease outbreaks, strikes, work-stoppages, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, political or social conditions, civil unrest, protests, public demonstrations, and any escalation or worsening thereof, as well as acts of or the response of any Governmental Authority in response thereto (including directives, guidelines or pronouncements).
“Employment Terms” has the meaning set forth in Section 6.05(a).
“Emphyteusis” means the deed of emphyteusis entered between the City of Montréal, as owner, and the Limited Partnership (represented by the General Partner), with the intervention of Six Flags, Inc., as surety, executed before Mtre. Robert COULOMBE, Notary, on May 2nd, 2001, and registered in the Québec land register, in the land book for the Registration Division of Chambly, under number 1 104 732, and an amendment entered between the City of Montréal, as owner, and the Limited Partnership (represented by its General Partner) executed before Mtre. Robert COULOMBE, Notary, on November 15, 2006, and registered in the Québec land register, in the land book for the Registration Division of Chambly, under number 13 809 705.
“Emphyteusis Ancillary Agreement” has the meaning set forth in Section 6.08.

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“Emphyteusis Guarantor” has the meaning set forth in Section 6.08.
“Encumbrance” means any hypothec, charge, pledge, lien, mortgage, security interest, easement, servitude, encroachment, right of way, option, right of first refusal or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Enforceability Exceptions” has the meaning set forth in Section 4.02.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any policy, directive or guideline of a Governmental Authority, Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety as related to exposure to Hazardous Materials, or the environment (including ambient or indoor air, soil, wetlands, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, use, containment, storage, recycling, treatment, generation, Release or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state or local analogs): the Environment Quality Act (Québec) and the Guide d’intervention – Protection des sols et réhabilitation des terrains contaminés, published by the Ministry of Environment, Fight against Climate Change, Wildlife and Parks in May 2021, as amended from time to time and all Laws.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Escrow Agent” means Laurel Hill Escrow Services Company, acting in its capacity as escrow agent under this Agreement and the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer or its assignee(s), Operator, Partnership Sellers and the Escrow Agent at the Closing.
“Estimated Closing Date Cash” has the meaning set forth in Section 2.07(a)(ii). “Estimated Closing Statement” has the meaning set forth in Section 2.07(a)(ii). “Estimated Closing Working Capital” has the meaning set forth in Section 2.07(a)(ii).
“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(ii). “Estimated Credit Payment” has the meaning set forth in Section 2.07(a)(ii).

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“Estimated Prorated Amount” has the meaning set forth in Section 2.07(a)(ii). “Estoppel Certificate” has the meaning set forth in Section 3.02(a).
“Excluded Assets” has the meaning set forth in Section 2.02. “Excluded Contracts” has the meaning set forth in Section 2.03(a).
“Excluded Benefit Plans” means (a) all Benefit Plans that are not Assumed Benefit Plans or Multi-Employer Plans, and (ii) any Benefit Plan which is identified as an Assumed Benefit Plan on Section 4.17(a) of the Sellers Disclosure Schedules, but which is not assigned as of the Closing Date in accordance with Section 6.05(c).
“Excluded Benefit Plan Contracts” means (i) the contracts related to the Excluded Benefit Plans, and (ii) any Contract set forth in Section 4.17(a) of the Sellers Disclosure Schedules, but which is not assigned as of the Closing Date in accordance with Section 6.05(c).
“Excluded Intellectual Property” has the meaning set forth in Section 2.03(d). “Excluded Liabilities” has the meaning set forth in Section 2.05.
“Financial Statements” has the meaning set forth in Section 4.04.
“Fraud” means, with respect to the making of any representation and warranty set forth in this Agreement, an intentional misrepresentation or actual knowledge of a Person making a representation and warranty that such representation and warranty is false or inaccurate at the time that it is made, which, for the avoidance of doubt, shall not include constructive or negligent fraud or similar theories.
“Fundamental Transaction Escrow Account” has the meaning set forth in Section 8.09(a). “Fundamental Transaction Escrow Amount” has the meaning set forth in Section 8.09(a). “Fundamental Transaction Escrow Release Date” has the meaning set forth in Section 8.09(b). “Fundamental Transaction Pending Claims Amount” means the difference between (i) the funds then remaining in the Fundamental Transaction Escrow Account at the Fundamental Transaction Escrow Release Date minus (ii) the aggregate maximum amount of any unresolved claims for indemnification made by a Buyer Indemnitee as of the Fundamental Transaction Escrow Release Date under this Agreement (a “Pending Claim”).
“General Partner” has the meaning set forth in the recitals.
“General Partner Equity” means 100% of the outstanding equity interest of General Partner. “Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“GP Seller” has the meaning set forth in the recitals.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated, prohibited, designated, defined or otherwise determined to be hazardous, acutely hazardous, toxic, dangerous, deleterious, explosive, radioactive or a pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS).
“Indemnification Escrow Amount” means an amount equal to ten percent (10.0%) of the Purchase Price.
“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(iii). “Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05. “Independent Accountant” has the meaning set forth in Section 2.07(c)(iii).
“Intercompany Agreements” means all Contracts in effect as of the entry into this Agreement that are solely between or among Sellers or their subsidiaries or Affiliates (other than the Purchased Entities) on the one hand, and any of the Purchased Entities, on the other hand, with respect to the conduct of the Business, other than the Organizational Documents of the Purchased Entities.
“Insurance Policies” has the meaning set forth in Section 4.12.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including industrial design registrations, certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto (excluding Personal Information), whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual property and proprietary rights.

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“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property that are primarily used or held for use in the conduct of the Business as currently conducted to which Sellers or one of their subsidiaries is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers or one of their subsidiaries and primarily used or held for use in the conduct of the Business as currently conducted.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04. “Interim Balance Sheet Date” has the meaning set forth in Section 4.04. “Interim Financial Statements” has the meaning set forth in Section 4.04. “Inventory” has the meaning set forth in Section 2.01(b).
“ITA” means the Income Tax Act (Canada), and the regulations promulgated thereunder.
“Knowledge” means the Knowledge of the Buyer, Knowledge of the Operator or Knowledge of the Sellers, as applicable.
“Knowledge of the Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of Brent Templeton.
“Knowledge of the Operator or the Operator’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of Kieran Burke.
“Knowledge of the Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of Tim Fisher, Brian Witherow, David Hoffman, the Park manager, the director of finance for the Park and the director of maintenance for the Park.
“Law” means any applicable statute, law, ordinance, regulation, municipal by-law, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any Governmental Authority.
“Leases” has the meaning set forth in Section 4.10(h).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Licensed Intellectual Property” means all Intellectual Property in which Sellers or any of their subsidiaries holds any rights or interests granted by other Persons, including any of Sellers’ Affiliates, that is primarily used or held for use in the conduct of the Business as currently conducted.
“Limited Partnership” has the meaning set forth in the recitals.
“Limited Partnership Agreement” means the Limited Partnership Agreement of Parc Six Flags Montreal, S.E.C. dated April 5, 2001, as amended to permit and give effect to the allocation of income and loss in Section 6.13(a) for the Limited Partnership’s Straddle Period.
“Limited Partnership Equity” means 100% of the outstanding equity interests of Limited Partnership, except for the outstanding equity interests of Limited Partnership held by General Partner.
“LiquorCo” has the meaning set forth in the recitals.
“LiquorCo Equity” means 100% of the outstanding equity interests of LiquorCo.
“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any damages that are punitive, exemplary, speculative, remote or not reasonably unforeseeable, except to the extent actually awarded to a third party.
“LP Seller” has the meaning set forth in the recitals.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or (b) the ability of Sellers to consummate the transactions contemplated hereby prior to the Drop Dead Date; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes in or generally affecting the economy or political, legislative or regulatory conditions, in each case in the United States, Canada or elsewhere in the world, including any changes in currency exchange rates, interest rates, monetary policy or inflation; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, credit or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, terrorism, cyberattacks, cybersecurity breaches, social unrest, protests, insurrections or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Law or accounting rules, including ASPE or interpretations thereof; (vii) the execution of this Agreement or the public announcement, pendency or completion of the transactions contemplated by this Agreement (including the identity of Buyer and its Affiliates, the impact on the transactions contemplated hereby on the relationships, contractual or otherwise, of the Business with employees, labour unions, customers, suppliers or partners, and any Action with respect to the transactions contemplated hereby) (provided that this clause (vii) shall not apply to the representations and warranties in Section 4.03 of this Agreement to the extent such representations and warranties expressly purport to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement); (viii) any hurricane, cyclone, tornado, earthquake, flood, tsunami or other comparable events, including any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, disease outbreaks, other public health events or any worsening thereof and any quarantine or similar applicable Laws, directives, guidelines or recommendations promulgated by any Governmental Authority; (x) any failure by the Business to meet

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any internal or published projections, forecasts, budgets (including any 2026 Season Budget) or revenue or earnings predictions or other financial metrics for any period, including in connection with any attendance shortfalls, ride shutdowns or other routine maintenance and safety inspections (provided that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); and (xi) any changes in the share price or trading volume of Sellers’ controlling shareholder’s securities or in the credit rating of Sellers or any of their subsidiaries; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi),
(viii) and (ix) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).
“Material Casualty” means any Casualty, the result of which is that any loss or damage to the Purchased Assets will not be fully repaired and restored (or such Purchased Assets replaced) by Closing, and (a) the loss or damage is of an extent that, as a result of such loss or damage, the Park is not reasonably able to (i) be open and operating in the ordinary course of business by its regularly scheduled 2026 opening date, and (ii) operate in the ordinary course of business for the 2026 season or (b) the estimated cost of all repairs, restorations and replacements from such Casualty exceeds twelve and one-half percent (12.5%) of the value allocated to the Park pursuant to Section 2.06.
“Material Condemnation” means any Condemnation, the result of which is that the loss of any Purchased Assets or any part thereof is of an extent that, as a result of such loss, the Park is not reasonably able to (a) be open and operating in the ordinary course of business by its regularly scheduled 2026 opening date, and (b) operate in the ordinary course of business for the 2026 season.
“Material Contracts” has the meaning set forth in Section 4.07(a). “Material Suppliers” has the meaning set forth in Section 4.14.
“Multi-Employer Plan” means any Benefit Plan (a) to which a Purchased Entity is required to contribute pursuant to a collective bargaining agreement, trust agreement, participation agreement or other similar agreements, (b) is not sponsored or administered by the a Purchased Entity, and (c) in which employers other than the Purchased Entities participate or are eligible to participate, but excludes any Assumed Benefit Plan and Excluded Benefit Plan.
“Non‑Resident” means a person that is a non-resident of Canada for the purposes of the ITA or a partnership that is not a “Canadian partnership” as defined in the ITA.
“Non-Resident Sellers” has the meaning set forth in Section 2.09(a).
“OpCo” means the entity to be incorporated as a wholly owned subsidiary of the Limited Partnership as part of the Pre-Closing Restructuring pursuant to Section 6.22.
“OpCo Distribution” has the meaning set forth in Section 6.22(b)(i).
“OpCo Equity” means 100% of the outstanding equity interests of OpCo owned by the Partnership following the Pre-Closing Restructuring.

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“OpCo Purchase Price” means the portion of the Purchase Price allocated to the OpCo Equity pursuant to the Allocation Schedule.
“Operator” has the meaning set forth in the introductory paragraph. “Operator Closing Certificate” has the meaning set forth in Section 7.03(e). “Operator Plans” has the meaning set forth in Section 6.05(f).
“Operator Released Person” has the meaning set forth in Section 10.13(b). “Operator Releasing Person” has the meaning set forth in Section 10.13(b). “Operator’s Accountants” means Forvis Mazars, LLP.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, articles of organization, certificate of formation, regulations, operating agreement, certificate of limited partnership, limited liability company agreement, company agreement or partnership agreement, shareholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Outside Claim Date” has the meaning set forth in Section 8.01.
“Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the Business and the Retained Businesses, including with respect to tax, legal, compliance and governmental affairs, information technology support, audit, accounting, treasury, insurance, business development, and intercompany financing and access to shared facilities.
“Owned Real Property” means the property which is subject to the Emphyteusis and further described in Section 4.10(a) of the Sellers Disclosure Schedules.
“Park” has the meaning set forth in the Recitals to this Agreement.
“Park Customer” means an individual who has, within the two-year period prior to the date of this Agreement, (i) purchased a membership, season pass or a one-day or multi-day pass or ticket issued by and providing access to the Park, or (ii) otherwise engaged in a transaction with Seller or its subsidiaries at the Park, such as purchasing parking or a dining plan at the Park.
“Park Customer Information” means transaction history, contact data and other similar raw customer account data, including any Personal Information contained therein, in Sellers’ or their subsidiaries’ possession or control as of immediately prior to the Closing regarding Park Customers solely to the extent related to their experience at the Park; provided that Park Customer Information shall not include any information that constitutes an Excluded Asset or any credit card numbers, social security numbers, or other information to the extent prohibited by Law.
“Party” means a party to this Agreement, and any reference to a Party includes its successors and permitted assigns, and “Parties” means every Party.
“Patents” has the meaning set forth in the definition of Intellectual Property.

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“Paying Agent” means Laurel Hill Escrow Services Company.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, declarations of compliance, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, trust, association or other entity.
“Personal Information” means information that is considered “personal information,” “personally identifiable information,” or “personal data” under any Data Security and Privacy Requirement.
“Post-Closing Adjustment” has the meaning set forth in Section 2.07(b)(ii). “Post-Closing Deficit” has the meaning set forth in Section 2.07(d)(i).
“Post-Closing Representation” has the meaning set forth in Section 10.14(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing and, with respect to any taxable period beginning before and ending after the Closing, the portion of such taxable period beginning after the Closing.
“Pre-Closing Restructuring” has the meaning set forth in Section 6.22(a).
“Pre-Closing Straddle Period” means the portion of a Straddle Period that begins before the Closing and ends on and includes the Closing.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing and, with respect to any Straddle Period, the Pre-Closing Straddle Period.
“Privacy Laws” means any Law relating to the collection, use, handing, processing, retention, disclosure, transfer or protection of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Québec), as well as any other Law, recommendation or opinion replacing, adding to or amending, extending, reconstituting or consolidating other similar Laws of other jurisdictions, and includes CASL.
“Privileged Communications” has the meaning set forth in Section 10.14(b).
“Pro Rata Share” means (a) with respect to LP Seller, 99.9995% and (b) with respect to GP Seller, 0.0005%.
“Prorated Amount” means any amounts as of 12:01 a.m. on the Closing Date that (a) were paid by Sellers or any Affiliate thereof (including any Purchased Entity) prior to the Closing Date to the extent related to periods after the Closing Date (“Sellers Prorated Amounts”); or (b) are to be paid by Buyer, the Operator or a Purchased Entity, as applicable, after the Closing Date to the extent related to periods prior to the Closing Date (“Buyer Prorated Amounts”), in each case, with respect to real estate taxes, rent, and all utilities servicing the Park, including water, sewer, telephone, electricity and gas service, and in each case of clauses (a) and (b) that are not reflected in the Estimated Closing Working Capital Statement.

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“Purchased Entities” means, collectively, the Limited Partnership, the General Partner, OpCo and LiquorCo.
“Purchased Entities Equity” means, collectively, 100% of the outstanding equity interests of (i) the Limited Partnership, except for the outstanding equity interests held in Limited Partnership held by General Partner, (ii) the General Partner, (iii) OpCo, and (iv) LiquorCo.
“Purchased Entities Corporate Documents” has the meaning set forth in Section 2.02(l). “Purchased Assets” has the meaning set forth in Section 2.01.
“Purchase Price” has the meaning set forth in Section 2.04. “Purchase Price Adjustment Escrow Amount” means $300,000.
“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 3.02(c)(ii). “QTA” means the Taxation Act (Québec).
“Québec Clearance Certificate” has the meaning set out in Section 2.09(b). “Québec Release Date” has the meaning set out in Section 2.09(b). “Québec Withheld Amount” has the meaning set out in Section 2.09(b). “Registered Pension Plan” has the meaning set forth in Section 4.17(c).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture or any sewer system), or any similar act or event as defined in any Environmental Law.
“Release Date” has the meaning set out in Section 2.09(a). “Released Claims” has the meaning set forth in Section 10.13.
“Relevant Fiscal Period” has the meaning set forth in Section 6.13(a). “Remittance” has the meaning set out in Section 2.09(d).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, insurance brokers, employee benefits brokers, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.07(c)(ii). “Restricted Business” means the operation of any amusement parks. “Restricted Period” has the meaning set forth in Section 6.07(b).

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“Retained Businesses” means the businesses and operations of Sellers and their subsidiaries (other than the Purchased Entities) other than the Business.
“Retained Contracts” has the meaning set forth in Section 2.02(c). “Reverse Termination Fee” means an amount of $4,000,000. “Review Period” has the meaning set forth in Section 2.07(c)(i).
“Seller Restricted Employee” has the meaning set forth in Section 6.07(c).
“Sellers” has the meaning set forth in the preamble and “Seller” means either one of the Sellers. “Sellers Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group of which Sellers or any of their subsidiaries (including the Purchased Entities) is or was a member together with Sellers or any current or former Affiliate thereof on or prior to the Closing Date for Tax purposes.
“Sellers Closing Certificates” has the meaning set forth in Section 7.02(h).
“Sellers Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.
“Sellers Indemnitees” has the meaning set forth in Section 8.03.
“Sellers Prorated Amounts” has the meaning set forth in the definition of “Prorated Amount”. “Sellers Released Persons” has the meaning set forth in Section 10.13(c).
“Sellers Releasing Person” has the meaning set forth in Section 10.13(c). “Sellers’ Accountants” means Deloitte LLP.
“Settlement Statement” has the meaning set forth in Section 3.02(a)(iv). “Software” has the meaning set forth in the definition of Intellectual Property. “Statement of Objections” has the meaning set forth in Section 2.07(c)(ii). “Straddle Period” has the meaning set out in Section 6.13(c).
“Target Working Capital” means $296,847.
“Tax Claim” has the meaning set forth in Section 6.13(d)(i).
“Taxes” means (i) all federal, provincial, state, local, municipal, foreign and other income, gross receipts, sales, goods and services, harmonized sales, provincial sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll (including Canada Pension Plan and provincial pension plan premiums, health insurance and employment insurance premiums), employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property, customs, duties, tariffs or other taxes, fees, assessments or charges of any kind whatsoever (including any deemed overpayment or obligations to repay an amount in respect of CEWS), together with

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any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any express or implied obligation to indemnify any other Person or of being a transferee, successor or a member of a related, non-arm's length, affiliated or combined group.
“Tax Escrow Agent” means Laurel Hill Escrow Services Company.
“Tax Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Buyer, the Operator, Sellers and the Tax Escrow Agent, provided that no such agreement will be entered into if both the CRA Clearance Certificate and the Québec Clearance Certificates are delivered to the Buyer prior to Closing.
“Tax Refund” has the meaning set out in Section 6.13(e).
“Tax Return” means any return, declaration, report, claim for refund, elections, designations, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.
“Territory” means a radius of 160 kilometers (measured by driving distance) from the exterior property line of the Owned Real Property.
“Third-Party Claim” has the meaning set forth in Section 8.05(a). “Third-Party Consent” has the meaning set forth in Section 6.08(b). “Title Company” means First Canadian Title Insurance Company Ltd.
“Title Insurance Policy” means an owner’s title insurance policy with respect to the Owned Real Property, issued by the Title Company, as the Buyer may reasonably require.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property. “Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Transaction Expenses” means, collectively, the following fees and expenses of Sellers incurred in connection with the transactions contemplated by this Agreement to the extent such fees, costs, and expenses remain unsatisfied as of immediately prior to the Closing (a) all fees, costs, expenses and bonuses incurred or payable by Sellers or any Purchased Entity to any Person in connection with the negotiation of this Agreement or the Ancillary Documents and/or the consummation of the transactions contemplated thereby or hereby, including fees, costs and expenses payable to attorneys, accountants, financial advisors, brokers, investment banks or other Representatives (excluding any fees payable under any of the Ancillary Documents by any Purchased Entity to Sellers or their Affiliates), (b) all Liabilities or obligations for severance, stay bonuses, retention bonuses, transaction bonuses, change of control payments and other similar payments triggered solely as a result of the transactions contemplated by this Agreement, including any employer contributions owed to any retirement plan in respect of such amounts, and any employer portion of any employment, payroll, social security, unemployment, withholding or other Taxes payable by any Purchased Entity in connection with or as a result of the payment of such amounts included in this clause, other than Liabilities included as Current Liability in the calculation of Closing Working Capital,
(c) fifty percent (50%) of the costs and expenses of the Escrow Agent and Tax Escrow Agent, and (d) Sellers’ portion of the cost of the Title Insurance Policies.

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“Transferred Assets and Liabilities” has the meaning set forth in Section 6.22(a)(vii). “Transferred Employees” has the meaning set forth in Section 6.05(a).
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii) “Triggering Transaction” has the meaning set forth in Section 8.09(a). “Unaudited Financial Statements” has the meaning set forth in Section 4.04. “Union” has the meaning set forth in Section 4.18(b).
“U.S. Parks Transaction” means the closing of the sale of Sellers’ Affiliates theme park and related facilities known as Worlds of Fun, Michigan’s Adventure, Valleyfair, Six Flags Great Escape, Schlitterbahn Waterpark Galveston, and Six Flags St. Louis and all and related business assets to EPR Properties, an Affiliate of Buyer, pursuant to that certain Equity Purchase Agreement of even date herewith.
“Water Rights” shall mean all water, wells and bore licenses, allocations, authorities, approvals, easements and other rights, to take, transport or use water or maintain or use or construct dams, pumps, basins, pipes or other water works, whether statutory, contractual or otherwise, appurtenant to the Owned Real Property or otherwise held by Sellers, and all final and pending permits, consents, authorizations, variances, waivers, entitlements and approvals from any Person with respect to the same, and any applications therefor.
“Water Rights Lease” means to lease agreement no: 2024-086 executed on October 17, 2024, between the Ministre de l’environnement, de la lutte contre les changements climatiques, de la faune et des parc, as landlord, and the Limited Partnership, as tenant, granting Water Rights to the Limited Partnership with respect to a portion of the State's water domain forming part of the bed of the St. Lawrence River located opposite of a part of lot number 2 395 695 of the Cadastre du Québec, Registration Division of Chambly;
“Willful Breach” means a breach that is a consequence of an intentional act or omission taken by a Party with the knowledge that such action or omission constitutes a material breach of this Agreement.
“Withheld Amount” has the meaning set out in Section 2.09(a).
ARTICLE II PURCHASE AND SALE
Section 2.01 Purchase and Sale of Equity. Subject to the terms and conditions set forth herein, at the Closing:
(a)Limited Partnership shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Operator and Operator (or its designee) shall purchase, acquire and accept from Limited Partnership, free and clear of any Encumbrances other than transfer restrictions arising under applicable securities Laws, all of Limited Partnership’s or its subsidiaries’ right, title and interest in, to and under all of the (i) the LiquorCo Equity and (ii) the OpCo Equity; and

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(b)Immediately following the OpCo Distribution, LP Seller shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Buyer (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from LP Seller, free and clear of any Encumbrances other than transfer restrictions arising under applicable securities Laws, all of LP Seller’s right, title and interest in, to and under all of the Limited Partnership Equity. Concurrently, GP Seller shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Buyer (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from GP Seller, free and clear of any Encumbrances other than transfer restrictions arising under applicable securities Laws, all of GP Seller’s right, title and interest in, to and under all of the General Partner Equity.
Closing of the transactions set forth in this Section 2.01 shall occur in the order provided by the above paragraphs. The Sellers shall cause all intercompany accounts, balances, and indebtedness between any of the Purchased Entities, on the one hand, and any of the Sellers, on the other hand, to be fully settled, eliminated, or otherwise extinguished prior to the Closing, without any further liability to the Purchased Entities following Closing.
Section 2.02 Purchased Assets The parties hereto intend, and Sellers agree that, at the Closing, the Purchased Entities shall collectively own, directly or indirectly, all of Sellers’ or their subsidiaries’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired prior to Closing (in all cases other than the Excluded Assets), free and clear of any Encumbrances (other than Permitted Encumbrances), which primarily relate to, or are primarily used or held for use in connection with, the Business as of immediately prior to the Closing (collectively, the “Purchased Assets”), including the following:
(a)all accounts or notes receivable, and any security, claim or other right related thereto, and all other Current Assets solely to the extent included in the calculation of Closing Working Capital (“Accounts Receivable”);
(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, in each case, primarily related to the Business (“Inventory”);
(c)all Contracts that are set forth on Section 2.02(c) of the Sellers Disclosure Schedules, in each case other than any insurance policies of any kind (the “Retained Contracts”) provided, that not less than two (2) Business Days prior to the Closing Date, Sellers may add additional Contracts to Section 2.02(c) of the Sellers Disclosure Schedule to the extent that each such Contract solely relates to the Business and was entered into with Operator’s consent, which may not be unreasonably withheld, conditioned or delayed;
(d)all Intellectual Property Assets;
(e)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, in each case primarily related to the Business that are at the Owned Real Property or that are set forth on Section 2.02(e) of the Sellers Disclosure Schedules, including any credentials for Business IT Systems included in the Purchased Assets;
(f)all of the Limited Partnership’s rights, title and interest as emphyteuta in and to the Owned Real Property, in accordance with and subject to the provisions of the Emphyteusis;

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(g)the Water Rights Lease;
(h)all Permits, including Environmental Permits, which are held by Sellers or any of their subsidiaries, that are primarily related to the Business and are required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, in each case to the extent transferable under Law or Environmental Law, including those listed on Section 4.15(b) and Section 4.16(b) of the Sellers Disclosure Schedules;
(i)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case to the extent primarily related to the Business and, in the case of any such assets that are Current Assets, solely to the extent included in the calculation of Closing Working Capital;
(j)all of Sellers and their subsidiaries’ rights under warranties, indemnities and all similar rights against third parties, in each case, to the extent primarily related to any Purchased Assets and, in the case of any such assets that are Current Assets, solely to the extent included in the calculation of Closing Working Capital;
(k)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, records and data (including correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, in each case (A) that are primarily related to the Business and that are in the possession or control of Sellers and their subsidiaries on the Closing Date and not already at the Owned Real Property and (B) other than any books, records or other materials that Sellers and their subsidiaries is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Buyer) and; provided, that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this Section 2.02(k), Sellers shall be permitted to keep, subject to compliance with Section 6.06, (I) copies of such books, records or other materials to the extent (x) required to demonstrate compliance with Law or pursuant to internal compliance procedures or internal record retention policies, (y) necessary to conduct the business of or related to the Excluded Assets, or (z) related to Sellers’ obligations under this Agreement or any Ancillary Document or to any Excluded Assets or Excluded Liabilities and (II) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business; provided, further, that the transfer of any such books, records or other materials that are Purchased Assets pursuant to this clause (j) is subject to compliance with applicable Laws concerning privacy, data security, or data breach notification (“Books and Records”);
(l)the corporate seals, Organizational Documents, minute books, Tax Returns (including all work papers), books of account or other records having solely to do with the corporate organization of the Purchased Entities (collectively, the “Purchased Entities Corporate Documents”);
(m)Park Customer Information;
(n)all goodwill primarily related to the Business; and

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(o)all Assumed Benefit Plans, the Assumed Benefit Plan Contracts and the assets attributable thereto.
Notwithstanding anything to the contrary contained herein, the Purchased Assets shall only include Current Assets to the extent such Current Assets fall within the current asset line items shown on Section 2.07(a)(ii) of the Sellers Disclosure Schedules and are included in the calculation of the Closing Working Capital.
The transfer of “right, title and interest” in any of the foregoing assets (other than as set forth in Section 2.02(d) does not, and is not intended to, constitute or imply the transfer or assignment of any Intellectual Property Assets, and notwithstanding anything herein to the contrary, no Intellectual Property that does not fall within clause (d) of this Section 2.02, is or will be deemed to be included in any other clause of this Section 2.02.
A single asset may fall within more than one of clauses (a) through (o) in this Section 2.02; such fact does not imply that (1) such asset shall be transferred more than once or (2) any duplication of such asset is required.
After the Closing Date, Sellers shall take all actions (and shall cause its subsidiaries to take such actions) reasonably requested by Buyer or the Operator, as applicable, to effect the transfer to the applicable Purchased Entity of any Purchased Asset not owned by the applicable Purchased Entity as of the Closing for no additional consideration. Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital pursuant to Section 2.07 to have occurred as of immediately prior to 12:01 a.m. (Eastern Time) on the Closing Date.
Section 2.03 Excluded Assets. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)all Contracts that are not Retained Contracts, including, for the avoidance of doubt, all Contracts to which Sellers or any of their Affiliates is a party or a beneficiary that do not primarily relate to the Business (the “Excluded Contracts”) and all Contracts set forth on Section 2.03(a) of the Sellers Disclosure Schedule;
(b)the corporate seals, Organizational Documents, minute books, share ledgers, Tax Returns (including all work papers), books of account or other records having to do with the corporate organization of each Seller or its subsidiaries (other than the Purchased Entities Corporate Documents);
(c)all Excluded Benefit Plans, the Excluded Benefit Plan Contracts and the assets attributable thereto;
(d)the trade name “Six Flags” and any derivatives thereof, together with any Trademarks and Copyrights containing any such names or any marks or names confusingly similar thereto and all Intellectual Property associated with the foregoing, and each other Trademark, Copyright or other Intellectual Property used in the Business and listed on Section 2.03(d) of the Sellers Disclosure Schedules (collectively, the “Excluded Intellectual Property”);
(e)any Personal Information that cannot be transferred under applicable Law or Sellers’ or any of their subsidiaries’ privacy policies or notices applicable to such Personal Information;

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(f)any data or information (including Personal Information) in the possession or control of Sellers or any of their subsidiaries from or related to customers, patrons or other consumers that is not Park Customer Information;
(g)the assets, properties and rights specifically set forth on Section 2.03(g) of the Sellers Disclosure Schedules;
(h)all equity interests in GP Seller and LP Seller or any of their subsidiaries (other than the Purchased Entities);
(i)all cash and cash equivalents, all accounts or notes receivable, and any security, claim or other right related thereto, in each case other than the Accounts Receivable;
(j)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case other than as primarily related to the Business and, for the avoidance of doubt, any such amounts included in the calculation of the Credit Payment;
(k)all of Sellers’ or any of their subsidiaries’ rights under warranties, indemnities and all similar rights against third parties, in each case to the extent not primarily related to any Purchased Assets and, in the case of any such assets that are Current Assets, not included in the calculation of Closing Working Capital;
(l)all real property and leasehold interests in real property other than the those expressly set out in Section 2.02(f) in respect of the Owned Real Property and the Water Rights Lease;
(m)all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;
(n)all Permits, including Environmental Permits, that are not transferable under applicable Law, including Environmental Law;
(o)the rights which accrue or will accrue to Sellers or any of their subsidiaries under this Agreement and the Ancillary Documents;
(p)(i) all attorney-client privilege and attorney work-product protection of Sellers and their subsidiaries (including the Purchased Entities), including as a result of legal counsel representing Sellers and their subsidiaries (including the Purchased Entities) in connection with the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents, (ii) all documents maintained by Sellers or any of their subsidiaries (including the Purchased Entities) in connection with the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents (including all records (x) relating to the negotiation and consummation of the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents (including letters of intent or bids submitted by third-parties) or (y) prepared in connection with the potential divestiture of all or a part of the Business);
(q)(i) any and all books, records, correspondence, other documents and litigation files and the right to receive mail and communications addressed to Sellers, in each case, to the extent

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relating to the Excluded Assets or Excluded Liabilities, (ii) copies of the Purchased Entities Corporate Documents and (iii) copies of the Park Customer Information;
(r)any and all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including correspondence with Governmental Authorities), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to Intellectual Property and all other certificates and other documents of Sellers or any of their subsidiaries that are not Books and Records pursuant to Section 2.02(k);
(s)any and all other assets, properties and rights of Sellers or any of their Affiliates that do not primarily relate to, or are primarily used or held for use in connection with, the Business, and are not specifically included in the Purchased Assets; and
(t)any and all assets transferred, assigned or otherwise disposed of by Sellers or any of their subsidiaries prior to the Closing and Contracts that expire or are terminated, in each case, without violating Section 6.01.
The parties acknowledge and agree that no Purchased Entity (nor Buyer or the Operator) will acquire any direct or indirect right, title and interest in any Excluded Assets. After the Closing Date, Buyer, the Operator and the Purchased Entities shall take all actions (and shall cause their Affiliates to take all actions) reasonably requested by Sellers to effect the foregoing, including the return of any Excluded Assets for no additional consideration. Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital pursuant to Section 2.07 to have occurred as of immediately prior to 12:01 a.m. (Eastern Time) on the Closing Date.
Section 2.04 Assumed Liabilities. Subject to the terms and conditions set forth herein, effective at the Closing, the Purchased Entities shall have only the following Liabilities (collectively, the “Assumed Liabilities”) (which for greater certainty exclude any Liabilities related to any breach of or inaccuracy in any representations or warranties of any Seller):
(a)all Liabilities arising out of, in connection with, or related to the operation of the Business or the Purchased Assets after the Closing (other than the Excluded Liabilities), including in respect of any Action (whether class, individual or otherwise in nature, in Law or in equity) arising out of or in connection with the Purchased Assets or the operation of the Business, in each case, in connection with facts, events or conditions occurring after the Closing;
(b)all accounts payable to the extent related to, arising out of or in connection with, the Business, liabilities of the type described in the definition of Credit Payment to the extent such liabilities are included in the calculation of the Credit Payment and all other Current Liabilities, in each case solely to the extent included in the calculation of Closing Working Capital or the Credit Payment (collectively, “Assumed AP”);
(c)all Liabilities in respect of the Retained Contracts, provided, however, this Section 2.04(c) does not affect Sellers’ obligations under Section 2.05(l);

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(d)all Liabilities for Taxes relating to the Business or the Purchased Assets with respect to the ownership, operation, or use of the Business or the Purchased Assets, relating to the Post-Closing Tax Period;
(e)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, events or conditions occurring after the Closing and related to the Business, the Purchased Assets or the Purchased Entities;
(f)all Liabilities with respect to each Assumed Benefit Plan, the Assumed Benefit Plan Contracts and the assets attributable thereto; and
(g)all other Liabilities identified in Section 2.04(g) of the Sellers Disclosure Schedules.
The fact that a Liability may be excluded under one clause does not imply that it is not intended be included under another.
Section 2.05 Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, as of the Closing, neither Buyer, the Operator nor any Purchased Entity shall assume or be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates (including the Purchased Entities for periods prior to the Closing) of any kind or nature whatsoever other than the OpCo’s assumption of the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(a)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(b)all Liabilities for (i) Taxes relating to the Business, the Purchased Entities, or the Purchased Assets with respect to the ownership, operation, or use of the Business or the Purchased Assets for any Pre-Closing Tax Period (for greater certainty, Taxes shall be computed in accordance with Section 6.13(c) with respect to Pre-Closing Straddle Periods), or (ii) Taxes on Sellers or any Purchased Entity that arise out of the consummation of the transactions contemplated hereby;
(c)all Liabilities relating to or arising out of the Excluded Assets, including the Excluded Contracts;
(d)all Liabilities in respect of any Action (i) arising out of, relating to or otherwise, in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation prior to the Closing or (ii) pending or threatened as of the Closing to which any Purchased Entity is a party to the extent arising out of or relating to facts, events or conditions existing on or prior to the Closing;
(e)any Liabilities of Sellers or any Purchased Entity arising under or in connection with any Excluded Benefit Plan, the Excluded Benefit Plan Contracts and the assets attributable thereto, whensoever arising;
(f)any Liabilities of Sellers or their respective subsidiaries or Affiliates (including the Purchased Entities) for any present or former employees, officers, directors, retirees, independent

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contractors or consultants of Sellers or their respective subsidiaries or Affiliates (including the Purchased Entities), including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, in each case, with respect to periods prior to the Closing, other than any Liability included as a Current Liability in the calculation of Closing Working Capital;
(g)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, events or conditions existing on or prior to the Closing and related to the Business, the Purchased Assets or the Purchased Entities;
(h)any accounts payable that are not Assumed AP;
(i)any Liabilities associated with debt, loans or credit facilities of Sellers or any of their subsidiaries owing to financial institutions or otherwise;
(j)any Liabilities, if any, to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers or their respective subsidiaries (including the Purchased Entities) (and including with respect to any breach of fiduciary obligations by same) with respect to events, facts or conditions occurring prior to the Closing;
(k)any Liabilities in respect of Transaction Expenses;
(l)any Liabilities in respect of the Retained Contracts, but only to the extent that such Liabilities thereunder relate to any failure to perform, improper performance or other breach, default or violation by Sellers or their subsidiaries prior to the Closing; and
(m)any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their subsidiaries to comply with any Law or Governmental Order.
Section 2.06 Purchase Price. The aggregate purchase price for the Purchased Entities Equity shall be twelve million and five hundred thousand Dollars ($12,500,000), subject to adjustment pursuant to Section 2.07 hereof (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 3.02.
Section 2.07 Purchase Price Adjustment.
(a)Closing Adjustment.
(i)At the Closing, the OpCo Purchase Price shall be, without duplication, (1) either (A) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.07(a)(ii) is greater than the Target Working Capital, or (B) decreased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.07(a)(ii)) is less than the Target Working Capital, (2) decreased by the amount of the Credit Payment, (3) increased by the amount, if any, of the Sellers Prorated Amounts, (4) decreased by the amount, if any, of the Buyer Prorated Amounts and (5) increased by the amount, if any, of Closing Date Cash (the “Closing Date Payment”).
(ii)At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to the Operator a statement setting forth its good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall be substantially in the form of Section 2.07(a)(ii) of the Sellers Disclosure Schedules (the

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“Estimated Closing Working Capital Statement”), (B) the Prorated Amount (the “Estimated Prorated Amount”), including the Buyer Prorated Amounts and the Sellers Prorated Amounts, (C) the Credit Payment (the “Estimated Credit Payment”) and (D) the Closing Date Cash (the “Estimated Closing Date Cash”), and such statement, together, with the Estimated Closing Working Capital Statement, the “Estimated Closing Statement”), and a certificate of the Chief Financial Officer of LP Seller certifying that the Estimated Closing Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, subject to the modifications and limitations set forth on Section 2.07(a)(ii) of the Sellers Disclosure Schedules.
(b)Post-Closing Adjustment.
(i)Within one ninety (90) days after the Closing Date, the Operator shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, the Prorated Amount, the Credit Payment, and the Closing Date Cash which statement shall be substantially in the form of Section 2.07(a)(ii) of the Sellers Disclosure Schedules with respect to the calculation of Closing Working Capital (the “Closing Statement”), and a certificate of the Manager of the Operator certifying that the Closing Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, subject to the modifications and limitations set forth on Section 2.07(a)(ii) of the Sellers Disclosure Schedules. The Closing Statement shall not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the transactions contemplated hereby or changes due to events occurring or arising following the Closing. If the Operator fails to timely deliver the Closing Statement, the Estimated Closing Statement shall be deemed the final Closing Statement and shall be binding on the Operator, Buyer and the Sellers, unless the Operator, Buyer and Sellers otherwise agree to an extension in writing.
(ii)The “Post-Closing Adjustment” shall be an amount (which may be a positive or negative number) equal to (x) the sum of the Closing Working Capital, Prorated Amount, the Credit Payment and the Closing Date Cash (as finally determined in accordance with Section 2.07(c)) minus (y) the sum of the Estimated Closing Working Capital, the Estimated Prorated Amount, the Estimated Credit Payment and the Estimated Closing Date Cash (each as reflected on the Estimated Closing Statement).
(c)Examination and Review.
(i)Examination. After receipt of the Closing Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the relevant books and records of the Operator, the personnel of, and work papers prepared by, the Operator and/or the Operator Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the Operator’s possession) relating to the Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Operator.

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(ii)Objection. Any time prior to 11:59 p.m. on the last day of the Review Period, Sellers may object to the Closing Statement by delivering to the Operator a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers delivers the Statement of Objections before the expiration of the Review Period, the Operator and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by both the Operator and Sellers, shall be final and binding. The Operator and Sellers each acknowledge and agree that all discussions related to the Statement of Objections are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state statute.
(iii)Resolution of Disputes. If Sellers and the Operator fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Kroll Inc. or if Kroll Inc. is unable to serve, the Operator and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants, Buyer’s Accountants or Operator’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve, in accordance with the guidelines and procedures set forth in this Agreement, the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountant’s determination of the Disputed Amount shall be based solely on written presentations submitted by the Operator and Sellers which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review) and any discussions between the Independent Accountant and a party may only occur in the presence (including by telephone or video conference) of the other party.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and the Operator, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or the Operator, respectively, bears to the aggregate amount actually contested by Sellers and the Operator. For example, if the Operator claims the Closing Working Capital is one thousand dollars ($1,000) less than the amount determined by Sellers, and Sellers contests only five hundred dollars ($500) of the amount claimed by the Operator, and if the Independent Accountant ultimately resolves the dispute by awarding the Operator three hundred dollars ($300) of the five hundred dollars ($500) contested, then the fees, costs and expenses of the Independent Accountant will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Sellers and forty percent (40%) (i.e., 200 ÷ 500) to the Operator.

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Prior to the Independent Accountant’s determination of the items under dispute on the Closing Statement, (i) the Operator, on the one hand, and Sellers, on the other hand, shall retain the Independent Accountant and each pay fifty percent (50%) of any retainer paid to the Independent Accountant, and (ii) during the engagement of the Independent Accountant, the Independent Accountant will bill fifty percent (50%) of the total charges to each of the Operator, on the one hand, and Sellers, on the other hand.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, and shall not be, absent manifest error, subject to appeal or further review.
(d)Payments of Post-Closing Adjustment.
(i)If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Post-Closing Deficit”), Sellers and the Operator shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) first to the Operator, an amount equal to the Post-Closing Deficit, and (B) then to Sellers, any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Deficit is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Sellers and the Operator shall jointly instruct the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to the Operator the amount by which the Post-Closing Deficit exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund).
(ii)If the Post-Closing Adjustment is a positive number, within five (5) Business Days after the final determination of the Post-Closing Adjustment, (A) the Operator shall disburse by wire transfer of immediately available funds to Sellers the amount of the Post-Closing Adjustment, and (B) Sellers and the Operator shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to Sellers the Purchase Price Adjustment Escrow Fund.
(e)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Purchase Price allocable to the relevant Purchased Entity by the parties for all applicable income Tax purposes, except as otherwise required by Law.
Section 2.08    Title Insurance.
(a)Buyer shall have fifteen (15) days following the execution of this Agreement to notify Sellers, in writing, of any objections to title of any Owned Real Property that Buyer reasonably believes will have a material adverse effect on the Park operated on such Owned Real Property. Any title matter to which Buyer does not so object by such time shall be deemed a Permitted Encumbrance, but notwithstanding anything to the contrary herein, any matter timely objected to by Buyer shall not be deemed a Permitted Encumbrance unless such objection is expressly waived by Buyer in writing.

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(b)In the event Buyer shall so timely notify Partnership Sellers of any objection(s) to title, Partnership Sellers shall have the right, but not the obligation, at such Sellers’ sole cost and expense, to cure such objection(s) prior to Closing and Partnership Sellers shall, within five (5) Business Days after receipt of Buyer’s timely notice of objection(s), notify Buyer in writing whether Partnership Sellers elect to attempt to cure such objection(s) (any such objection that such Sellers elects to cure, a “Title Objection”).
(c)If Partnership Sellers elect not to cure any objection(s) specified in Buyer’s notice, or if Partnership Sellers fail to cure any Title Objections prior to Closing to the reasonable satisfaction of Buyer, Buyer shall have the following options: (i) to proceed with the Acquisition, specifically including any matter objected to by Buyer which Partnership Sellers have elected not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Encumbrance), without reduction of the Purchase Price, or (ii) to terminate this Agreement, by sending written notice thereof to Sellers within five (5) Business Days of Buyer’s receipt of Partnership Sellers’ notice, and upon delivery of such notice of termination, this Agreement shall terminate.
(d)Partnership Sellers shall use their commercially reasonable efforts (with no obligation to incur out-of-pocket expenses) to cooperate with Buyer and the Title Company as is reasonably required in order for Buyer to obtain the Title Insurance Policy prior to Closing, including by causing an officer of the Limited Partnership to deliver the title insurer's form of officer's certificate, without personal liability, with respect to such Owned Real Property, in a form that has been approved by Partnership Sellers, acting reasonably.
Section 2.09    Clearance Certificates.
(a)Each of LP Seller and GP Seller (collectively the “Non-Resident Sellers”, each being a “Non-Resident Seller”) shall endeavor to deliver or cause to be delivered a certificate from the Minister of Revenue (Canada) as contemplated in section 116 of the ITA (the “CRA Clearance Certificate”) prior to Closing. In the event that LP Seller or GP Seller fails to deliver to Buyer or the Operator, as applicable, the CRA Clearance Certificate under subsection 116(2) of the ITA at Closing, or in the event that the certificate limit specified therein is less than the applicable Non-Resident Seller’s pro rata share of the Purchase Price (the “Closing Consideration”), Buyer or the Operator, as applicable, shall withhold or cause the Escrow Agent to withhold from the Closing Consideration payable to the applicable Non-Resident Seller and pay or cause the Escrow Agent to pay into escrow with the Tax Escrow Agent pursuant to the Tax Escrow Agreement an amount equal to 25% (or 50% in the case of depreciable property that is taxable Canadian property within the meaning of the ITA, if applicable) of the amount the “Withheld Amount”) by which: (a) the Closing Consideration exceeds (b) the certificate limit fixed by the CRA Clearance Certificate (which certificate limit will be deemed to be zero if no CRA Clearance Certificate is delivered to Buyer or the Operator, as applicable, at Closing). If a Non-Resident Seller has delivered the CRA Clearance Certificate under subsection 116(2) of the ITA on or prior to twenty-five (25) days after the end of the month in which the Closing occurs (the “Release Date”), then pursuant to written instructions delivered jointly by Buyer or the Operator, as applicable, and the applicable Non-Resident Seller, the Tax Escrow Agent shall timely remit to the Receiver General for Canada 25% (or 50% in the case of depreciable property that is taxable Canadian property within the meaning of the ITA, if applicable) of the amount, if any, by which the Closing Consideration exceeds the certificate limit specified on the CRA Clearance Certificate, and shall release the remaining portion of the Withheld Amount, if any, to the applicable Non-Resident Seller. Notwithstanding the foregoing, if the application for the CRA Clearance Certificate has been filed and the CRA has consented in writing, in a manner acceptable to Buyer or the Operator, as applicable, acting reasonably (and provided to Buyer or the Operator, as applicable, on or prior to the Release Date),

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to an abeyance of Buyer’s or the Operator’s, as applicable, remittance obligations pending the processing of such relevant applications, the Release Date shall be delayed until such later date as is permitted in such consent.
(b)Non-Resident Seller shall endeavor to deliver or cause to be delivered a certificate from the Minister of Revenue of Québec as contemplated in section 1097 of the QTA (the “Québec Clearance Certificate”) prior to Closing. In the event that LP Seller or GP Seller fails to deliver to Buyer or the Operator, as applicable, the Québec Clearance Certificate under section 1098 of the QTA at Closing, or in the event that the certificate limit specified therein is less than the Closing Consideration, Buyer or the Operator, as applicable, shall withhold or cause the Escrow Agent to withhold from the Closing Consideration payable to the applicable Non-Resident Seller and pay or cause the Escrow Agent to pay into escrow with the Tax Escrow Agent pursuant to the Tax Escrow Agreement an amount equal to 12.875% (or 30% in the case of depreciable property that is taxable Québec property within the meaning of the QTA, if applicable) of the amount (the “Québec Withheld Amount”) by which: (a) the Closing Consideration exceeds (b) the certificate limit fixed by the Québec Clearance Certificate (which certificate limit will be deemed to be zero if no Québec Clearance Certificate is delivered to Buyer or the Operator, as applicable, at Closing). If a Non-Resident Seller has delivered the Québec Clearance Certificate under section 1098 of the QTA on or prior to twenty-five (25) days after the end of the month in which the Closing occurs (the “Québec Release Date”), then pursuant to written instructions delivered jointly by Buyer or the Operator, as applicable, and the applicable Non-Resident Seller, the Tax Escrow Agent shall timely remit to the Minister of Revenue of Québec 12.875% (or 30% in the case of depreciable property that is taxable Québec property within the meaning of the QTA, if applicable) of the amount, if any, by which the Closing Consideration exceeds the certificate limit specified on the Québec Clearance Certificate, and shall release the remaining portion of the Québec Withheld Amount, if any, to the applicable Non-Resident Seller. Notwithstanding the foregoing, if the application for the Québec Clearance Certificate has been filed and the Revenu Québec has consented in writing, in a manner acceptable to Buyer or the Operator, as applicable, acting reasonably (and provided to Buyer or the Operator, as applicable, on or prior to the Québec Release Date), to an abeyance of Buyer’s or the Operator’s, as applicable, remittance obligations pending the processing of such relevant applications, the Québec Release Date shall be delayed until such later date as is permitted in such consent.
(c)For greater certainty, provided the applicable Non-Resident Seller delivers to the Buyer or the Operator, as applicable, the CRA Clearance Certificate and/or the Quebec Clearance Certificate covering the relevant property for which such certificate was issued, as applicable, at Closing, Buyer or the Operator, as applicable, shall not withhold and shall not cause the Escrow Agent to withhold from the Closing Consideration payable to the applicable Non-Resident Seller any amount with respect to the Withheld Amount (to the extent a CRA Clearance Certificate is delivered) and/or the Québec Withheld Amount (to the extent a Québec Clearance Certificate is delivered), as applicable.
(d)If any Non-Resident Seller (A) desires that a portion of the Withheld Amount or the Québec Withheld Amount, as applicable, be released for the sole purpose of paying an amount of Tax to the Receiver General for Canada or the Minister of Revenue of Québec, as applicable, required to obtain the CRA Clearance Certificate or Québec Clearance Certificate, as applicable, or otherwise determines that some or all of the Withheld Amount or the Québec Withheld Amount, as applicable, is to be remitted to the relevant Governmental Authority (the “Remittance”) and (B) provides to Buyer or the Operator, as applicable, written acknowledgement from the Receiver General for Canada or the Minister of Revenue of Québec, as applicable, pursuant to which the Governmental Authority will issue and deliver the CRA Clearance Certificate or Québec Clearance

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Certificate, as applicable, upon receipt of the Remittance, then Buyer or the Operator, as applicable, and the applicable Non-Resident Seller shall instruct the Tax Escrow Agent to remit (or otherwise deliver to the Buyer for the sole purpose of remitting) to such Governmental Authority the Remittance.
(e)Buyer or the Operator, as applicable, shall make similar withholdings and remittances with respect to any increases in the Purchase Price payable pursuant to Section 2.06 in accordance with the terms and conditions set forth above, mutatis mutandis.
(f)Where any amount is remitted to the Receiver General for Canada or to the Minister of Revenue of Québec pursuant to this Section 2.09, Buyer or the Operator, as applicable, will furnish the applicable Non-Resident Seller with confirmation that such remittance has been made. Any amount paid to the Receiver General for Canada or to the Minister of Revenue of Québec shall be credited to the Buyer as a payment to the Sellers on account of the Purchase Price.
(g)This Section 2.09 shall apply mutatis mutandis to the disposition of “taxable Canadian property” that is subject to section 116 of the ITA and “taxable Quebec property” section 1097 and following of the QTA by the Limited Partnership to OpCo as part of the Pre-Closing Restructuring. Any Taxes required to be so withheld with respect to the transfer of assets from the Limited Partnership to OpCo as part of the Pre-Closing Restructuring shall be funded by the LP Seller and deducted and withheld from the portion of the Purchase Price payable at Closing to the LP Seller and released as set forth in this Section 2.09, mutatis mutandis.
Section 2.10 Withholding
Subject to the more detailed requirements set out in Section 2.09, and without duplication, the parties shall be entitled at any time to deduct and withhold from any amount otherwise payable pursuant to this Agreement in respect of the transactions contemplated hereunder any amounts required by applicable Law to be deducted or withheld. Any amount deducted or withheld from any such payment shall be remitted to the applicable Governmental Authority and notwithstanding anything in this Agreement to the contrary, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made provided such amounts were remitted to the applicable Governmental Authority.
Section 2.11 Capital Expenditure Program.Buyer and Sellers have identified certain capital expenditure projects listed on Section 2.11 of the Seller Disclosure Schedules (each, a “CapEx Project”). The Closing Date Payment shall be either (A) reduced by an amount equal to $377,500 less the aggregate amounts for which Sellers have provided evidence of payment to Buyer and Operator prior to the Closing in connection with any CapEx Project, or (B) if Sellers have provided evidence of greater than $377,500 of aggregate payments in connection with any CapEx Project, then the Closing Date Payment shall be increased by an amount equal to the aggregate amounts for which Sellers have provided such evidence of payment to Buyer and Operator less $377,500.
Section 2.12 Third Party Consents
To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to a Purchased Entity without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. In addition, so long as each of the conditions to the Closing specified in Article VII are satisfied or waived, the Closing shall take place and for the period from the Closing until December 1, 2026, each of Sellers, on the one hand, and Buyer or the

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Operator, as applicable, on the other hand, shall use commercially reasonable efforts to obtain all necessary consents to the assignment of any such Contract or Permit or, entry into any replacement thereof; provided, further none of Sellers (or any of its Affiliates), Buyer or the Operator (or any of their respective Affiliates) shall be required to (a) expend any money, (b) commence any Action, (c) offer or grant any accommodation (financial or otherwise) to any Person or (d) amend or assign, either whole or in part, any Contract that cannot be amended or assigned by its terms without obtaining one or more consents. In addition, if any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair a Purchased Entity’s rights in respect of the Purchased Asset in question in such a manner that the applicable Purchased Entity would not acquire the benefit of all such rights, for a period of five (5) months following the Closing, (a) Sellers, on the one hand, and Buyer or the Operator, as applicable, on the other hand, shall cooperate with each other and use their commercially reasonable efforts to establish lawful arrangements under which the applicable Purchased Entity would be placed in the same position and obtain the applicable economic rights and benefits under such Purchased Asset and (b) the applicable Purchased Entity shall assume any related burden and obligation (including performance) with respect to such Purchased Asset; provided, that in each case, neither Sellers (or any of its Affiliates) shall be required to expend any out-of-pocket expenses. Notwithstanding any provision in this Section 2.08 to the contrary, neither Buyer nor the Operator shall be deemed to have waived its rights under Section 7.01(c) or Section 7.02(c) hereof unless and until Buyer or the Operator, as applicable, either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
ARTICLE III CLOSING
Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement, and in the order and sequence provided in Section 2.01 after which the closing shall take place (the “Closing”) remotely through escrow at the Paying Agent by electronic exchange of documents and signatures on the third (3rd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (to the extent permitted by applicable Law) (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the ability of such conditions to be satisfied if the Closing were held at such time), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
Section 3.02    Closing Deliverables.
(a)At the Closing, Sellers shall deliver or cause to be delivered to Buyer and the Operator the following:
(i)the Escrow Agreement duly executed by Sellers;
(ii)the Tax Escrow Agreement duly executed by Sellers, if applicable;
(iii)evidence that the Pre-Closing Restructuring has been consummated;
(iv)an executed counterpart of the settlement statement prepared by the Paying Agent establishing prorated costs, escrows, credits, fees and other customary settlement charges in accordance with this Agreement (the “Settlement Statement”);
(v)an estoppel certificate from the City of Montréal with respect to the Deed of Emphyteusis, substantially in the form attached as Exhibit A herein, in English or French

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language, and all information disclosed on such estoppel certificate shall conform in all material respects to the information provided to the Buyer pursuant to Section 4.10 of this Agreement (the “Estoppel Certificate”), and, following the execution of this Agreement, the Sellers undertake to exercise reasonable diligence to obtain the said Estoppel Certificate;
(vi)any documents reasonably required to cure any Title Objections;
(vii)the Transition Services Agreement substantially in the form attached hereto as Exhibit B the “Transition Services Agreement”) duly executed by Sellers;
(viii)the Sellers Closing Certificates;
(ix)the certificates of the Secretary or Assistant Secretary of each of the Sellers required by Section 7.02(i);
(x)evidence of the cancellation of the “Les Amis de La Ronde/Six Flags” trademark;
(xi)to the Operator, to the extent OpCo Equity and LiquorCo Equity are certificated, share or other equity interest certificates representing all of the issued and outstanding equity interests of OpCo and LiquorCo, duly endorsed in blank or duly executed in proper form for transfer, and if such OpCo Equity and LiquorCo Equity are not in certificated form, other evidence of assignment, in each case, in compliance with applicable Law and the applicable Organizational Documents; and
(xii)to Buyer, to the extent the General Partner Equity and Limited Partnership Equity are certificated, share, unit or other equity interest certificates representing all of the outstanding equity interests of General Partner and Limited Partnership, duly endorsed in blank or duly executed in proper form for transfer, and if such General Partner Equity and Limited Partnership Equity are not in certificated form, other evidence of assignment, in each case, in compliance with Law and the applicable Organizational Documents.
(b)At the Closing, Buyer or the Operator, as applicable, shall deliver or cause to be delivered to Sellers the following:
(i)the Escrow Agreement duly executed by Buyer and Operator;
(ii)the Tax Escrow Agreement duly executed by Buyer and Operator, if applicable;
(iii)the Transition Services Agreement duly executed by the Operator and
Buyer;
(iv)the Buyer Closing Certificate and the Operator Closing Certificate;
(v)a counterpart of the Settlement Statement executed by each of Buyer and Operator;
(vi)the certificates of the Secretary or Assistant Secretary of Buyer and the Operator required by Section 7.03(f).

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(c)Prior to the Closing, Buyer and the Operator shall deliver to the Paying Agent the Closing Date Payment plus, without duplication, any additional amount required to be paid by Buyer pursuant to the Settlement Statement and 50% of the costs and expenses of the Escrow Agent and the Paying Agent, which Paying Agent shall disburse on the Closing Date as follows:
(i)to the Partnership Sellers (as directed by the Limited Partnership in satisfaction of the OpCo Distribution), the Limited Partnership’s share of the Closing Date Payment (as set forth in the Allocation Schedule) by wire transfer of immediately available funds to an account designated in writing by LP Seller to Buyer;
(ii)to the LP Seller, its share of the Closing Date Payment (as set forth in the Allocation Schedule) less its Pro Rata Share of (v) the Purchase Price Adjustment Escrow Amount, (w) the Indemnification Escrow Amount , (x) any other amounts to be borne by LP Seller pursuant to the Settlement Statement, (y) 50% of the costs and expenses of the Escrow Agent, Tax Escrow Agent and Paying Agent, and (z) the Withheld Amounts and the Québec Withheld Amounts, if any, by wire transfer of immediately available funds to an account designated in writing by LP Seller to Buyer;
(iii)to the GP Seller, its share of the Closing Date Payment (as set forth in the Allocation Schedule) less its Pro Rata Share of (v) the Purchase Price Adjustment Escrow Amount, (w) the Indemnification Escrow Amount, (x) any other amounts to be borne by LP Seller pursuant to the Settlement Statement, (y) 50% of the costs and expenses of the Escrow Agent, Tax Escrow Agent and Paying Agent, and (z) the Withheld Amounts and the Québec Withheld Amounts, if any, by wire transfer of immediately available funds to an account designated in writing by GP Seller to Buyer;
(iv)to the Escrow Agent, the costs and expenses of the Escrow Agent pursuant to the Escrow Agreement;
(v)to the Escrow Agent, the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.07(d);
(vi)to the Escrow Agent, the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Partnership Sellers set forth in Article VIII and the obligations of Partnership Sellers in Section 2.07(d);
(vii)to the Tax Escrow Agent, the costs and expenses of the Tax Escrow Agent pursuant to the Tax Escrow Agreement (which shall be retained by Escrow Agent);
(viii)to the Tax Escrow Agent, the Withheld Amounts and the Québec Withheld Amounts, by wire transfer of immediately available funds to accounts designated by the Tax Escrow Agent, to be held for the purpose of Section 2.09(a); and

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(ix)to the Paying Agent, the costs and expenses of the Paying Agent pursuant to the Paying Agent Agreement.
(d)At the Closing, Buyer shall deliver to the Escrow Agent a fully executed copy of the Escrow Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Sellers Disclosure Schedules, Sellers represent and warrant to Buyer and Operator as follows:
Section 4.01    Organization and Qualification of Each Seller and its Subsidiaries.
(a)Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.
(b)Each subsidiary of the Sellers, including each Purchased Entity, that owns any of the Purchased Assets is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as applicable, and has full corporate or company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.
(c)Each Seller (or its applicable subsidiary) and each Purchased Entity is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)True, correct and complete copies of the Organizational Documents of each Purchased Entity (in each case, which are in effect as of the date hereof, have been made available to Buyer and the Operator. No Purchased Entity is in violation of any such Organizational Documents.
Section 4.02 Authority of Sellers. Each Seller, and each subsidiary of such Seller, including each Purchased Entity, that owns any of the Purchased Assets, has full corporate or company power and authority to enter into this Agreement or the Ancillary Documents to which such Seller or such subsidiary is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller, and any such subsidiary of such Seller, of this Agreement and any Ancillary Document to which such Seller or such subsidiary is or will be a party, the performance by each Seller or such subsidiary of its obligations hereunder and thereunder and the consummation by such Seller and such subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller and each such subsidiary. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the effect of any applicable Law relating to bankruptcy, insolvency, reorganization, moratorium,

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fraudulent transfer and other similar applicable Law relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in an Action in equity or at Law (collectively, the “Enforceability Exceptions”). When each Ancillary Document to which any Seller or any subsidiary of such Seller is or will be a party has been duly executed and delivered by such Seller or such subsidiary (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller or such subsidiary enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller, and each subsidiary of such Seller, including each Purchased Entity, that owns any of the Purchased Assets, of this Agreement or the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller (or their applicable subsidiary); (b) conflict with or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to any Seller (or their applicable subsidiary), the Business or the Purchased Assets or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or material Permit to which any Seller (or the applicable subsidiary) is a party or by which Sellers (or their applicable subsidiary) or the Business is bound or to which any of the Purchased Assets are subject (including any Retained Contract), except with respect to clause (c), for any conflicts, violations, breaches, defaults, accelerations, terminations, modifications or cancellations, as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as disclosed in Section 4.03 of the Disclosure Schedule, no consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller (or their applicable subsidiary) in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which any Seller (or their applicable subsidiary) is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 4.04 Financial Statements. Complete copies of the unaudited trial balance containing the unaudited balance sheet as of December 31 in each of the years 2023 and 2024 and the unaudited profit and loss statements for the years then ended of the Park (the “Unaudited Financial Statements”), and the unaudited trial balance containing the unaudited balance sheet as of November 30, 2025 and the unaudited profit and loss statement for the eleven months then ended of the Park (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with ASPE applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2024 is referred to herein as the “Balance Sheet” and the balance sheet of the Business as of November 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Sellers and their subsidiaries maintain a standard system of accounting for the Business established and administered in accordance with ASPE. Notwithstanding the foregoing, the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s length transactions or that the Business would incur on a standalone basis or on an integrated basis within another organization

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and, accordingly, the Financial Statements may not accurately reflect the actual performance or results of operations of the Business if operating as a standalone enterprise or the performance or results of operations that the Business may realize following the Closing.
Section 4.05 Undisclosed Liabilities. None of Sellers, any Purchased Entity or any subsidiary of Sellers that owns any of the Purchased Assets has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and to the extent they constitute Assumed Liabilities, are included in Closing Working Capital, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (d) for Excluded Liabilities, (e) for executory obligations arising from performance under contracts (excluding liabilities arising from any default or breach thereunder by a Seller or an Affiliate thereof), (f) as will be discharged or paid off prior to or at the Closing at no cost to Buyer or (g) as would not reasonably be expected to result in Losses to the Business in excess of $250,000.
Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:
(a)event, occurrence or development that has had, or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect;
(b)material damage, destruction or loss, of any Purchased Assets, whether or not covered by insurance, occurring prior to the date of this Agreement; or
(c)action taken (or omitted to be taken) which, if taken (or omitted to be taken) following the date hereof, and prior to the Closing Date, would constitute a breach of or require any consent under Section 6.01.
Section 4.07    Material Contracts.
(a)Section 4.07(a) of the Sellers Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Entities or the Purchased Assets are bound or affected or (y) to which any Seller (or one of their subsidiaries) is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the management or operation of any real property (including, brokerage contracts) (other than those listed or otherwise disclosed in Section 4.10(a) of the Sellers Disclosure Schedules or Intercompany Agreements listed or otherwise disclosed in Section 4.23 of the Sellers Disclosure Schedules) and all Intellectual Property Agreements set forth in Section 4.11(b) of the Sellers Disclosure Schedules, being “Material Contracts”):
(i)all Contracts involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled without penalty or without at least thirty (30) days’ notice;
(ii)all Contracts that require a Seller or its subsidiaries to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

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(iii)all Contracts that have the primary purpose of providing for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any real property (whether by merger, sale of shares, sale of assets or otherwise), in each case reasonably expected to have material obligations related to the Business in excess of $250,000;
(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)all Retained Contracts with employees, independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ninety (90) days’ notice;
(vii)except for Contracts relating to trade payables, all Contracts relating to indebtedness, including guarantees;
(viii)all Contracts with any Governmental Authority;
(ix)all Contracts that limit or purport to limit the ability of Seller or any of the Purchased Entities to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)all joint venture organizational documents, partnership or similar Contracts;
(xi)all Contracts for the sale of any of the Purchased Assets outside of the ordinary course of business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)all powers of attorney with respect to the Business or any Purchased Asset;
(xiii)all Contracts or other arrangements involving the Business in which Sellers, their Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset; and
(xiv)all collective bargaining agreements or Contracts with any Union, in each case, representing any Business Employee.
(b)Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the applicable Seller or its applicable subsidiary in accordance with its terms. No Seller (or their applicable subsidiary) or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

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Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available in the Data Room.
Section 4.08 Title to Purchased Assets. Sellers or one of their subsidiaries has good and valid title to, or is a tenant or emphyteuta pursuant to a valid lease or emphyteutic lease in respect, as the case may be, of, all of the material Purchased Assets. All of the Sellers subsidiaries’ rights, title and interest in and to the Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)those items set forth in Section 4.08 of the Sellers Disclosure Schedules;
(b)liens for Taxes that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with ASPE, but only to the extent included in the Sellers Prorated Amounts;
(c)statutory liens arising out of operation of Law with respect to Liabilities incurred in the ordinary course of business, provided, however, that this Section 4.08(c) does not affect the status of the underlying Liability as an Excluded Liability;
(d)applicable municipal by-laws affecting the Owned Real Property;
(e)reservations, limitations, provisos and conditions, if any, expressed in an original grant of land by a Governmental Authority;
(f)the provisions, terms and conditions of the Emphyteusis and any servitudes, easements or other Encumbrances stipulated for therein;
(g)any registered easements, servitudes, rights-of-way, licenses, agreements, restrictions that run with the land and other minor registered Encumbrances (including easements, rights-of-way and agreements for railways, sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) which do not, individually or in the aggregate, materially prohibit or interfere with the current operation of the Owned Real Property and do not impair in any material respect the use or value of the Owned Real Property;
(h)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(i)with respect to the Owned Real Property, the express terms and conditions set forth in the Leases;
(j)other minor imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair in any material respect the value, ability to finance or continued use and operation of the Purchased Assets to which they relate;
(k)all Encumbrances registered at the land registry office against the Owned Real Property which do not impair in any material respect the present use or value of the Owned Real Property;

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(l)Encumbrances attaching to inventory held by consignees in the ordinary course of business;
(m)such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under and/or upon any portion of the Owned Real Property;
(n)pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; or
(o)non-exclusive licenses of Intellectual Property granted in the ordinary course of business and in the case of Intellectual Property, gaps or defects in the chain of title evident from the publicly-available records of the applicable Governmental Authority maintaining such records.
Section 4.09 Condition and Sufficiency of Assets. The material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary maintenance and repairs that are not material in nature or cost. Other than with respect to Intellectual Property, which is addressed in Section 4.11(c), as of the Closing and (a) taking into account this Agreement and the Ancillary Documents and all of the assets, services, products and real property to be provided, acquired, leased or licensed thereunder, (b) assuming all Permits of the Business have been obtained or transferred, (c) assuming receipt of all consents, approvals and authorizations related to the matters set forth in this Agreement, the Purchased Assets and the Purchased Entities are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute in all material respects all of the rights, property and assets that are primarily used or held for use in the Business as currently conducted; provided, however, that nothing in this Section 4.09 shall be deemed to constitute a representation or warranty as to the adequacy of cash or working capital (or the availability of the same), or as to the sufficiency of any asset of the type included in the definition of Excluded Assets; provided further that this Section 4.09 shall not be deemed to be breached as a result of any action (i) that Sellers are expressly required to take pursuant to this Agreement, (ii) for which Buyer has provided its consent or (iii) that Sellers do not take as a result of Buyer not providing its consent following the written request therefor by Sellers.
Section 4.10    Real Property.
(a)Section 4.10(a) of the Sellers Disclosure Schedules sets forth the legal description of the Owned Real Property. Other than the Owned Real Property, none of the Purchased Entities have an emphyteutic right in or own or have ever had an emphyteutic right in or have ever owned any other real property.
(b)Limited Partnership is not acting as mandatary, agent or nominee for any other person as emphyteuta of the Owned Real Property.
(c)There has been no transfer of beneficial rights of the Limited Partnership or off-title transfer for which transfer duties may be, or may become, payable and no transfer duties exemption has been claimed in respect of the transfer of the rights of the Limited Partnership in the Owned Real Property pursuant to the Emphyteusis in the last 24 months.

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(d)To Sellers’ Knowledge, there are no unregistered outstanding options, rights of first refusal to purchase the rights of the Limited Partnership in the Owned Real Property pursuant to the Emphyteusis or any portion thereof or any interest therein.
(e)With respect to the Emphyteusis: (i) a true, correct and complete copy of the Emphyteusis, including all amendments, supplements and other modifications thereto, have been delivered or made available to Buyer, (ii) the Emphyteusis has not been cancelled, terminated or repudiated, (iii) the Emphyteusis is in good standing and in full force and effect and creates a good and valid real right in the Owned Real Property for the duration of the term of the Emphyteusis, namely April 30, 2065, free and clear of all Encumbrances, except Permitted Encumbrances, (iv) there are no defaults or breaches thereunder or violations of the terms and conditions of the Emphyteusis on the part of the emphyteuta and to the Knowledge of Sellers, the Limited Partnership, as emphyteuta, is not alleged to be in such breach, default or violation, (v) there are no outstanding disputes between the bare owner and the Limited Partnership, as emphyteuta, under the Emphyteusis with respect to the Emphyteusis or the Owned Real Property subject to the Emphyteusis, (vi) to the Knowledge of the Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a default, breach or violation under the Emphyteusis on the part of the Limited Partnership, as emphyteuta, or the bare owner, (vii)there are no legal proceedings or, to the Knowledge of the Sellers, threatened legal proceedings in respect of the Emphyteusis, (viii) all emphyteutic rent and other payments requirement to be made by the Limited Partnership, as emphyteuta, have been paid to date, and (ix) no waiver, indulgence or postponement of the Limited Partnership’s obligations has been granted by the owner.
(f)None of Seller nor their applicable subsidiaries have received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (ii) existing, pending or, to the Knowledge of the Sellers, threatened Condemnation proceedings affecting the Owned Real Property, or (iii) existing, pending or, to the Knowledge of the Sellers, threatened zoning or building code modifications, or similar matters which would reasonably be expected to materially adversely affect the ability to operate the Owned Real Property as currently operated.
(g)Except for the Water Rights Lease, none of the Purchased Entities lease or have ever leased any real property from third parties for the purposes of the Business.
(h)Section 4.10(h) of the Sellers Disclosure Schedule sets forth each agreement where the Limited Partnership leases, licenses or otherwise allows other Persons to occupy portions of the Owned Real Property (the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as would not be reasonably expected, individually or in the aggregate, to be adverse in any material respect to the applicable to the Business conducted thereon:
(i)assuming due authorization and delivery by the other party thereto, such Lease is valid, binding, enforceable and in full force and effect, in accordance with its terms and conditions;
(ii)to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default by the Limited Partnership under a Lease;

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(iii)to Sellers’ Knowledge the tenants under the Leases are not in material default under the Leases and no party to any Lease has exercised any termination rights with respect thereto;
(iv)none of Sellers nor their applicable subsidiary has received nor given any notice in writing of any default or event which remains uncured and that with notice or lapse of time, or both, would constitute a default by the Limited Partnership under a Lease;
(i)Set forth on Section 4.10(i) of the Sellers Disclosure Schedules are all Water Rights held by the Limited Partnership. The Water Rights of the Limited Partnership are set out in the Water Rights Lease. Except as disclosed in Section 4.10(i) of the Sellers Disclosure Schedules, none of such Water Rights have been assigned, licensed, conveyed, subleased or leased by the Limited Partnership to any other Person. The Water Rights Lease is in full force and effect. A true, correct and complete copy of the Water Rights Lease has been provided to the Buyer. All obligations to be performed by the Limited Partnership under the Water Rights Lease has been performed in all material respects. No waiver, indulgence or postponement of the tenant’s obligations under the Water Rights Lease has been granted by the landlord.
Section 4.11 Intellectual Property.
(a)Section 4.11(a) of the Sellers Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all material unregistered Trademarks included in the Intellectual Property Assets; (iii) all material proprietary Software included in the Intellectual Property Assets; and (iv) all other material Intellectual Property Assets.
(b)Section 4.11(b) of the Sellers Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which any Seller or any of its subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business to customers of such Seller (or its subsidiaries) or to vendors of such Seller (or its subsidiaries) for the purpose of providing services to such Seller or its subsidiaries and in each case that do not permit further resale or distribution); (ii) under which any Seller or any of its subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person which such Intellectual Property is primarily used or held for use in the Business (other than licenses for open source software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than
$25,000; and (iii) which otherwise relate to any Seller’s or any of their subsidiaries’ ownership or use of any Intellectual Property primarily in the conduct of the Business as currently conducted. Each Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.
(c)Sellers or one of their subsidiaries are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and have the valid and enforceable right to use all Licensed Intellectual Property as the same is primarily used in or for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted

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Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Each Seller or one of its subsidiaries has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property Assets during the course of employment or engagement with such Seller or one of its subsidiaries whereby such employee or independent contractor (i) acknowledges such Seller’s and their subsidiaries’ exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Seller or one of its subsidiaries; (ii) grants to such Seller or one of its subsidiaries a present, assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Assets; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Assets, to the extent permitted by applicable Law. Each Seller has delivered or made available to Buyer true and complete copies of its current standard form Contracts used with employees and independent contractors covering the matters described in the preceding sentence, and, to the extent any executed Contract with a current or former employee or independent contractor materially deviates from such standard form in any respect relating to ownership, assignment, waiver of moral rights, or other Intellectual Property terms, each Seller has delivered or made available to Buyer true and complete copies of such executed Contracts. All assignments and other instruments necessary to establish, record, and perfect each Seller’s or one of their subsidiaries’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property that in either such case is primarily used in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on materially the same terms as they were owned or available for use by Sellers or one of their subsidiaries immediately prior to the Closing.
(e)All of the Intellectual Property Registrations, and to Sellers’ Knowledge all of the Intellectual Property Assets, are valid and enforceable, and all material Intellectual Property Registrations are subsisting and in full force and effect. Each Seller and its subsidiaries have taken all necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all material Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Except as set forth in Section 4.11(e) of the Sellers Disclosure Schedules, all required filings and fees related to Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.
(f)The conduct of the Business as currently and formerly conducted, including each Seller’s and their subsidiaries’ use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business, have not, since January 1, 2020, infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

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(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Sellers’ Knowledge, threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by any Seller or its subsidiaries in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by any Seller or its subsidiaries alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. To Sellers’ Knowledge, Sellers are not subject to any outstanding or prospective Governmental Order (including any motion or petition thereof) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.
(h)Section 4.11(h) of the Sellers Disclosure Schedules contains a correct, current, and complete list of all social media accounts primarily used by each Seller and its subsidiaries in the conduct of the Business. To Sellers’ Knowledge, Sellers and their subsidiaries have since January 1, 2023 complied in all material respects with all terms of use, terms of service and acceptable use policies of such social media accounts. Sellers have not, nor have their subsidiaries received any notice of a violation of such terms of use, terms of service and acceptable use policies.
(i)All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted in all material respects. Since January 1, 2023, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that, in each case, has resulted in material disruption or damage to the Business and that has not been remedied. Sellers have taken all commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(j)In each case, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business, each Seller and its subsidiaries have since January 1, 2023 complied with: (i) all Privacy Laws; (ii) all Contracts relating to the collection, use, storage, or communication (“Processing”) of Personal Information; (iii) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council (“PCI-DSS”), and (iv) all of Sellers’ publicly posted written policies, notices, and statements, in each case, concerning the Processing and security of Personal Information (“Data Security and Privacy Requirements”) in the conduct of the Business. In each case, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business, since January 1, 2023, none of the Sellers nor their subsidiaries have (i) experienced any actual, alleged, or suspected loss or unauthorised access to, use or, or communication of Personal Information in their possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Sellers or their subsidiaries’ Processing of Personal Information or actual, alleged, or suspected violation of any applicable Data Security and Privacy Requirement , in each case, in connection with the conduct of the Business, and to Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action.
Section 4.12 Insurance. Section 4.12 of the Sellers Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, vehicular, fiduciary liability and other casualty and property insurance maintained

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by each Seller or its Affiliates that relate to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller since December 31, 2023. The Insurance Policies are of the type and in the amounts that are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which it is bound.
Section 4.13 Legal Proceedings; Governmental Orders.
(a)As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Sellers, threatened in writing against or by any Seller or their subsidiaries (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, except as would not, if adversely determined, reasonably be expected to result in Losses to the Business in excess of
$500,000 or (ii) that reasonably would be expected to materially impair or delay the ability of such Seller to consummate the transactions contemplated by this Agreement.
(b)As of the date of this Agreement, there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against, relating to or affecting the Business. As of the date of this Agreement, each Seller is in compliance in all material respects with the terms of each Governmental Order set forth in Section 4.13(b) of the Sellers Disclosure Schedules.
Section 4.14 Suppliers. Section 4.14 of the Sellers Disclosure Schedules sets forth with respect to the Business as of the date of this Agreement, each supplier to whom any Seller or its subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.15 Compliance With Laws; Permits.
(a)Each Seller and its subsidiaries have, since January 1, 2023, complied, and are now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except, in each case for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(b)All Permits required for each Seller and the Purchased Entities to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller (or a subsidiary thereof) and are valid and in full force and effect, except, in each case, where the failure to have such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Park. All fees and charges that have become due with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Sellers Disclosure Schedules lists all current Permits issued to any Seller (or a subsidiary thereof) which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits, Person to which each Permit was issued and their respective dates of issuance and expiration. Since January 1, 2023, each Seller (or its applicable subsidiary) has complied and currently is in compliance with the terms of all Permits listed on Section 4.15(b) of the Sellers Disclosure Schedules, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Park. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to

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result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Sellers Disclosure Schedules except for such revocations, suspensions, lapses or limitations as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Park.
(c)The Business has complied with all applicable Laws with respect to escheatment and abandoned or unclaimed property in all material respects.
Section 4.16 Environmental Matters. Except as would not reasonably be expected to result in any Seller and its subsidiaries incurring material Liabilities under Environmental Laws with respect to the Business and the Purchased Assets:
(a)The operations of each Seller and its subsidiaries (including the Purchased Entities) with respect to the Business and the Purchased Assets are currently and, since January 1, 2021, have been in compliance with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request alleging violation of, or Liability pursuant to, Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date of this Agreement.
(b)Each Seller and its subsidiaries have obtained and are in compliance with all Environmental Permits (each of which is disclosed in Section 4.16(b) of the Sellers Disclosure Schedules) necessary for the conduct of the Business or the Purchased Entities as currently conducted or the ownership, lease, development, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect. With respect to any such Environmental Permits, no Seller or any of its subsidiaries has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same, which remain pending or unresolved.
(c)To Sellers’ Knowledge, none of the Owned Real Property has ever been used for purposes of carrying on an industrial or commercial activity designated in Schedule III of the Land Protection and Rehabilitation Regulation (CQLR, c. Q 2, r. 37), as that regulation may be amended from time to time.
(d)There has been no Release of Hazardous Materials by any Seller or its subsidiaries, or to Sellers’ Knowledge, any other Person, in violation of Environmental Law with respect to the Purchased Entities, the Business or the Purchased Assets, and none of the Sellers and their subsidiaries have received an Environmental Notice that any of the Purchased Entities, the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material, which remains pending or unresolved.
(e)Section 4.16(e) of the Sellers Disclosure Schedules contains a complete and accurate list of all active, closed-in-space, and abandoned aboveground or underground storage tanks owned or operated by each Seller or its subsidiaries in connection with the Purchased Entities, the Business or the Purchased Assets or to Sellers’ Knowledge, present on, at, in or under the Owned Real Property.
(f)Except for the Leases, no Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law that would be an Assumed Liability.

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(g)Each Seller has provided or otherwise made available to Buyer all material environmental reports, studies, inspections, site assessments, written communications from any Governmental Authority, and other material documents with respect to the Purchased Entities, the Business or the Purchased Assets which are in the possession or control of such Seller related to, Environmental Claims or an Environmental Notice or the presence or Release of Hazardous Materials, in each case, which remains pending or unresolved.
(h)To Sellers’ Knowledge, the Owned Real Property is not subject to any activity use limitations, institutional controls or engineering controls pursuant to Environmental Laws, in each case, which would reasonably be expected to materially and adversely impact the operation of the Business or related to activities on the Owned Real Property as currently conducted.
Section 4.17    Employee Benefit Matters.
(a)Section 4.17(a) of the Sellers Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, savings, commission, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, share or share-based, appreciation rights, change in control, retention, severance, supplemental unemployment, vacation, paid time off (PTO), life, medical, vision, dental, disability, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether funded or unfunded, including any employee benefit plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA and under which any Seller or any of its subsidiaries (including the Purchased Entities) has or may have any Liability with respect to Business Employees or former employees and independent contractors or current or former directors, managers, officers or other service providers of the Purchased Entities in connection with the Business (including the beneficiaries, spouses, survivors and or dependants or such Persons), but excluding any public statutory plans with which the Purchased Entities, any Seller or any of their subsidiaries is required to comply, including the Canada and Quebec pension plans or plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation (as listed on Section 4.17(a) of the Sellers Disclosure Schedules, each, a “Benefit Plan”). Section 4.17(a) of the Sellers Disclosure Schedules separately identifies each Benefit Plan which is (x) an Assumed Benefit Plan (and include, for each Assumed Benefit Plan, the related Assumed Benefit Plan Contract(s)), and (y) a Multi-Employer Plan.
(b)Except as disclosed in Section 4.17(b) of the Sellers Disclosure Schedules, with respect to each Benefit Plan, each Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form) and any related trust agreements, insurance contracts, insurance policies, or other documents of any funding arrangements; (ii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, member booklets (in English and French, where prepared in both languages), employee handbooks; (iii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) any notices during the past three years to or from any Governmental Authority relating to any compliance issues in respect of any Benefit Plan. No changes have occurred or are expected to occur which would materially affect the information contained in the documents made available pursuant to this Section 4.17(b).
(c)Each Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all

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applicable Laws. Each Benefit Plan that is intended to be a “registered pension plan” within the meaning of subsection 248(1) of the ITA (a “Registered Pension Plan”) is so registered in accordance with applicable Laws and, to the Knowledge of Sellers, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Registered Pension Plan.
(d)Each Benefit Plan is funded in accordance with its terms and with all applicable Laws and no Taxes, penalties or fees are owing or due by or with respect to any Person under or with respect to any Benefit Plan.
(e)All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with ASPE.
(f)Except with respect to each of the Benefit Plans that is a Registered Pension Plan, the Benefit Plans do not provide benefits upon attaining a certain age or beyond retirement or other termination of service to any Business Employee or former employee, or any contractor or former independent contractor any Seller or their subsidiaries or to the beneficiary or dependent of any of those Business Employees or former employees, or contractors or former independent contractors.
(g)Other than set forth on Section 4.17(g) of the Sellers Disclosure Schedules, no Benefit Plan is (i) a “multi-employer pension plan” within the meaning of the Supplemental Pension Plans Act (Québec), (ii) a Registered Pension Plan that contains a “defined benefit provision” within the meaning of subsection 248(1) of the ITA, (iii) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the ITA, and (iv) an “employee life and health trust” within the meaning of subsection 248(1) of the ITA. No Benefit Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the ITA.
(h)Except to the minimum extent required by applicable employment standards legislation, no Benefit Plan or other arrangement (including any employment agreement or severance) promises or provides post-termination or retiree health benefits to any individual for any reason.
(i)Each Assumed Benefit Plan and its related Assumed Benefit Plan Contract(s) may be amended, terminated or otherwise discounted after Closing in accordance with its terms, without liabilities to Buyer, the Purchased Entities, or any of their Affiliates other than the ordinary administrative expenses typically incurred in a termination event. The Purchased Entities have no commitment or obligation and have not made any representations to any Business Employee, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(j)There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(k)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (alone or together with the occurrence of any additional or subsequent events): (i) entitle any Business Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including share-based compensation) due to any such individual; or (iii) result in an obligation to fund (through a trust or otherwise); (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
(l)No Benefit Plan, other than any Multi-Employer Plan, (i) permits participation by an employer other than the Purchased Entities, or (ii) provides membership or benefit accrual to any Person other than current or former employees, directors, managers, officers, independent contractors or other service providers of the Purchased Entities in connection with the Business (including the beneficiaries, spouses, survivors and or dependants or such Persons) of any Purchased Entities.
(m)The sole financial obligation of each Purchased Entity with respect to each Multi-Employer Plan is to make contributions in the amount or at the rates fixed in the applicable collective bargaining agreement with respect to such Multi-Employer Plan.
(n)All data necessary to administer each Assumed Benefit Plan in accordance with its terms and conditions and all Laws are in possession of the applicable Purchased Entity and such data are, in all material respects, complete, correct, and in a form which is sufficient for the proper administration of each Benefit Plan.
(o)Each of the Purchased Entities is and has, at all required, been in compliance with the Voluntary Retirement Savings Plans Act (Québec).
(p)To Sellers’ Knowledge, no Benefit Plan makes distinctions solely on the basis of a hiring date that affect employees related to the Business performing the same tasks in the same establishment in Québec.
Section 4.18    Employment Matters.
(a)Section 4.18(a) of the Sellers Disclosure Schedules contains a list of all non-seasonal full-time Business Employees, on a no-name basis, as of the date hereof, including any non-seasonal full-time Business Employee who is on a leave of absence of any nature, and sets forth for each such Business Employee the following: (i) employee identification number; (ii) title or position; (iii) hire or retention date; (iv) current annual base salary or hourly wage rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) eligibility and entitlements for vacation, overtime, and other paid time off, as well as accrued and unpaid vacation, overtime and other paid time off; and (vii) and the name of the employer.
(b)Except as provided in Section 6.05(b), no Seller, Purchased Entity, or any of their respective subsidiaries are party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labour organization (collectively, “Union”) and no Union holds bargaining rights with respect to any of the Business Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Business Employees. To Sellers’ Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as disclosed in Section 4.18(b) of the Sellers Disclosure Schedules, since January 1, 2023, there has not been, nor, to Sellers’ Knowledge, has there been

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any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labour disruption or dispute affecting any Seller’s or its subsidiaries’ or any Business Employee. No Seller, nor any of its subsidiaries has any duty to bargain with any Union. No collective bargaining agreement limits or restricts the ability of the Sellers, Purchased Entities and their respective subsidiaries to proceed with the transactions contemplated by this Agreement, including the Pre-Closing Restructuring, and there is no requirement of union consent to, or prior notice to any union of, such transactions or the Pre-Closing Restructuring.
(c)Except as would not reasonably be expected to result in material Liability to the Business, (i) Sellers, Purchased Entities and their respective subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws, Contracts and collective bargaining agreements pertaining to employment and employment practices to the extent they relate to Business Employees, including all Laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, pay equity, French language, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance; (ii) all Business Employees characterized and treated as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws; (iii) all Business Employees classified as exempt from overtime provisions under the Act Respecting Labour Standards (Québec) and provincial wage and hour laws are properly classified; (iv) each Seller, Purchased Entity and their respective subsidiaries are, and since January 1, 2023 have been, in compliance with all immigration laws; (v) there are no Actions against any Seller, Purchased Entity or their respective subsidiaries pending, or to Sellers’ Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any Business Employee, including, any charge, investigation or claim relating to prohibited practices as defined by the Act Respecting Labour Standards (Québec) and Quebec Labour Code, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, pay equity, French language, employee classification, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, restrictive covenants, or any other employment related matter arising under applicable Laws.
(d)All employees of the Purchased Entities are Business Employees. No employees of Sellers or their subsidiaries, other than Business Employees, provide services primarily with respect to, or are primarily assigned to, the Business. All individuals employed principally in respect of the Business are Business Employees, and no employee or individual, other than the Business Employees, has any right, under applicable Laws or pursuant to any collective bargaining agreement, to be recalled, transferred, assigned, reinstated or otherwise placed into any job or position in respect of the Business or Purchased Entities.
(e)To Sellers’ Knowledge, other than as disclosed in Section 4.18(e) of the Sellers Disclosure Schedules, Sellers, Purchased Entities and their respective subsidiaries, have no recourse to any employment or employee placement agency (whether recruitment agencies, employers of record, personnel placement agencies, and other employee agencies). Employees of the employment or employee placement agencies mentioned in Section 4.18(e) of the Sellers Disclosure Schedules, who render services in respect of the Business, are not remunerated at a lower rate of wages than Business Employees performing the same tasks in the same establishment.

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(f)Complete, accurate and in effect copies of all employee manuals, policies and procedures of Purchased Entities, have been provided to Buyer, and no other manuals, policies or procedures govern the employment or work of Business Employees.
(g)There are no penalties, fines, charges, surcharges, assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "Assessments") which Sellers, Purchased Entities and their respective subsidiaries received from any workers' compensation or workplace safety and insurance board or similar authorities, which have not been paid in full. To Sellers’ Knowledge, there are no facts or circumstances which may materially adversely affect the Purchased Entities’ or the Business' accident cost experience, under applicable workers' compensation Laws after the Closing. Sellers, Purchased Entities and their respective subsidiaries have not been reassessed in any material respect under applicable workers' compensation Laws since January 1, 2023.
(h)All material orders, inspection reports, derogations, notices of infractions, claims, penalties or fines under applicable occupational health and safety Laws relating to the Purchased Entities or Business Employees, have been provided to Buyer, and the Sellers, Purchased Entities and their respective subsidiaries complied and are in compliance with same and there are no appeals of same currently outstanding. There are no known charges, procedures or audits pending or in progress, or, to Sellers’ Knowledge, threatened, under occupational health and safety Laws, in respect of the Purchased Entities or the Business Employees. To Sellers’ Knowledge, there have been no fatal accidents or any other accidents or incidents which might reasonably be expected to reasonably be expected to lead to charges involving Sellers, Purchased Entities and their respective subsidiaries under applicable occupational health and safety Laws.
Section 4.19    Taxes.
(a)All income and other material Tax Returns required to be filed by or on behalf of the Purchased Entities and related to the Business for any Pre-Closing Tax Period have been timely filed. Such income and other material Tax Returns are, or will be, true, complete and correct in all respects. All material Taxes of the Purchased Entities and relating to the Business due and owing, including installments, whether or not assessed, have been, or will be at Closing, timely paid.
(b)Sellers and the Purchased Entities have complied in all respects with their respective withholding and collection obligations for all Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities, including amounts paid to or by any Business Employee, creditor, customer or other party in connection with the Business.
(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes relating to the Purchased Entities or the Business.
(d)All Tax deficiencies asserted, or assessments made, against the Purchased Entities or in connection with the Business as a result of any examinations by any tax authority have been fully paid.
(e)There are no pending or, to the knowledge of the Purchased Entities, threatened Actions by any tax authority relating to any Taxes due from the Purchased Entities or the Business.
(f)There are no Encumbrances, upon any of the Purchased Entities Equity or their respective assets, nor is any taxing authority in the process of imposing any Encumbrances for

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Taxes on any of the Purchased Entities Equity or their respective assets (other than for current Taxes not yet due and payable) other than Permitted Encumbrances.
(g)There are no circumstances which exist and could result in, or which have existed and resulted in, any of section 78 or sections 80 to and including section 80.04 of the ITA (and the corresponding provisions of the QTA) applying to the Purchased Entities;
(h)None of the Purchased Entities has, directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.
(i)Each of the Purchased Entities has (i) duly and timely completed and filed all CEWS Returns required to be filed by it, or that it elected to file, and all such returns are complete, correct and accurate in all material respects; (ii) not claimed CEWS to which it was not entitled; and (iii) not deferred any material payroll Tax obligations as permitted under applicable COVID
19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.
(j)Sellers and each of their Affiliates which own an interest in the Purchased Entities is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(k)The LP Seller is a non-resident of Canada for purposes of the ITA and the Limited Partnership is not a “Canadian partnership” as defined in subsection 102(1) of the ITA.
(l)No Purchased Entity (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which a member of the Sellers Affiliated Group was the common parent, (ii) is party to any tax sharing agreement (other than any such agreement solely between a Purchased Entity and a member of the Sellers Affiliated Group), or (iii) has any liability for the Taxes of any Person (other than a member of the Sellers Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any tax sharing agreement, or as a transferee or successor.
(m)The Purchased Entities are not, and have not been, a party to a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b)(2). To Seller’s Knowledge, no Purchased Entities has undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in subsection 237.3(1) of the ITA (and the corresponding provisions of the QTA) or any “notifiable transaction” as defined in subsection 237.4(1) of the ITA (and the corresponding provisions of the QTA).
(n)To Sellers’ Knowledge, none of the Purchased Entities have engaged in any sham transaction within the meaning of Title I.0.1 of Book XI of the Taxation Act (Québec) or, to the Knowledge of Sellers, any avoidance transactions that absent preventive disclosure under Title III of Book X.2 of Part I (Preventive Disclosure) of the Taxation Act (Québec) would give rise to penalties under either section 1079.13.1 or section 1079.13.2 of the Taxation Act (Québec).
(o)The Purchased Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

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(i)any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)an installment sale or open transaction occurring on or prior to the Closing
Date;
(iii)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law; or
(iv)any reserve claimed under any provision of the ITA and QTA in respect of any Pre-Closing Tax Period, except to the extent that they have recognized an equivalent reserve for accounting purposes that is reflected in the Closing Statement in a manner that reduces the Purchase Price.
(p)Within the two-year period ending as of the date of this Agreement, none of the Purchased Entities have been a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code).
(q)No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Purchased Entities, or entered into or issued by any tax authority with respect to the Purchased Entities.
Section 4.20 Brokers. Except for Perella Weinberg Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller.
Section 4.21 General Partner. Other than its outstanding equity interest in Limited Partnership, the General Partner does not have, and since the date of its incorporation has not had, any asset or liability of any kind. Since the date of its incorporation, General Partner has never conducted any business, had any employees, held any property or assets or any interests therein of any nature or kind whatsoever (other than the holding of equity interest in Limited Partnership), and has no obligations, liabilities (whether actual or contingent) or indebtedness owing to any Person except in connection with the equity interest it holds in Limited Partnership and the transactions contemplated by this Agreement.
Section 4.22 LiquorCo. Other than being issued the Permit disclosed in Section 4.22 of the Sellers Disclosure Schedules, LiquorCo has never conducted any business, had any employees, held any property or assets or any interests therein of any nature or kind whatsoever, and has no obligations, liabilities (whether actual or contingent) or indebtedness owing to any Person.
Section 4.23    Purchased Entities.
a)The Purchased Entities Equity collectively will constitute, as of the Closing, all of the issued and outstanding equity interests of the Purchased Entities. All of the Purchased Entities Equity has been duly authorized and validly issued and is fully paid and non-assessable, to the extent applicable to such entity. There are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other similar rights, convertible securities, agreements or commitments of any kind pursuant to which any Purchased Entity is or may become obligated, to (a) issue, transfer, sell or otherwise dispose of any of its equity interests, or (b) redeem, purchase or otherwise acquire any outstanding Purchased Entities Equity, in each case, other than as may be set forth in the

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Organizational Documents of such Purchased Entity. Sellers are the record and beneficial owner of the Purchased Entities Equity, free and clear of any and all Encumbrances other than Encumbrances arising under applicable securities Laws. The Purchased Entities do not (or once formed will not) have any ownership interests or securities in or of any Person other than the Purchased Entities.
b)Except as set forth on Schedule Section 4.23(b) of the Sellers Disclosure Schedules, (i) there are no Intercompany Agreements, and (ii) during the past two (2) years neither the Sellers nor their Affiliates have been a party to any business arrangement, transaction or relationship or Contract or provided any shared services related to the Business.
Section 4.24 No Other Representations or Warranties; Non-Reliance.
(a)Except for the representations and warranties contained in this Article IV (as modified by the Sellers Disclosure Schedules) and in the other Ancillary Documents, neither Sellers nor any other Person (including the Purchased Entities) makes any other express or implied representation or warranty with respect to the Purchased Entities, the Purchased Assets, Sellers or the transactions contemplated hereby or with respect to any other information provided to Buyer, and Sellers disclaim any other representations or warranties, whether made by Sellers or any of their Affiliates (including the Purchased Entities), officers, directors, employees, agents or other Representatives. Neither Sellers nor any other Person (including the Purchased Entities) will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
(b)Each Seller (i) has relied solely on the representations and warranties of Buyer expressly and specifically set forth in Article V and (ii) other than as contemplated by clause (i), is not relying on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Buyer or any other Person as to any matter concerning Buyer in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) each Seller or any other Person in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby. The provisions of this Section 4.23 shall survive the Closing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND THE OPERATOR
Each of Buyer and the Operator with respect to itself only represents and warrants to Sellers as follows:
Section 5.01 Organization and Qualification .
(a)Buyer is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full trust power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Buyer is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would

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not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)The Operator is a C-corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full trust power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Operator is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of the Operator to consummate the transactions contemplated by this Agreement.
Section 5.02    Authority.
(a)Buyer has full real estate investment trust power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and the Operator) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(b)The Operator has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which the Operator is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Operator of this Agreement and any Ancillary Document to which the Operator is or will be a party, the performance by the Operator of its obligations hereunder and thereunder and the consummation by the Operator of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Operator. This Agreement has been duly executed and delivered by the Operator, and (assuming due authorization, execution and delivery by Sellers and Buyer) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Operator in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which the Operator is or will be a party has been duly executed and delivered by the Operator (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Operator enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.03    No Conflicts; Consents.
(a)The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (ii) conflict

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with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, except, with respect to clause (iii), for any conflicts, violations, breaches or consents, as would not materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby.
(b)The execution, delivery and performance by the Operator of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Operator; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Operator; or (iii) require the consent, notice or other action by any Person under any Contract to which the Operator is a party, except, with respect to clause (iii), for any conflicts, violations, breaches or consents, as would not materially impair or delay the ability of the Operator to consummate the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Operator in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Operator is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer or the Operator.
Section 5.05 Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to Buyer’s Knowledge or the Operator’s Knowledge, as applicable, threatened in writing against or by Buyer or the Operator, as applicable, except as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer or the Operator, as applicable, to consummate the transactions contemplated by this Agreement.
Section 5.06 Sufficient Funds. Buyer currently has available to it, and will have available to it as of the Closing, sufficient funds consisting of cash on hand or other committed sources of funds to enable it to satisfy all of Buyer’s and the Operator’s payment obligations under this Agreement and each Ancillary Document (whether payable on or after the Closing). The obligations of Buyer and the Operator under this Agreement are not subject to any conditions regarding Buyer’s, the Operator’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 5.07 Access and Investigation; Non-Reliance.
(a)Each of Buyer, the Operator and their respective Representatives (i) have had access to and the opportunity to review all of the documents in the Project Silver data room maintained by Donnelley Financial Solutions (the “Data Room”) on behalf of Sellers with respect to the Business as of 5:00 p.m. (Eastern time) on the second (2nd) Business Day prior to the date of this Agreement, (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Business, and (iii) assuming compliance by Sellers with their obligations under Section 6.02, has or will inspect the Owned Real

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Property and is familiar, or will become familiar with, the physical condition thereof, in each case for purposes of conducting a due diligence investigation with respect thereto. Buyer and the Operator each have, or prior to the Closing will have, conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business.
(b)Each of Buyer and the Operator (i) has relied solely on the results of such independent investigation and verification and on the representations and warranties of Sellers expressly and specifically set forth in Article IV and in the Ancillary Documents, and (ii) other than as contemplated by clause (i), is not relying on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, the construction of any improvements comprising the Owned Real Property, fitness for a particular purpose or conformity to samples) of Sellers or any other Person as to any matter concerning Sellers or the Business (including the Purchased Entities) in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer or the Operator, as applicable, or any other Person in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Buyer or its Representatives in the Data Room or presentations including “management presentations”). Without limiting Section 8.02, no Seller nor any other Person shall be subject to any liability to Buyer or any other Person resulting from Sellers making available to Buyer or its Representatives, or Buyer and its Representatives’ use of such information, including any information, documents or material made available in the due diligence materials provided to Buyer and its representatives, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, no Seller nor their Affiliates (including the Purchased Entities) have made and do not make any representations or warranties as to the physical condition, operational status, quality of construction of any improvements, expenses, operation, maintenance, profit, rents, loss or use to which the Owned Real Property or any part thereof may be put, or any other matter or thing affecting or pertaining to the Owned Real Property, and except as otherwise expressly set forth in this Agreement or in the Ancillary Documents. The provisions of this Section 5.07 shall survive the Closing.
Section 5.08 Securities Laws. Each of Buyer and Operator is an “accredited investor” within the meaning of Regulation 45-106 respecting Prospectus Exemptions, and is purchasing as principal and not for the benefit of another party. The Buyer and Operator recognize that such Purchased Entities Equity may not be transferred or sold except pursuant to applicable securities Laws or pursuant to an applicable exemption therefrom. Buyer and the Operator each have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the applicable Purchased Entities Equity and are capable of bearing the economic risks of such investment.
Section 5.09 Tax Matters. Buyer is a “taxable Canadian corporation” within the meaning of the ITA.
Section 5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and in the other Ancillary Documents, neither Buyer, the Operator nor any other Person makes any other express or implied representation or warranty with respect to Buyer or the Operator or the transactions contemplated hereby or with respect to any other information provided to Sellers, and Buyer and the Operator each disclaims any other representations or warranties, whether

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made by Buyer, the Operator or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. Neither Buyer, the Operator nor any other Person will have or be subject to any liability to Sellers or any other Person resulting from the distribution to Sellers, or Sellers’ use of, any such information, including any information, documents, projections, forecasts or other material made available to Sellers or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
ARTICLE VI COVENANTS
Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except (i) as otherwise provided in this Agreement or consented to in writing by Operator and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Law or Governmental Order, (iii) as set forth on Section 6.01 of the Sellers Disclosure Schedule, (iv) to the extent solely related to any Excluded Asset or Excluded Liability, which will not have an adverse effect on the Business (v) solely to the extent necessary to separate the Excluded Assets and Excluded Liabilities from the Purchased Assets, the Assumed Liabilities or Purchased Entities or to the extent necessary or desirable to complete the Pre-Closing Restructuring or (vi) to the extent such action (or inaction) is reasonably necessary in response to an Emergency, Sellers shall use commercially reasonable efforts to (x) conduct the Business in the ordinary course of business; and (y) maintain and preserve intact its current Business organization, operations, goodwill and the relationships with Business Employees. Without limiting the foregoing, from the date hereof until the Closing Date, except (i) as otherwise provided in this Agreement or consented to in writing by Operator or Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Law or Governmental Order, (iii) as set forth on Section 6.01 of the Sellers Disclosure Schedules, (iv) to the extent solely related to any Excluded Asset or Excluded Liability, (v) solely to the extent necessary to separate the Excluded Assets and Excluded Liabilities from the Purchased Assets, the Assumed Liabilities or the Purchased Entities or to the extent necessary or desirable to complete the Pre-Closing Restructuring or (vi) to the extent such action (or inaction) is reasonably necessary in response to an Emergency, each Seller shall use commercially reasonable efforts to, and cause the Purchased Entities to:
(a)preserve and maintain all material Permits required for the conduct of the Business as currently conducted for the ownership and use of the Purchased Assets;
(b)pay the debts, Taxes and other obligations of the Business when due;
(c)continue to collect Accounts Receivable in a manner consistent with past practice;
(d)maintain the material properties and assets included in the Purchased Assets (and the material assets of the Purchased Entities) in the same condition as they were on the date of this Agreement, subject to ordinary course wear and tear;
(e)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)defend and protect the properties and assets included in the Purchased Assets or owned by the Purchased Entities from infringement or usurpation;
(g)perform all of their respective material obligations under all Retained Contracts;

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(h)maintain the Books and Records in accordance with past practice in all material respects;
(i)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets and the Purchased Entities;
(j)not make any material change in any method of accounting or accounting practice for the Purchased Entities or the Business, except (i) as required by ASPE, or (ii) as disclosed in the notes to the Financial Statements, if such change would result in a Tax Liability in the Post-Closing Tax Period (as determined pursuant to Section 6.13(c) for any Straddle Period)..
(k)not make, change or revoke any Tax election or adopt or change any material method of Tax accounting, settle or compromise any liability with respect to Taxes, initiate any voluntary disclosure in respect of Taxes, file any amended income or other material Tax Return or change any accounting period;
(l)not materially change any cash management practices and policies, practices and procedures with respect to the collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(m)not amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of a Material Contract that is a Retained Contract or Lease), release, settle or compromise any material claim, liability or obligation under any Material Contract that is a Retained Contract or Lease or enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract or Lease, in each case other than (x) the automatic renewal or extension of any such Material Contract or Lease pursuant to its terms or on terms not less favorable for the Business, taken as a whole or (y) other than with respect to contracts that are Material Contracts or Leases solely as a result of Section 4.07(a)(i), in each case, in the ordinary course of business;
(n)not transfer, assign, sell or otherwise dispose of any of the Purchased Assets or assets of the Purchased Entities shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(o)not transfer or assign or grant any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business);
(p)not abandon or allow to lapse or fail to maintain in full force and effect any material Intellectual Property Registration, or fail to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Intellectual Property Assets (other than disclosure in the ordinary course of business to a Person bound by adequate confidentiality obligations);
(q)not make material capital expenditures which would constitute Assumed Liabilities;
(r)other than in the ordinary course of business, not (i) grant any bonuses or material increase any wages, salary, severance, pension or other compensation or benefits in respect of any

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Business Employee, other than as provided for in any Material Contract or Benefit Plan in effect on the date of this Agreement or required by applicable Law, (ii) materially change the terms of employment for any Business Employee or terminate any Business Employee with a base compensation in excess of $100,000, or (iii) take any action to accelerate the vesting or payment of any compensation or benefit for any Business Employee; provided, that the foregoing shall not restrict (x) annual renewals of broad-based, nondiscriminatory welfare benefit plans made in the ordinary course of business consistent with past practice or (y) increases in base salary or wages in connection with new hires, promotions or merit increases in the ordinary course of business for employees at or below the level of Vice President; provided that such increases shall not exceed 4%;
(s)other than in the ordinary course of business, not hire any new, or terminate any Business Employee with a base compensation in excess of $100,000;
(t)(i) not adopt, modify or terminate any: (x) material employment, severance, retention or other agreement with any Business Employee that is exclusively engaged by Sellers with respect to the Business or the Purchased Assets or (y) Benefit Plan or (ii) enter into, negotiate or renew any collective bargaining agreement or Contract with a Union that covers any Business Employees or the Park;
(u)not make any loan to (or forgive any loan to) any current directors, officers or employees of the Business or the Purchased Entities;
(v)not cancel any debts or claims or amend, terminate or waive any rights of the Purchased Entities other than in the ordinary course of business;
(w)not permit the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets other than in the ordinary course of business;
(x)not purchase, lease or otherwise acquire the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business;
(y)issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Purchased Entities or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Entities, in each case other than (i) to a subsidiary of a Seller or a Purchased Entity or any of their respective subsidiaries or (ii) the granting of Permitted Encumbrances;
(z)adopt or propose any change to the Organizational Documents of any Purchased Entity in existence as of the date of this Agreement;
(aa) (i) split, combine or reclassify any equity interests of any Purchased Entity or (ii) declare, set aside or pay any dividend or other distribution (other than in cash) in respect of the equity interests in any Purchased Entity;
(bb) other than any transaction between or among Purchased Entities, cause any Purchased Entity to acquire or agree to acquire by merging or consolidating with, or by purchasing

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the equity or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to any Purchased Entity;
(cc) adopt a plan or agreement of complete or partial liquidation or dissolution of any Purchased Entity;
(dd) enter into any new Contract to be added to Section 2.01(c) of the Sellers Disclosure Schedule prior to the Closing, unless such Contract is approved in writing by the Operator (which consent shall not be unreasonably withheld, conditioned or delayed);
(ee) enter into any new Contract (i) which provides for total aggregate payments to be made by or to a Purchased Entity of more than $100,000 or (ii) which cannot be terminated by a Purchased Entity without penalty on not more than 60 days’ notice;
(ff) other than in the ordinary course of business, renew, extend or exercise any option to renew or extend any Retained Contract, or enter into any amendment or modification of a Retained Contract that has the effect of renewing or extending the term thereof; and
(gg)    commit in writing to any of the foregoing.
Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that nothing in this Section 6.01 shall be deemed to limit the transfer, use operation, acquisition or disposition of the Excluded Assets or the Excluded Liabilities prior to, at or after the Closing. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.01 shall prohibit or otherwise restrict in any way the operation of the business of each Seller or any of their subsidiaries or other Affiliates, except solely with respect to the conduct of the Purchased Entities and the Business.
Nothing contained in this Agreement shall be construed to give to Buyer or the Operator, directly or indirectly, rights to control or direct the Business’s or the Purchased Entities’ operations prior to the Closing. Prior to the Closing, the Sellers and their subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Purchased Entities and the Business. Buyer and the Operator acknowledge and agree that Sellers and their Affiliates may repay or cause to be repaid any indebtedness of the Purchased Entities and the Purchased Entities may make any distribution of cash amounts, in each case, at any time prior to 12:01 a.m. (Eastern Time) on the Closing without the consent of, or notice to, Buyer or any of its Affiliates or Representatives.
Section 6.02 Access to Information.
(a)From the date hereof until the Closing, subject to Law and Sellers’ confidentiality obligations, Sellers shall use commercially reasonable efforts to (i) afford Buyer and the Operator and their respective Representatives reasonable access to and the right to inspect, during regular business hours and upon reasonable advance written notice, all of the Owned Real Property, properties, assets, premises, Books and Records, Retained Contracts and other documents and data primarily related to the Business, including the records of the Purchased Entities, (ii) furnish Buyer and the Operator and their respective Representatives with such financial, operating, insurance and other data and information related to the Business as Buyer and the Operator or any of their Representatives may reasonably request; and (iii) instruct the Representatives of Sellers to reasonably cooperate with Buyer and the Operator in their investigation of the Business, in the case of each of clauses (i), (ii) and (iii), solely to the extent necessary for Buyer’s integration preparation.

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(b)Prior to Closing, to the extent required under applicable Law governing the processing of Personal Information, Sellers, Buyer and the Operator (as applicable) shall negotiate in good faith and enter into any data processing agreements, data transfer agreements, or other agreements or amendments necessary to ensure that the transfer and processing of Personal Information within the Purchased Assets (including Parks Customer Information) as contemplated by this Agreement complies with such Laws.
(c)Without limiting the foregoing, from the date of this Agreement and until Closing, Buyer shall not be entitled to conduct any intrusive sampling of environmental media or investigation that is destructive or involves boring or penetration into the Owned Real Property, including “Phase II” environmental testing, without the express written consent of Sellers, which consent shall not be unreasonably withheld or delayed. Any request by Buyer to Sellers for permission to conduct any such destructive or intrusive testing shall be in writing and shall be accompanied by a written scope of the intended work in sufficient detail to allow Sellers to reasonably evaluate the request. If granted, such consent shall not be construed to and shall not release Buyer from its indemnification of Sellers under this Section 6.02. Buyer shall be exclusively responsible for all costs and fees associated with its investigation and review of the Owned Real Property. Any investigation pursuant to this Section 6.02 shall be conducted (i) in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers,
(ii) in a safe and professional manner, (iii) so as not to create any dangerous or hazardous condition on the Owned Real Property, (iv) in compliance with all applicable Laws, and (v) in a manner that does not cause any damage, loss, cost or expense to, or claims against Sellers or the Owned Real Property. Buyer further agrees to repair any damage Buyer or its Representatives shall cause to the Owned Real Property and further agrees to indemnify, defend and hold harmless Sellers from any and all Liabilities (including attorneys’ fees and expenses) resulting from the activities of Buyer or its Representatives upon the Owned Real Property and from and against all mechanics’, materialmen’s or other liens resulting from the conduct of Buyer and/or its Representatives upon the Owned Real Property.
(d)Prior to any entry by Buyer or the Operator or any of their Representatives onto the Owned Real Property for the purpose of any inspections contemplated in paragraph 6.02(c), Buyer or the Operator, as the case may be, shall provide to Sellers evidence satisfactory to Sellers that Buyer or the Operator, as the case may be, has in force adequate liability and property damage insurance with coverage of not less than two million dollars ($2,000,000), to protect Sellers against any and all Liabilities (including attorney’s fees and expenses) which may occur as a result of any activity of Buyer or the Operator, as applicable, and their Representatives on the Owned Real Property.
(e)The foregoing shall not limit or release Buyer’s indemnification obligations contained in subparagraph (b), above.
Section 6.03    No Solicitation of Other Bids.
(a)Until the earlier of (x) the termination of this Agreement in accordance with its terms or (y) the Closing, Sellers shall not, and shall not authorize or permit any of their controlled Affiliates, and shall direct its or their Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any material non-public information to, any Person intending to further a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments regarding an Acquisition Proposal. Following entry into this Agreement, Sellers shall immediately cease and cause to be terminated, and shall cause its controlled Affiliates and direct

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all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer, Operator or any of their respective Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of the Park or all or any material portion of the Business, the Purchased Entities or the Purchased Assets; provided, that, for the avoidance of doubt, any inquiry, proposal or offer concerning the sale or other transfer of Sellers or all or substantially all of the assets of Sellers (subject to the terms of this Agreement with respect to the Business, the Purchased Entities and the Purchased Assets) shall not be considered an Acquisition Proposal and nothing in this Section 6.03 shall limit or inhibit Sellers or their subsidiaries and their respective Representatives in connection therewith.
(b)Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04 Notice of Certain Events.
(a)From the date hereof until the Closing, Sellers shall promptly notify Operator and Buyer in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (B) has resulted in or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)any Material Casualty that occurs or any Material Condemnation that is filed or threatened in writing; and
(iii)any Actions commenced that would reasonably be expected to be material to the Business.
(b)From the date hereof until the Closing, Sellers and Buyer shall each, as the case may be, promptly notify the other party of:
(i)any Actions commenced or threatened in writing in connection with the transactions contemplated by this Agreement;
(ii)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.
(c)Buyer’s, Operator’s or Sellers’ receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers, Operator or Buyer, as applicable, in this Agreement (including Article VIII and Section 9.01) and shall not be deemed to amend or supplement the Sellers Disclosure Schedules.

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Section 6.05    Employees and Employee Benefits.
(a)Operator acknowledges and agrees that all Business Employee shall, notwithstanding the acquisition by the Operator of the Business, remain in the employment of OpCo (the “Transferred Employees”). The Operator agrees that it shall cause its Affiliates (including OpCo) to continue to provide the Transferred Employees whose employment is not governed by a collective bargaining agreement, terms and conditions of employment that are substantially similar in the aggregate to those which applied to such Transferred Employees immediately prior to the Closing Date (the “Employment Terms”). Any severance pay or pay in lieu of notice of Business Employees terminated by the Business prior to Closing and at the Operator’s request, or by the Operator after Closing, or any Claim by such Business Employees with regards to termination of their employment with the Business shall be assumed and paid by the Operator and shall be deemed an Assumed Liability. Any severance pay or pay in lieu of notice of any Business Employees that are terminated prior to the Closing other than at the Operator’s request or any Claim by such Business Employees with regards to termination of their employment shall be assumed and paid by the Partnership Sellers and shall be deemed an Excluded Liability.
(b)Effective upon the Closing Date, OpCo shall continue to assume each collective bargaining agreement or Contract with any Union governing the terms and conditions of employment of the Business Employees represented by a Union, pursuant to applicable Laws. Effective as of the Closing Date, OpCo (or the Operator or any other of its Affiliates, as applicable) shall become a successor employer to the Purchased Entities in respect of each Multi-Employer Plan. The Sellers and the Operator shall cooperate in good faith to take all actions and complete all steps as are reasonably necessary or desirable for OpCo (or the Operator or any other of its Affiliates, as applicable) to assume all obligations as successor employer in respect of each Multi-Employer Plan.
(c)Effective as of the Closing Date, OpCo (or Operator or any other of its Affiliates, as applicable) shall assume, and the Sellers will assign to OpCo (or Operator or any other of its Affiliates, as applicable), the Assumed Benefit Plans, Assumed Benefit Plan Contracts, rights to assets and all Liabilities thereunder. The Sellers shall use reasonable commercial efforts, to take all actions and complete all steps as are reasonably necessary or desirable to effect this assignment and assumption of these Assumed Benefit Plans and Assumed Benefit Plan Contracts, including obtaining, prior to the Closing Date, (x) all required third-party consents and authorizations or, (y) causing the Assumed Benefit Plans governing documents to be amended and filed with the applicable Governmental Authorities. OpCo, the Operator or any other of its Affiliates, as applicable, shall co-operate with Buyer in good faith to facilitate the Sellers’ efforts to obtain such consents. With respect to an Assumed Benefit Plan Contract that is an insurance policy, including a group annuity policy, issued by an insurance company authorized to do business in Canada or one or more provinces thereof, such Assumed Benefit Plan Contract shall be deemed to be assigned where such insurance company effects assignment of same through the cancellation of such insurance policy and the immediate issuance of a replacement insurance policy in OpCo, the Operator or any other of its Affiliates’ name on such terms that are satisfactory to the Operator. The Sellers shall use commercially reasonable efforts to (i) to have any employers other than the Purchased Entities cease to be participating employers in any Assumed Benefit Plan, with an effective date no later than the date immediately before the Closing Date; (ii) ensure that any such Persons described in (i) have no further amounts owing or payable under the Assumed Benefit Plans.
(d)Partnership Sellers shall be solely responsible, and neither Buyer nor the Operator shall have any obligations whatsoever, for any Liabilities, compensation or other amounts payable

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to any Business Employee or any former employee, officer, director, independent contractor or consultant of the Business, in respect of periods prior to the Closing, including hourly pay, commission, bonus, salary, accrued vacation or other paid time off, including paid sick leave, fringe or profit sharing benefits or severance pay for any period relating to the period on or prior to the Closing Date and Sellers shall pay, or cause to be paid, all such amounts to all entitled persons on or prior to the Closing Date. Partnership Sellers shall also be solely responsible and neither Buyer nor the Operator shall have any obligations whatsoever, for any Liability, compensation or other amounts payable in respect of any current or former employees of any Seller who are not Business Employees, with respect to any period of time whatsoever. The Transferred Employees shall, as of the Closing Date, cease to accrue further benefits under the Excluded Benefit Plans and the Excluded Benefit Plan Contracts. OpCo (and the Operator or any other of its Affiliates, as applicable) shall not assume any of the Excluded Benefit Plans, the Excluded Benefit Plan Contract or Liabilities for accrued benefits or any other Liabilities under or in respect of any of foregoing, whensoever arising, and such Excluded Benefit Plans, Excluded Benefit Plan Contracts and the Liabilities thereunder shall be retained by Partnership Sellers.
(e)Partnership Sellers shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Partnership Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(f)Operator agrees that the Transferred Employees shall immediately be eligible to participate in the Assumed Benefit Plans and/or in any other employee benefit plans, programs, arrangements, agreements, policies or practices offered by OpCo, the Operator or any other Affiliate of the Operator (such plans to be called the “Operator Plans”), subject to the terms thereof to the extent coverage pursuant to any Operator Plan, to replace coverage pursuant to a comparable Excluded Benefit Plan in which such Transferred Employee participated in immediately prior to the Closing Date. For purposes of each Operator Plan providing group health benefits to Transferred Employees in the plan year in which the Closing occurs, the Operator shall, or shall cause OpCo and other of its Affiliates to use commercially reasonable efforts to, cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Operator Plan to be waived for such Transferred Employee and his or her spouse and/or covered dependents (to the extent waived or satisfied under the comparable Excluded Benefit Plan as of the Closing Date), and any eligible expenses incurred by such Transferred Employee and his or her spouse and covered dependents during the portion of the plan year of the Excluded Benefit Plan ending on the date such Transferred Employee’s participation in the corresponding Operator Plan begins to be given full credit pursuant to such Operator Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her spouse and/or covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Operator Plan. For purposes of any claims under
(a) any Excluded Benefit Plans or (b) Operator Plans incurred as of the Closing Date, the date on which claims are incurred will be: (i) in the case of a death claim, the date of death, (ii) in the case of a short term disability claim, long term disability claim or a life insurance premium waiver claim, the date of the first incidence of disability, illness, injury or disease that first qualifies an individual for benefits or to commence a qualifying period for benefits, (iii) in the case of extended health care benefits, including dental and medical treatments, the date of treatment or the date of purchase of eligible medical or dental supplies, and (iv) in the case of a claim for drug or vision benefits, the date the prescription was filled. Without limiting the Liabilities incumbent upon the Sellers under this Section 6.05(f), Sellers shall advise in writing the Transferred Employees of their obligation to file claims for goods or services supplied before the Closing Date in accordance and compliance

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with the time frame provided under any Assumed Benefit Plans and/or Excluded Benefit Plans, as applicable.
(g)As of the Closing Date, the Operator shall, or shall cause OpCo, the Operator and any other of its Affiliates, to use reasonable best efforts, as applicable, to recognize the service of the Transferred Employees with the Purchased Entities or the Sellers for the purpose of vacation or severance benefit accruals for full or partial years (but not benefit accruals under any Operator Plan), eligibility under the Operator Plans; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits for the same period of service.
(h)Other than any Assumed Benefit Plans and Assumed Benefit Plan Contracts, as they respectively read as of the Closing Date, and any Multi-Employer Plans, nothing in this Agreement shall be construed as requiring any specific compensation or employee benefit plans, programs or arrangements to be established, continue to be maintained or otherwise offered by OpCo, the Operator or any other of its Affiliates with respect to the Transferred Employees, subject to OpCo, Operator and their Affiliates’ obligations with respect to Employment Terms pursuant to
(a). Nothing in this Agreement shall otherwise limit Buyer’s right to change, following the Closing, the terms and conditions of any Assumed Benefit Plans and Assumed Benefit Plan Contracts, subject to OpCo, Operator and their Affiliates’ obligations with respect to Employment Terms pursuant to (a).
(i)Notwithstanding anything herein to the contrary, nothing herein shall restrict or limit Operator’s or OpCo’s ability to terminate the employment of any employees, including any Transferred Employees, following the Closing in accordance with applicable Laws.
Section 6.06    Confidentiality.
(a)Prior to the Closing, Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement will automatically terminate at the Closing with respect to Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Purchased Entities and the Business; provided, however, that Buyer acknowledges that any and all other Confidential Information provided to it by Sellers or their Representatives concerning a Seller or any of its Affiliates (other the Purchased Entities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b)From and after the Closing Date, for a period of two (2) years, and except as provided in Section 6.11, each Partnership Seller shall, and shall cause its controlled Affiliates to, hold, and shall direct its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller can show that such information (i) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives acting on their behalf,
(ii) is furnished by a third party that is under no continuing confidentiality obligation, (iii) is the subject of a written permission to disclose provided by Buyer to such Seller, (iv) is required to be furnished or disclosed by applicable Law (including the rules of any security exchange) or (v) is compelled to be disclosed or provided by judicial or administrative process. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller (to the extent not prohibited by Law) shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be

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disclosed, provided that such Seller shall use reasonable best efforts at the sole expense and cost of Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Sellers and their Affiliates shall be entitled to disclose any information to their auditors, attorneys and other professional advisors who are subject to a duty of confidentiality owed with respect to such information. Partnership Sellers shall be responsible for any breach or violation of this Section 6.06 by any of their or their Affiliates’ Representatives, except for any Representative that agrees in writing with Buyer and the Operator to be bound by this Section 6.06.
Section 6.07 Non-Competition; Non-Solicitation.
(a)For a period of three (3) years commencing on the Closing Date, Partnership Sellers shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) engage in or knowingly assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory, as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, knowingly induce or knowingly encourage any material supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship with the Business. Notwithstanding the foregoing, nothing herein shall preclude Partnership Sellers or any of their Affiliates from: (w) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or other established securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (x) exercising their respective rights or performing or complying with their respective obligations under or as contemplated by this Agreement or the Ancillary Documents or (y) acquiring and operating any Person or business if less than 15% of such Person’s or business’s aggregate gross revenue are attributable to a business, unit or division that constitutes a Restricted Business.
(b)For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), without the prior written consent of the Operator, with such consent to be given in the Operator’s sole discretion, no Partnership Seller shall, and no Partnership Seller shall permit any of its subsidiaries to, directly or indirectly, solicit any full time employee who is employed by the Operator or any of its Affiliates pursuant to Section 6.05(a), or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent such Partnership Seller or any of its Affiliates from soliciting (i) any employee whose employment has been terminated by the Operator, (ii) any employee whose employment has been terminated for “serious reason” or (iii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)For the Restricted Period, without the prior written consent of the applicable Partnership Seller who is the employer of the applicable Person, with such consent to be given in such Partnership Seller’’ sole discretion, Buyer and the Operator shall each not, and shall each not permit any of their respective subsidiaries to, directly or indirectly, solicit those Persons listed on Section 6.07(c) of the Sellers Disclosure Schedules (collectively, the “Seller Restricted Employees”), or encourage any Seller Restricted Employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any Seller Restricted Employee; provided, that nothing in this Section 6.07(c) shall prevent Buyer, the Operator or any of their respective Affiliates from soliciting (i) any Seller Restricted Employee whose employment has been terminated by such Partnership Seller, (ii) any Seller Restricted Employee whose

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employment has been terminated for “serious reason” or (iii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(d)Partnership Sellers, the Operator and Buyer each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Sellers, the Operator or Buyer, as the case may be, for which monetary damages would not be an adequate remedy, and each party hereto hereby agrees that in the event of a breach or a threatened breach by any Partnership Seller, the Operator or Buyer of any such obligations, Buyer, the Operator or any Partnership Seller, as the case may be, shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)Partnership Sellers, the Operator and Buyer each acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer, the Operator or Partnership Sellers, as the case may be, and constitute a material inducement to Buyer, the Operator and each Partnership Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to be unreasonable with regards to the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then the parties hereto shall renegotiate these provisions in good faith, to impose only those restrictions on the Partnership Sellers’ conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Buyer and the Operator the benefits of this Section 6.07. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08 Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as possible, but no later than fifteen (15) Business Days after the date hereof, (i) make, or cause or be made, all filings and submissions, if any, required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities, including with respect to Permits and Environmental Permits, that may be or become necessary for the execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties other than Governmental Authorities (which are governed by Section 6.08(a)) that are described in Section 4.03 of the Sellers Disclosure Schedules (each, a “Third-Party Consent”). Notwithstanding anything in this Agreement to the contrary, none of Sellers, Buyer nor any of their respective Affiliates shall be required to compensate any third party, commence or participate in any action or proceeding or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third-Party Consent. For the

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avoidance of doubt, no representation, warranty or covenant of Sellers contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied (excluding Section 7.02(c)), based on (i) the failure to obtain any Third-Party Consent or (ii) any action or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third-Party Consent.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections
(a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any scheduled meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)Buyer shall cooperate with Sellers and shall use commercially reasonable efforts to cause the guarantee given by an Affiliate of the Sellers (the “Emphyteusis Guarantor”) pursuant to the Emphyteusis to be terminated and released prior to Closing. For greater certainty and notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation whatsoever to replace any such guarantee pursuant to the Emphyteusis, or to otherwise provide, make available or identify a replacement guarantor (surety), or to provide any other form of credit enhancement, security or financial assurance (including without limitation a letter of credit, hypothec, or other form of personal or real security). In the event that such termination and release of the Emphyteusis Guarantor does not occur prior to Closing, Limited Partnership, Buyer and Emphyteusis Guarantor shall execute and enter into the Emphyteusis Ancillary Agreement attached hereto as Exhibit D on the Closing Date.
Section 6.09    Books and Records.

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(a)In order to facilitate the resolution of any claims made against or incurred by a Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years from the Closing Date, Buyer and the Operator shall each, as applicable:
(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of each Seller; and
(ii)upon reasonable notice with a necessary business purpose, afford the applicable Partnership Seller’s Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years from the Closing Date, each Seller shall:
(i)retain copies of the books and records (including personnel files) of such Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)upon reasonable notice with a necessary business purpose, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)Neither Buyer, the Operator nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law. All information received by Buyer or any Seller, as applicable, and given by or on behalf of any Seller or Buyer, as applicable, in connection with this Agreement and the transactions contemplated hereby will be held by such party and its Representatives pursuant to the terms of the Confidentiality Agreement and Section 6.06, as applicable.
Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.11 Public Announcements. The parties hereto shall issue a mutually agreeable press release regarding this Agreement and the transactions contemplated hereby promptly following the date hereof. Unless otherwise required by applicable Law or the rules or obligations of any securities exchange (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of such announcement.
Section 6.12    Wrong Pockets.
(a)If at any time after the Closing, any Partnership Seller or any of its Affiliates (i) receives any payment, remittance or other amount in respect of the operation of the Business following the Closing or (ii) is in possession of a Purchased Asset, or the proceeds thereof, or an Assumed Liability, then, in each case, such Partnership Seller shall promptly notify Buyer and the Operator of its receipt or possession of such payment, asset or liability and transfer, or cause its

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applicable Affiliate to transfer, such funds or assets or liabilities to Buyer or the Operator (or its designee) as soon as reasonably practicable upon identification thereof, for no additional consideration and at no additional cost to Buyer or the Operator (and Buyer or the Operator, as the case may be, shall agree to execute any agreements reasonably requested by such Seller to evidence the assumption of such liability). Prior to any such transfer, such Seller shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Buyer and the Operator (or its designee) such funds or assets and provide to Buyer and the Operator (or its designee) all of the benefits arising from such funds or assets or burdens arising from such liability and otherwise cause such funds or assets or liabilities to be used as reasonably instructed by Buyer or the Operator.
(b)If at any time after the Closing, Buyer or the Operator or any of its Affiliates (including the Purchased Entities) has retained or received or otherwise comes to possess any Excluded Asset or Excluded Liability, Buyer or the Operator or such Affiliate will promptly notify the applicable Partnership Seller of its possession of such asset or liability and transfer, or cause its applicable Affiliate to transfer, such asset or liability to such Partnership Seller or its designee as soon as reasonably practicable upon identification thereof, for no additional consideration and at no additional cost to such Partnership Seller (and such Partnership Seller shall agree to execute any agreements reasonably requested by Buyer or the Operator to evidence the assumption of such Excluded Liability). Prior to any such transfer, Buyer or the Operator shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of the applicable Partnership Seller (or its designee) such assets and provide to such Partnership Seller (or its designee) all of the benefits arising from such assets or burdens arising from such liability and otherwise cause such assets or liabilities to be used as reasonably instructed by such Partnership Seller.
Section 6.13 Tax Matters.
(a)Allocation of Limited Partnership Income and Loss for Straddle Period.
(i)The Parties acknowledge that, pursuant to subsection 96(1) of the ITA, the income or loss of the Limited Partnership for its fiscal period in which the Closing occurs (the “Relevant Fiscal Period”) will, absent agreement to the contrary, be allocated among the persons who are partners at the end of the Relevant Fiscal Period, regardless of the period during which such persons held their partnership interests. The Parties further acknowledge that, in the absence of a special allocation, the General Partner and the LP Seller may be allocated income or loss attributable to the period after Closing for purposes of subsection 96(1.01) of the ITA, and the Buyer may be allocated income or loss attributable to the period prior to Closing, which would not reflect the economic reality of their respective periods of ownership.
(ii)The Parties agree that, notwithstanding any provision of the Limited Partnership Agreement or the default rules under the ITA, the income or loss of the Limited Partnership for the Relevant Fiscal Period shall, to the maximum extent permitted by Law, be allocated between the General Partner, the LP Seller and Buyer as follows:
a.The portion of the Limited Partnership’s income or loss for the Relevant Fiscal Period that is attributable to the period commencing on the first day of the Relevant Fiscal Period and ending at the close of Business on the Closing Date (the “Pre-Closing Relevant Fiscal Period”) including, for greater certainty,

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any income or loss attributable to the transfer of operating assets to OpCo (if any) and any income pursuant to subsection 80(13) of the ITA and its provincial equivalent relating to the settlement of any debts by the Limited Partnership in connection with Closing, shall be allocated to the General Partner and the LP Seller in accordance with the allocation methodology set forth under the Limited Partnership Agreement; and
b.The portion of the Limited Partnership’s income or loss for the Relevant Fiscal Period that is attributable to the period commencing immediately after the Closing Date and ending on the last day of the Relevant Fiscal Period (the “Post-Closing Relevant Fiscal Period”) shall be allocated to Buyer in accordance with the allocation methodology set forth under the Limited Partnership Agreement.
(iii)The Parties shall cause the Limited Partnership and its general partner or managing partner to take all necessary actions, including the preparation of interim financial statements or notional allocations, to give effect to the allocation described in Section 6.12(a)(a)(ii) in a manner consistent with existing procedures, practices and accounting methods of the Limited Partnership unless any such procedure, practice, accounting method or other contemplated treatment is not permitted under Law; provided, however, that (i) in the case of a deduction or credit that is calculated for an annual or periodic basis, such deduction or credit shall be computed on a pro-rata basis based on the number of days in the Pre-Closing Relevant Fiscal Period (excluding for greater certainty, with respect to such a deduction or credit calculated for an annual or periodic basis that arises pursuant to expenses incurred on or after Closing, for which associated Tax deductions in any Straddle Period shall be allocated to the greatest extent possible to the notional Straddle Period beginning as of the Closing for the Buyer’s benefit), and (ii) any amount of Liabilities of the Limited Partnership incurred before Closing shall be allocated to the Pre-Closing Relevant Fiscal Period. Buyer shall provide the Sellers with an opportunity to comment on any interim financial statements or notional allocations and Buyer shall reflect all reasonable comments of the Sellers in respect thereof.
(iv)The Parties shall cooperate in good faith to ensure that the Limited Partnership’s information return and all related Tax Returns reflect the allocation of income or loss as set out herein, to the extent permitted by Law. If any tax authority challenges the allocation of income or loss as provided herein, the Parties shall cooperate in responding to such challenge and shall adjust the allocation between themselves as necessary to ensure that each Party bears the economic benefit or burden of the income or loss attributable to its period of ownership.
(v)If, notwithstanding the foregoing, the General Partner and the LP Seller are allocated any income or loss of the Limited Partnership for the Relevant Fiscal Period that is attributable to the Post-Closing Relevant Fiscal Period, or Buyer is allocated any income or loss attributable to the Pre-Closing Relevant Fiscal Period, the Parties shall make such cash payments between themselves as are necessary to ensure that the economic benefit or burden of such income or loss is borne by the Party to whom it is properly attributable under Section 6.12(a)(a)(ii). Each Party shall indemnify and hold harmless the other Party from and against any Tax, interest, penalty, or other amount assessed against the other Party as a result of the failure to allocate income or loss in accordance with this

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Section 6.13(a), except to the extent such failure results from the other Party’s breach of this Agreement or Law.
(vi)The Parties shall use commercially reasonable efforts to cause the Limited Partnership and its general partner or managing partner to amend the Limited Partnership Agreement prior to Closing, if necessary, to permit and give effect to the allocation of income or loss as set out in this Section 6.13(a).
(b)Preparation of Tax Returns.
(i)The Sellers or their Affiliates shall prepare, or cause to be prepared, all income Tax Returns required by applicable Law to be filed by the Purchased Entities after the Closing Date with respect to all Pre-Closing Tax Periods (other than Straddle Periods) (the “Seller Prepared Tax Returns”). Such Seller Prepared Tax Returns shall be prepared in a manner consistent with past practice of the applicable Purchased Entity, unless otherwise required by applicable Law. The Sellers or their Affiliates, as applicable, shall provide Buyer with a draft of any such Tax Returns (with copies of any relevant schedules, work papers and other documentation then available) no later than twenty (20) Business Days before the filing due date for such Tax Return. Buyer shall provide any comments no later than ten (10) Business Days prior to such due date, and the Sellers or their Affiliates, as applicable, shall reflect such comments to the extent such comments are reasonable.
(ii)Buyer or the Operator, as applicable, shall prepare, or shall cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required by applicable Law to be filed by the Purchased Entities after the Closing Date with respect to all Pre-Closing Tax Periods (other than the Seller Prepared Tax Returns) (the “Buyer Prepared Tax Returns”). Such Buyer Prepared Tax Returns shall be prepared in a manner consistent with past practice of the applicable Purchased Entity, unless otherwise required by applicable Law. The Buyer or the Operator, as applicable, shall provide Sellers with a draft of any such Tax Returns (with copies of any relevant schedules, work papers and other documentation then available) no later than twenty (20) Business Days before the filing due date for such Tax Return. Sellers shall provide any comments no later than ten (10) Business Days prior to such due date, and Buyer or the Operator, as applicable, shall reflect such comments to the extent such comments are reasonable For greater certainty, no Acquired Corporations shall claim any Tax deduction with respect to Transaction Expenses incurred on behalf of or for the benefit of the LP Seller or GP Seller. The Parties acknowledge that the liability for Taxes of the Purchased Entities relating to the Pre-Closing Tax Periods will not be assumed by Buyer or Operator and , except to the extent already accounted for in the determination of the Purchase Price, the relevant Seller shall remit to Buyer or Operator, as applicable, promptly after the determination of such Taxes an amount equal to such Taxes and Buyer shall pay such Taxes to the appropriate Governmental Authority on behalf of the relevant Purchased Entities.
(c)Straddle Period. For the purposes of computing the portion of any Taxes attributable to any taxation year or period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is allocable to the a Pre-Closing Straddle Period shall be (A) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period,

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and (B) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing.
(d)Tax Proceedings.
(i)Buyer or the Operator, as applicable, shall promptly notify the Sellers in writing upon receipt by the Buyer or the Operator, as applicable, or any of their respective Affiliates (including, following the Closing and for the avoidance of doubt, any applicable Purchased Entity) of any communication from a tax authority concerning any pending or threatened audit, claim, demand or administrative or judicial proceeding relating to Taxes (a “Tax Claim”) that could affect the Sellers or any of their Affiliates, and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of the Buyer or the Operator, as applicable, to provide such notice shall not release the Sellers from any of its obligations under this Agreement except to the extent of any liability or prejudice directly caused by or arising out of such delay or failure.
(ii)Notwithstanding Section 8.05, Sellers shall have the exclusive right to control any Tax Claim to the extent that any such Tax Claim relates exclusively to Taxes of a Purchased Entity or an Acquired Corporation for a Pre-Closing Tax Period or that could otherwise affect the Sellers or any of their Affiliates, except where the Tax Claim relates in whole or in part to Taxes for any Post-Closing Tax Period or the Tax Claim relates exclusively to Taxes for any Pre-Closing Tax Period but could reasonably be expected (as determined by Buyer and the Operator) to materially and adversely impact Taxes of the Purchased Entities in respect of Post-Closing Tax Period. To the extent that any Tax Claim could affect the Sellers or any of their Affiliates, neither the Buyer nor any of its Affiliates shall settle such Tax Claim without the Sellers’ consent, not to be unreasonably withheld, conditioned or delayed.
(iii)Sellers' right to control any Tax Claim hereunder shall only apply after payment to the applicable Governmental Authority of the amount of Tax subject at that time to collection measures by the applicable Governmental Authority (the “Prepaid Amount”). In the event such Tax Claim is subsequently settled in accordance with the terms of a settlement or final non-appealable judgment, the Buyer or the Operator, as applicable, shall promptly reimburse to the Sellers the lesser of: (i) the Prepaid Amount and any interest received from the Governmental Authority thereon (net after Tax); and (ii) the Prepaid Amount less the final amount of Tax due pursuant to such Tax Claim in accordance with the terms of such settlement or final non-appealable judgment.
(e)Refunds. To the extent any Purchased Entity or Acquired Corporation receives a refund of Taxes, credit against Taxes otherwise payable (whether actually received or which can be applied as a credit or offset against Taxes otherwise payable), overpayment or excess instalments of income Tax owed, owing or that may be owed or owing to such Purchased Entity or Acquired Corporation including any interest actually received (or credited) with respect thereto, from any tax authority for any Pre-Closing Tax Period or Pre-Closing Straddle Period that has not been reflected in the Closing Statement and that does not result from the carryback of a Tax attribute of an Acquired Corporation relating to a Post-Closing Tax Period, net of any Taxes incurred or accrued on account of the receipt of such refund and any out-of-pocket costs incurred in connection with such receipt (a “Tax Refund”), Buyer or the Operator, as applicable, shall, as soon as is reasonably

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practicable and in any event within ten (10) Business Days of such receipt or receipt of a notification that such Tax Refund has been applied against an amount of Taxes otherwise payable by such Purchased Entity or Acquired Corporation, pay as an adjustment of the Purchase Price an amount equal to such Tax Refund, as applicable, to the applicable Seller in accordance with their respective Closing Date Payment. Sellers shall, on a solidary basis, promptly repay to Buyer or Operator, as applicable, any amount (plus applicable interest and penalties) paid to them pursuant to this Section 6.13(e) to the extent of any such amount that must be reimbursed by the Purchased Entities to the relevant taxing authorities.
(f)Post-Closing Actions. Neither Buyer nor the Operator, as applicable, shall, and shall not permit any of its respective Affiliates (including, after the Closing for the avoidance of doubt, the applicable Purchased Entities) to (a) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to any Pre-Closing Tax Period, (b) voluntarily approach any tax authority regarding any Taxes or Tax Returns relating to a Pre-Closing Tax Period, (c) make, revoke or change any election with respect to any Purchased Entity or Acquired Corporation that has retroactive effect to any Pre-Closing Tax Period, (d) take any action relating to Taxes, or that could create adverse Tax consequences to Sellers after the Closing Date, that is outside the ordinary course of business (other than as expressly contemplated by this Agreement), or (d) compromise, concede, or settle any Tax liability of any Purchased Entity or Acquired Corporation with respect to any Pre-Closing Tax Period, in each case if such action may result in any increase in Tax for any Pre-Closing Tax Period and if such action is made without the consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed.
(g)Tax Cooperation. From and after the Closing, Buyer and Sellers shall: (i) reasonably assist (and cause its respective Affiliates to reasonably assist) the other party in preparing any Tax Returns or reports with respect to a Pre-Closing Tax Period that such other party is responsible for preparing and filing with respect to the Acquired Corporations, and Buyer shall cause the Acquired Corporations to retain all records related to Taxes for a reason amount of time after the Closing Date, and shall deliver such records to Sellers at any Seller’s request; (ii) reasonably cooperate in preparing for any audits of, or disputes with tax authorities regarding, any Pre-Closing Tax Period of any of the Acquired Corporations; (iii) make available to the other as reasonably requested all information, records, and documents relating to Taxes for a Pre-Closing Tax Period of any of the Acquired Corporations; and (iv) furnish the other with copies of all correspondence received from any tax authority in connection with any Tax audit or information request with respect to Taxes for which the other party may be liable.
(h)Adjustment. Any amount paid under this Section 6.12(a) shall be considered as an adjustment to the Purchase Price.
(i)Certain U.S. Tax Elections.
(i)Section 338 Election. Buyer, Operator and their Affiliates, as applicable, shall not make any election under section 338 of the Code, or under any analogous state, local, or non-U.S. Tax law equivalent in respect of the transaction that is the subject of this Agreement or any of the Purchased Entities.
(ii)Closing of the Books. If, as a result of the transactions contemplated by this Agreement any of the Purchased Entities that is or was a “controlled foreign corporation” (within the meaning of Section 957 of the Code) changes ownership during its taxable year, unless otherwise mutually agreed to by Buyer, Operator, and Seller, the

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Parties shall, and shall cause their Affiliates and equity owners, as applicable, to, make (i) any election available under Section 951(a)(2)(B) (or any successor provision) and Treasury Regulations promulgated thereunder; and (ii) the election set forth in Treasury Regulations Section 1.245A-5(e)(3)(i) with respect to such controlled foreign corporations, in each case, to the extent such election is available under applicable Law, to treat the taxable year of such controlled foreign corporations as closing as of the Closing Date.
(iii)Extraordinary Transactions. Buyer, Operator, and its Affiliates (which includes the Purchased Entities after the Closing), shall prohibit and prevent the Purchased Entities from engaging in any action or transaction that is out of the ordinary course of business on the Closing Date after the Closing.
Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.15 Pre-Closing Sharing of Data. The parties hereto acknowledge and agree that the Personal Information disclosed or made available by Sellers to Buyer and the Operator in connection with this Agreement and any Ancillary Documents (the “Transaction Personal Information”) is necessary for the purposes of enabling Buyer and the Operator to perform their obligations under this Agreement and consummate the transactions contemplated by this Agreement. Buyer and the Operator shall, at all times, comply in all material respects with applicable Laws relating to the collection, use, processing, storage, transfer or protection of any Personal Information, and not use, disclose or process the Transaction Personal Information for any purposes other than those related to the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, or any other similar purposes or as required by Law. Buyer and the Operator shall take reasonable and appropriate steps to protect the Transaction Personal Information by applying a standard of care at least as protective of such information as Buyer’s and the Operator’s, as applicable, current policies, practices, or procedures applicable to Personal Information and other sensitive data, but in any event by applying at least a reasonable standard of care. If the transactions contemplated by this Agreement do not proceed, Buyer and the Operator shall each return to the applicable Seller or, at such Seller’s request, securely destroy and/or (at such Seller’s request) return to such Seller, as applicable, the Transaction Personal Information including all copies, reproductions, summaries or extracts thereof, within a reasonable period of time; provided, that neither Buyer nor the Operator will not be required to erase Transaction Personal Information contained in an archived computer system backup made in accordance with Buyer’s or the Operator’s, as applicable, security and/or disaster recovery procedures, provided that such archived copy shall (i) be erased or destroyed in the ordinary course of such party's data processing procedures and (ii) shall remain fully subject to the obligations contained in this Section 6.15.
Section 6.16 Contact with Business Relations. Except for the individuals listed on Section
6.16 of the Sellers Disclosure Schedules, neither Buyer nor the Operator is authorized to and shall not (and shall not permit any of their respective Representatives or Affiliates to) contact any officer, director, manager or employee of the Business or any Person known to Buyer or the Operator, as applicable, to be a customer, supplier, distributor, lessor, lessee, licensor or other material business relation of the Business, Sellers or their subsidiaries (each, a “Business Relation”) prior to the Closing without the coordination of Sellers in connection with, or relating to, the transactions contemplated hereby, in each case, except (i) Buyer and the Operator may contact employees of the Business directly in accordance with terms of Section 6.05; provided, that a member of Sellers’ human resources department is either present (whether in-person or virtually) for such communications or on copy with respect to all email communications sent by Buyer

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or Operator, and (ii) Buyer or the Operator, as applicable, may contact any Business Relation that is also a customer, supplier, distributor, lessor, lessee, licensor or other material business relation of Buyer or Operator, as applicable, as of the date of this Agreement, in the ordinary course of business unrelated to the transactions contemplated hereby.
Section 6.17    Intellectual Property.
(a)Buyer may continue to use the Excluded Intellectual Property in substantially the same manner that the Excluded Intellectual Property are used in connection with the Business immediately prior to the Closing; provided that Buyer shall cease all uses of the Excluded Intellectual Property as promptly as practicable following the Closing and, in any event, no later than December 31, 2026. Following such period, Buyer shall not make any use of any of the Excluded Intellectual Property, except that nothing in this Section 6.17(a) shall prohibit Buyer from using any of the Excluded Intellectual Property in a text-only form in connection with historical, tax, employment or similar references to the Business, for purposes of financial statements, prospectus, periodic reports and similar disclosures as are necessary and appropriate to describe the historical relationship of Buyer and Sellers or as otherwise required to comply with applicable Law. Buyer shall not contest the validity, enforceability or ownership of any of the Excluded Intellectual Property. As promptly as practicable following the Closing and, in any event, no later than thirty days after Closing, Operator shall change the name of the Park to remove the reference to “Six Flags” and change the legal designation of any of the Purchased Entities that includes the name “Six Flags” or any other Excluded Intellectual Property. Operator shall deliver evidence of such name change to Sellers, including filing and receipt documents issued in connection with such name change, promptly after implementing the name change. Operator shall use its best efforts to promptly, and no later than December 31, 2026, remove any signage throughout the Park that references the “Six Flags” name after the Closing.
(b)Notwithstanding anything to the contrary and for greater certainty, no Partnership Seller, Guarantor nor any of their respective Affiliates shall have the right to use the “La Ronde” name, trademark, and any associated symbols or logos following the Closing.
Section 6.18 Insurance. Effective as of the Closing, the Purchased Entities shall cease to be covered by any Insurance Policies of Partnership Sellers or any of their Affiliates, provided that the operation and conduct of the Business that occurred prior to the Closing Date shall continue to be covered by all Insurance Policies of Partnership Sellers or their Affiliates. After the Closing Date, if a Partnership Seller submits a claim under any of the Insurance Policies relating to the Excluded Assets, the Excluded Liabilities or any event related to, arising under or in connection with the Business that occurred prior to the Closing Date, then Buyer and the Operator shall use their respective reasonable best efforts to assist such Partnership Seller in the recovery of any losses claimed against any of the Insurance Policies, including providing such Partnership Seller with information in the possession of the Purchased Entities and access to Business Employees that relate to such claims. From and after the Closing Date, Buyer and the Operator shall be responsible for securing all insurance that they consider appropriate for the operation and ownership of the Business after the Closing. Buyer and the Operator further covenant and agree not to seek or assert or to exercise any right or claim for any event, act, error, accident, omission, incident or other form of occurrence that occurs after the Closing with respect to the Business under or in respect of any past or current Insurance Policy under which a Purchased Entity is a named insured. For the avoidance of doubt, any insurance secured by Buyer and Operator shall not provide coverage for the operation of the Business prior to the Closing Date.
Section 6.19    Pre-Closing Litigation.

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(a)From and after the Closing, Partnership Sellers shall, at their sole cost and expense, assume and control the defence, negotiation, and resolution of all Actions by or against a third party in connection with or relating to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Closing and relating to, in connection with or arising from the Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities (“Pre-Closing Litigation”). Partnership Sellers shall defend such Pre-Closing Litigation diligently and in good faith. Partnership Sellers shall keep Buyer and the Operator reasonably informed of all material developments in any Pre-Closing Litigation, including by providing Buyer and the Operator with copies of material pleadings, motions, briefs and correspondence promptly upon request. Buyer and the Operator and their respective Representatives shall have the right, at Buyer's and the Operator’s, as applicable, sole cost and expense, to participate in (but not control) the defence of any Pre-Closing Litigation, including by attending hearings, depositions, and other proceedings and by consulting with Partnership Sellers regarding defence strategy; provided, that, all strategy shall ultimately be determined in Partnership Sellers’ sole discretion.
(b)Notwithstanding the foregoing, Partnership Sellers shall not be entitled to assume or maintain control of the defence of any Pre-Closing Litigation if (i) such Pre-Closing Litigation seeks an injunction, specific performance, or other equitable relief against Buyer, the Operator or any Purchased Entity, or any of their respective Affiliates, (ii) such Pre-Closing Litigation involves potential criminal liability or allegations of fraud against Buyer or the Operator, or any Purchased Entity (iii) Partnership Sellers fail to defend such Pre-Closing Litigation, (iv) such Pre-Closing Litigation would reasonably be expected to result in a material adverse effect on the Business, or
(v) the applicable Partnership Seller files for bankruptcy. In any such event, Buyer or the Operator shall have the right to assume control of the defence of such Pre-Closing Litigation, at such Partnership Seller’s sole cost and expense, using counsel of Buyer's or the Operator’s, as applicable, choosing (subject to Partnership Sellers’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed), and Partnership Sellers shall use its reasonable best efforts to cooperate with Buyer and the Operator in connection therewith.
(c)Partnership Sellers shall not settle, compromise, or consent to the entry of any judgment with respect to any Pre-Closing Litigation without the prior written consent of Buyer and the Operator (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that neither Buyer's nor the Operator’s consent shall not be required if such settlement (i) involves solely the payment of monetary damages (all of which shall be paid in full by Partnership Sellers), (ii) does not involve any finding or admission of any violation of Law against any Purchased Entity that would reasonably be expected to materially and adversely impact the operations of the Business, (iii) does not impose any injunctive or other equitable relief against, or forbearance by, Buyer, the Operator, or any Purchased Entity or require any material modification to the operation of the Business, (iv) would not reasonably be expected to have an adverse effect in any material respect on the business, operations, assets, liabilities, condition (financial or otherwise), or reputation the Business, and (v) includes a complete and unconditional release of Buyer, the Operator and the Purchased Entities from all Liability with respect to such Pre-Closing Litigation, unless any such Liabilities would be an indemnifiable under this Agreement. Partnership Sellers shall provide Buyer and the Operator with written notice of any proposed settlement, which notice shall include the material terms of the proposed settlement, including any monetary payment, non-monetary relief, or admission of liability contemplated thereby. If Buyer or the Operator fails to deliver written notice to Partnership Sellers of its consent or objection to the proposed settlement within five (5) Business Days following receipt of Partnership Sellers’ notice of the proposed settlement, Buyer or the Operator, as applicable, shall be deemed to have consented to such proposed settlement.

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(d)Each of Buyer and the Operator shall, and shall cause the Purchased Entities acquired by it (and its and their respective officers and employees) to, cooperate reasonably with Partnership Sellers in connection with the defence of any Pre-Closing Litigation, including by making available to Partnership Sellers, upon reasonable advance notice and during normal business hours, employees of the Business who may have knowledge of facts relevant to such Pre-Closing Litigation and by providing access to relevant books, records, and documents; provided that such cooperation shall not unreasonably disrupt the normal business operations of Buyer, the Operator or any Purchased Entity, and Partnership Sellers shall reimburse Buyer or the Operator, as applicable, for all reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.
Section 6.20 Overhead and Shared Services; Termination of Intercompany Balances and Intercompany Agreements. Buyer acknowledges that Partnership Sellers and their subsidiaries provide Overhead and Shared Services to the Business and the Retained Businesses that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement. Immediately prior to the Closing (or prior thereto, if so determined by Sellers), all intercompany balances and accounts between the Partnership Sellers and any of their Affiliates (other than the Purchased Entities), on the one hand, and the Purchased Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as Partnership Sellers shall determine in its sole discretion (including, if so determined by Partnership Sellers or any of their Affiliates removing from any Purchased Entity any or all cash amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among any of the Purchased Entities shall not be affected by the above provisions of this Section 6.20. Immediately prior to the Closing (or prior thereto, if so determined by Partnership Sellers), except for the Ancillary Documents to be entered into in connection with this Agreement, all Intercompany Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.
Section 6.21    2026 Operating Season Planning.
(a)The parties acknowledge that the Park may open for the 2026 operating season (each such opening, a “2026 Season Opening”) prior to the Closing Date but after the date of this Agreement.
(b)Subject to Section 6.01 and Section 6.21(e), from the date hereof until the Closing, Sellers shall use commercially reasonable efforts to consult in good faith with the Operator with respect to the planning, preparation and conduct of the Park for the 2026 operating season (the “2026 Season Operations”), including with respect to:
(i)material pre-opening tasks and preparations for each 2026 Season Opening;
(ii)marketing, advertising and promotional activities relating to the 2026 Season Operations that are not in the ordinary course and consistent with past practice;
(iii)material vendor, supplier and contractor engagements relating to the 2026 Season Operations; and
(iv)such other operational matters relating to the 2026 Season Operations as Operator may reasonably identify.

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(c)Within five (5) days after the date of this Agreement, Sellers shall deliver to Operator the Sellers’ preliminary operating budget for the 2026 Season Operations for the Park (the “2026 Season Budget”), which 2026 Season Budget shall set forth in reasonable detail the anticipated revenues, expenses and capital expenditures associated with the 2026 Season Operations at the Park. Sellers shall promptly deliver to the Operator the final 2026 Season Budget after it is approved by management of Sellers.
(d)From the date of this Agreement and until the Closing, Sellers shall use commercially reasonable efforts to:
(i)furnish the Operator with such information and reports relating to the 2026 Season Operations as Operator may reasonably request; and
(ii)give due consideration to any recommendations or input provided by the Operator relating to the 2026 Season Operations, including with respect to the matters described in Section 6.21(b).
(e)For the avoidance of doubt, nothing in this Section 6.21 shall:
(i)require Sellers to take any action, or refrain from taking any action, that would (A) violate any applicable Law or Governmental Order, (B) breach any Material Contract or Permit, or (C) be reasonably likely to result in a Material Adverse Effect or impact the Business or the Purchased Assets in any material respect;
(ii)limit Sellers’ ability to respond to an Emergency; or
(iii)be deemed to give Buyer or the Operator any rights to control or direct the Business or the operations of the Purchased Entities or the Park prior to the Closing, it being acknowledged and agreed that Sellers shall retain complete control and supervision of the operations of the Purchased Entities and the Business until the Closing.
(f)Sellers and the Operator shall cooperate in good faith to implement the intent of this Section 6.21 including by holding periodic meetings to discuss the status of the 2026 Season Operations and any matters arising thereunder.
Section 6.22    Pre-Closing Restructuring.
(a)Prior to the Closing Date, Sellers shall, and shall cause its subsidiaries to take, all actions necessary, including the execution and delivery of bills of sale, deeds, assignments of leases, assignment and assumption agreements and intellectual property assignments in form and substance reasonably satisfactory to Buyer and the Operator, to cause the following to exist immediately prior to the Closing Date (the “Pre-Closing Restructuring”):
(i)all Purchased Assets shall be owned by a Purchased Entity;
(ii)all Assumed Liabilities shall be the only obligations of a Purchased Entity;
(iii)no Excluded Assets shall be owned by any of Purchased Entities;
(iv)all Excluded Liabilities shall be the obligations of Sellers or one of their subsidiaries (other than a Purchased Entity); and

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(v)all Contracts of the Purchased Entities, other than Retained Contracts, shall be terminated or assigned to, and assumed by Sellers or one of their subsidiaries (other than a Purchased Entity).
(vi)OpCo shall be formed as a Québec corporation.
(vii)Partnership Sellers shall, or shall cause, the Purchased Assets listed in Section 6.22(vii) of the Disclosure Schedules and the Assumed Liabilities relating thereto (the “Transferred Assets and Liabilities”) to be assigned to OpCo.
(viii)Partnership Sellers shall, or shall cause, all Business Employees to be employed by OpCo, as successor employer, effective immediately prior to the Closing. Partnership Sellers shall cause the Purchased Entities to provide, at least five (5) days before Closing, notice to all Business Employees and the Union advising them of the transfer of their employment to OpCo effective immediately prior to Closing, which notice shall be subject to prior review and approval by Buyer and Operator, acting reasonably.
(b)Immediately prior to Closing:
(i)the portion of the Purchase Price allocated to OpCo Equity, including the right to receive any funds withheld pursuant to Section 2.09(g) from such payment as and when released for the benefit of the Sellers, shall be distributed by Limited Partnership to General Partner and LP Seller, pro rata to their respective ownership interest in Limited Partnership (the “OpCo Distribution”).
(ii)General Partner shall distribute its portion of the OpCo Distribution to GP
Seller.
(c)At the Sellers’ request, the Limited Partnership and OpCo will jointly elect under subsection 85(2) of the ITA and the corresponding provisions of any applicable provincial tax statute with respect to the sale of the operating assets to OpCo, at the amount elected determined by the Sellers in consultation with the Operator; provided, however, that the amount so determined shall be subject to the limitations set forth in the ITA and the corresponding provisions of any applicable provincial tax statute. The Sellers will be responsible for preparing such elections, and the Limited Partnership and OpCo shall sign the completed election forms within 15 Business Days following the receipt of a copy of any such election form from Sellers. OpCo will be responsible for filing the rollover election following receipt of signed copies.
(d)If applicable, the Limited Partnership and OpCo will jointly elect under section 22 of the ITA and the corresponding provisions of any applicable provincial tax statute with respect to the sale of the Accounts Receivable and prepare their respective Tax Returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the Accounts Receivable shall be equal to the face value thereof.
(e)If applicable, the Limited Partnership and OpCo will jointly elect under subsection 20(24) of the ITA and the corresponding provisions of any applicable provincial tax statute with respect to the assumption by OpCo of certain prepaid obligations of the Limited Partnership to deliver goods or provide services in the future and prepare their respective Tax Returns in a manner consistent with such joint election, as to such amount paid by the Limited Partnership to OpCo for assuming future obligations. In this regard, the Limited Partnership and OpCo acknowledge that a portion of the operating assets transferred by the Limited Partnership pursuant to this Agreement

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and the Pre-Closing Restructuring and having a value equal to the amount elected under subsection 20(24) of the ITA and ITA and the corresponding provisions of any applicable provincial tax statute is being transferred by the Limited Partnership as a payment for the assumption of such future obligations by OpCo.
(f)If applicable, the Limited Partnership and OpCo will jointly elect under either sections 156 or 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial tax statute with respect to the sale of the operating assets to OpCo. The Sellers will be responsible for preparing such elections, and OpCo shall sign the completed election forms within 5 Business Days following the receipt of a copy of any such election form from the Sellers. OpCo will be responsible for filing the election following receipt of signed copies.
Section 6.23 City of Montreal. Promptly following the date of the Agreement, Sellers shall use their commercially reasonable efforts to facilitate the introduction of Buyer and Operator to its primary contact at the City of Montréal, Quebec, and to apprise such contact of the entrance into the Agreement and the transactions contemplated hereby.
ARTICLE VII CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by the parties to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:
(a)No Governmental Order by a Governmental Authority of competent jurisdiction shall be in effect that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits consummating such transactions.
(b)Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Sellers Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
(c)The City of Montréal, Québec shall not have informed Sellers or Buyer or otherwise asserted that its consent is required pursuant to the terms of the Emphyteusis Lease in connection with the transactions contemplated by this Agreement, unless such position shall have been revoked or such consent obtained.
(d)Sellers and Buyer’s Affiliates shall simultaneously with or prior to the Closing complete the U.S. Parks Transaction.
Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer and Operator to consummate the transactions contemplated by this Agreement additionally shall be subject to the fulfillment (or waiver by Buyer and Operator to the extent permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.03(c) (solely with respect to the matters set forth on Section 7.02(a) of the Sellers Disclosure Schedules), Section 4.08, Section 4.20 and Section 4.21, the representations and warranties of Sellers contained in this Agreement shall be true and

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correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03 (c) (solely with respect to the matters set forth on Section 7.02(a) of the Sellers Disclosure Schedules), Section 4.08, Section 4.20 and Section 4.21 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been so true and correct in all material respects as of such date).
(b)Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date, other than the agreements and covenants required by Section 6.22, which shall have been performed or complied with in all respects.
(c)All approvals, consents and waivers that are listed on Section 4.03 of the Sellers Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(d)From the date of this Agreement, there shall not have occurred and be continuing, any Material Adverse Effect.
(e)Sellers shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries required by Section 3.02(a).
(f)Buyer and the Operator, as applicable, shall have received all material Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date, except for any Permits that can only be obtained by Buyer or Operator, as applicable, after the Closing.
(g)All Encumbrances related to the Purchased Assets and listed on Section 7.02(g) of the Sellers Disclosure Schedules shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer of the release of such Encumbrances.
(h)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers Closing Certificates”).
(i)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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Section 7.03 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement additionally shall be subject to the fulfillment (or waiver by Sellers to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of Buyer and the Operator contained in Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04, the representations and warranties of Buyer and the Operator contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and the Operator’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer and the Operator contained in Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been true and correct in all material respects as of such date).
(b)Buyer and the Operator each shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Buyer and the Operator shall have delivered, or caused to be delivered, to Sellers
(i) the payment required pursuant to Section 2.06, (ii) duly executed counterparts to the Ancillary Documents, and (iii) such other documents and deliveries required pursuant to Section 3.02(b).
(d)Buyer and the Operator shall have delivered the Escrow Agent the payments required pursuant to Section 3.02(c).
(e)Sellers shall have received (i) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”) and (ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Operator, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Operator Closing Certificate”).
(f)Sellers shall have received (i) a certificate of the Secretary or an Assistant Secretary (or other officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) a certificate of the Secretary or an Assistant Secretary (or other officer) of the Operator certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Operator authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the

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consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
Section 7.04 Economic Adjustment. If all of the conditions to Closing in Article VII, other than the closing condition at Error! Reference source not found., have been satisfied or waived, and Closing has not occurred by June 1, 2026, the parties hereto agree to work together in good faith to adjust the terms of this Agreement so that closing will have an economic effect of a Closing as of June 1, 2026.
ARTICLE VIII INDEMNIFICATION
Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.08, Section 4.20, Section 4.21, Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04 shall survive the Closing and shall remain in full force and effect until the sixth anniversary of the Closing Date; and (ii) Section 4.19 shall survive for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (such survival periods, each, an “Outside Claim Date”). All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein or, if none, the applicable statutes of limitations plus sixty (60) days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.
Section 8.02 Indemnification By Partnership Sellers. Subject to the other terms and conditions of this Article VIII, from and after Closing, Partnership Sellers (together, the “Indemnifying Sellers”) shall solidarily indemnify and defend each of Buyer, the Operator and their respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, without duplication, based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller after the Closing pursuant to this Agreement;
(c)any liabilities or obligations of the General Partner in connection with any period (or portion thereof) ending on or before the Closing; and
(d)any Excluded Asset or any Excluded Liability.

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Section 8.03 Indemnification By Buyer and the Operator. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer and the Operator shall jointly, and not solidarily, indemnify and defend each Partnership Seller and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer, in the case of Buyer, or the Operator, in the case of Operator, as applicable, contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer, in the case of Buyer, or the Operator, in the case of Operator, as applicable, after the Closing pursuant to this Agreement; and
(c)any Purchased Asset or Assumed Liability provided, however, that only the Operator shall be liable to Seller Indemnitees with respect to the Assumed Liabilities.
Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)The aggregate amount of all Losses for which any party may be liable pursuant to
(i) Section 8.02(a) and Section 8.02(b) or (ii) Section 8.03(a) and Section 8.03(b) shall not exceed the Purchase Price.
(b)Indemnifying Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until (i) the aggregate amount of all Losses in respect of any claim or series of related claims exceeds $15,000 and (ii) the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one half of one percent (0.5%) of the Purchase Price (the “Basket”), in which event Indemnifying Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Indemnifying Sellers shall be liable pursuant to Section 8.02(a)) shall not exceed ten percent (10%) of the Purchase Price (the “Cap”).
(c)Buyer and the Operator shall not be liable to the Sellers Indemnitees for indemnification under Section 8.03(a) until (i) the aggregate amount of all Losses in respect of any claim or series of related claims exceeds $20,000 and (ii) the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer and the Operator shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer and the Operator shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(d)Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.08, Section 4.20, Section 4.21, Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04.

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(e)For purposes of this Article VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(f)No party shall be required to indemnify any other party for any otherwise indemnifiable Loss to the extent such Loss is specifically included in the final calculations of the Closing Statement. In no event may an Indemnified Party be entitled under this Agreement to duplicate monetary recovery for the same Losses.
(g)Each Indemnified Party shall use commercially reasonable efforts to avoid or mitigate any Loss for which it is entitled to seek indemnification hereunder (which such efforts, for the avoidance of doubt, shall not obligate any Indemnified Party to file a lawsuit against any third party). Notwithstanding anything to the contrary contained in this Agreement as it relates to any claim for indemnification pursuant to Section 8.02 or Section 8.03, each party hereto shall, and shall cause its affiliated Indemnitees to, use commercially reasonable efforts to seek recovery, at its or their own expense, under all applicable insurance policies, and indemnification or reimbursement rights covering any such claim; provided, that, nothing in the foregoing shall (i) require any Indemnified Party to commence litigation against any insurer or (ii) limit such Indemnified Party’s ability to simultaneously seek or obtain recovery against the indemnifying party hereunder. The amount of any Losses for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnity, contribution or other third party recoveries with respect to such Losses, net of any expenses, including Taxes incurred in connection with such recovery. To the extent that an Indemnified Party receives any amount under insurance coverage or other recovery with respect to a matter for which an Indemnified Party has previously obtained payment in indemnification pursuant to this Article VIII, such Indemnified Party (or their respective applicable Indemnitee), as the case may be, shall, as soon as reasonably practicable after receipt of such insurance proceeds or other recovery, pay and reimburse to the other party, the lower of (i) any prior indemnification payment and (ii) the amount of the insurance proceeds or other recovery, minus the cost and expense of pursuing such recovery. For the avoidance of doubt, notwithstanding the foregoing, the parties acknowledge and agree that none of the Buyer’s or Operator’s insurance policies shall provide any coverage for any pre-Closing period and neither Buyer nor Operator shall be obligated to seek any recovery thereunder.
(h)Notwithstanding anything to the contrary contained in this Agreement as it relates to any claim for indemnification pursuant to Section 8.02(d) or Section 8.03(c), no party shall be liable for any Loss incurred by an Indemnified Party relating to any Loss which is contingent only, unless and until such contingent Loss gives rise to an actual obligation to make payment.
(i)For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Buyer Indemnitees shall not be entitled to indemnification under this Agreement with respect to any Losses for which the Buyer Indemnitees are seeking indemnification that relate to, arise out of or result from (i) any environmental investigation or sampling, including any sampling of air, soil, soil gas, surface water, groundwater, building materials or other environmental media, except to the extent such investigation or sampling is required under applicable Environmental Law, Environmental Permit, Governmental Order or by a Governmental Authority or under the Leases;
(ii) any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party relating to any matters arising under Environmental Laws or Environmental Permit, in each case performed by or on behalf of any Buyer

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Indemnitee or any of its Affiliates, except to the extent Buyer demonstrates to Indemnifying Sellers in advance of undertaking such investigation, sampling, disclosure, report, communication, initiation or encouragement that such action is required to be undertaken to meet the minimum requirements of any applicable Environmental Law or Environmental Permit or pursuant to the order or directive of any Governmental Authority or under the Leases or (iii) any cleanup, remedial action or similar activity other than as required by Environmental Law, Environmental Permit, Governmental Order or by a Governmental Authority or under the Leases, and then only to comply with the least stringent cleanup standards based upon the commercial or industrial use classification applicable to the property, which standards shall include, where available, natural attenuation, deed restrictions or use limitations and/or engineering controls, to the extent such mechanisms are allowed under Environmental Law, are approved by or otherwise acceptable to the applicable Governmental Authority and the lessor under the Leases to achieve the least stringent cleanup standards, and do not materially interfere with the use of the Purchased Assets or operation of the Business as currently conducted.
(j)No party shall be obligated to indemnify any other party (i) with respect to any breach of any representation or warranty under Section 8.02(a) or Section 8.02(b), as applicable, of which such party seeking indemnification under this Article VIII had actual knowledge prior to the date of this Agreement, (ii) for any Losses for which a claims notice hereunder was not duly delivered prior to the applicable Outside Claim Date or (iii) with respect to any breach of any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing. Additionally, no party shall be obligated to indemnify any other party for any Losses with respect to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such first party prior to the Closing for which a claims notice hereunder is not duly delivered prior to the date that is four (4) months from the Closing Date.
Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty
(30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Upon request, the Indemnified Party shall promptly provide the Indemnifying Party any other material information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the sole power to direct and control any defence of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided, that (i) if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that is asserted directly by or on behalf of a Person that is a Material Supplier of the Business and (ii) no Indemnifying Party

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shall have the right to defend or direct the defence of any such Third-Party Claim (x) that seeks an injunction or other equitable relief against the Indemnified Party or (y) if an Indemnified Party has been advised in writing by reputable outside legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim. In the event that the Indemnifying Party assumes the defence of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof; provided, that, the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, further, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Indemnifying Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defence of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, unless (i) the settlement includes an unconditional release of each Indemnified Party with respect to the Third-Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against any Indemnified Party and (iii) there is no finding or admission of any violation of applicable Law by the Indemnified Party. The Indemnifying Party shall have no liability with respect to any compromise or settlement of any such Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party was materially prejudiced. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall within thirty (30) days after its receipt of such notice respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance

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alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party and its Affiliates shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06 Payments; Indemnification Escrow Fund.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(b)Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Indemnifying Sellers. If Buyer or the Operator becomes entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this Article VIII, Buyer, the Operator and LP Seller shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer or the Operator, as applicable, the amounts to be paid from the Indemnification Escrow Fund to Buyer or the Operator, as applicable, in accordance with this Agreement.
Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for all applicable income Tax purposes, except as otherwise required by Law.
Section 8.08 Exclusive Remedies. Subject to and except for Section 2.02, Section 6.07 and Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 2.07, Section 6.07 and Section 10.11, each party to this Agreement hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article
VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.
Section 8.09 Post-Closing Fundamental Transaction Escrow
(a)If, at any time during the five (5) year period following the Closing Date, any Indemnifying Seller consummates (i) a sale, transfer, or other disposition of all or substantially all of the assets of such Indemnifying Seller and its subsidiaries, taken as a whole, to any Person (other

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than Buyer, the Operator or any of their Affiliates) or (ii) a division of any Indemnifying Seller, whether or not such Indemnifying Seller is the surviving company in such division, unless the Person receiving substantially all of the assets of such Indemnifying Seller and its subsidiaries in such division is liable pursuant to the terms of such division for such Indemnifying Seller’s obligations under Section 8.02(d) (a “Triggering Transaction”), Indemnifying Sellers shall, within two (2) Business Days of the closing of such Triggering Transaction, deposit Five Million Dollars ($5,000,000) (the “Fundamental Transaction Escrow Amount”) into an escrow account established with the Escrow Agent on terms substantially similar to the Escrow Agreement (the “Fundamental Transaction Escrow Account”) to secure Indemnifying Seller’s indemnification obligations under Section 8.02(d)).
(b)Upon the fifth (5th) anniversary of the Closing Date (the “Fundamental Transaction Escrow Release Date”), Buyer, the Operator and Indemnifying Sellers shall each provide the Escrow Agent with a joint written instruction (“Release Instructions”) instructing the Escrow Agent to, in accordance with the Escrow Agreement, release from the Fundamental Transaction Escrow Account to the applicable Indemnifying Seller (or their designee), the amount equal to the Fundamental Transaction Escrow Amount minus the Fundamental Transaction Pending Claims Amount. In the event, and to the extent that after the Fundamental Transaction Escrow Release Date,
(i)the Fundamental Transaction Pending Claims Amount is less than the unreleased portion of the Fundamental Transaction Escrow Account (the “Subsequent Release Amount”), Buyer, the Operator and Indemnifying Seller shall each deliver Release Instructions instructing the Escrow Agent to release the Subsequent Release Amount to the applicable Indemnifying Seller (or a designee); and
(ii)any Pending Claim is resolved or settled, Buyer, the Operator and the applicable Indemnifying Sellers shall each deliver Release Instructions instructing the Escrow Agent to release the portion of the Fundamental Transaction Pending Claims Amount that relates to such Pending Claim, to (A) Buyer or the Operator, as the case may be, to the extent such resolution is in Buyer’s or the Operator’s favor, as applicable and (B) to the applicable Indemnifying Seller, to the extent of any excess between the portion of the Fundamental Transaction Pending Claims Amount retained in respect of such Pending Claims minus the amount distributed to Buyer and/or the Operator pursuant to the immediately preceding sentence.
(iii)Notwithstanding the foregoing, no Indemnifying Seller shall be required to fund the Fundamental Transaction Escrow Account in connection with a Triggering Transaction if, prior to or concurrently with the closing of such Triggering Transaction, the acquirer in such Triggering Transaction executes and delivers to Buyer and the Operator a written agreement, in form and substance reasonably satisfactory to Buyer and the Operator, pursuant to which such Person expressly assumes all of such Indemnifying Seller’s indemnification obligations to the Buyer Indemnitees under Section 8.02(d).
ARTICLE IX

TERMINATION; CASUALTY & CONDEMNATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

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(a)by the mutual written consent of Sellers and Buyer;
(b)by Buyer or Sellers (acting together), upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before June 30, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;
(c)by Buyer by written notice to Sellers if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII that is incapable of being cured or, if curable through the exercise of commercially reasonable efforts, has not been cured by the date that is twenty (20) Business Days after such Seller’s receipt of written notice thereof from Buyer (or, if earlier, five (5) Business Days prior to the Drop Dead Date); provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available if Buyer or the Operator is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 7.03;
(d)by Sellers by written notice to Buyer and Operator if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Operator pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII that is incapable of being cured or, if curable through the exercise of commercially reasonable efforts, has not been cured by the date that is twenty (20) Business Days after Operator’s and Buyer’s receipt of written notice thereof from Sellers (or, if earlier, five (5) Business Days prior to the Drop Dead Date); provided that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available if any Seller is, or either of them is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 7.02; or
(e)by Buyer or Sellers, upon written notice to the other parties, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination.
(a)In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(i)that the obligations set forth in Section 6.06, Section 6.11, this Article IX and Article X hereof shall survive termination; and
(ii)that nothing herein shall relieve any party hereto from liability for any Willful Breach of any provision hereof.

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(b)In determining Losses recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such Losses shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost or profit loss by such party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be Losses of such party.
Section 9.03    Reverse Termination Fee
(a)If this Agreement is terminated by Sellers pursuant to Section 9.01(d), the Reverse Termination Fee shall be payable; provided that the Reverse Termination Fee shall only be payable if, at the time of such termination, all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing were to occur at such time) and the sole reason for the failure of the Closing to occur is a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Operator pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03. In the event the Reverse Termination Fee is payable as provided herein, the Buyer and the Operator shall be liable for the payment to the Limited Partnership of the Reverse Termination Fee in cash, on a solidary basis, by wire transfer of immediately available funds to an account or accounts designated by the Limited Partnership, within ten (10) Business Days after the date on which this Agreement is terminated pursuant to Section 9.01(d).
(b)Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated hereby, and that without these agreements, the Parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty.
(c)Each Party further acknowledges that, solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Reverse Termination Fee or expanding the circumstances in which the Reverse Termination Fee is to be paid, the payment by the Buyer and Operator of the Reverse Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Sellers in the circumstances in which such fee is payable for the efforts and resource expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(d)For the avoidance of doubt, neither Buyer nor Operator shall be required to pay the Reverse Termination Fee and neither Buyer nor Operator shall have any liability to any Seller or any of their Affiliates with respect to this Agreement or the transactions contemplated hereby if: (i) this Agreement is terminated other than pursuant to Section 9.01(d), (ii) at the time of termination pursuant to Section 9.01(d), any of the conditions set forth in Section 7.01 or Section 7.02 have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing were to occur at such time), or (iii) at the time of termination pursuant to Section 9.01(d), any Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(e)Notwithstanding anything in this Agreement to the contrary, in the event that the Buyer and Operator are obligated to pay the Reverse Termination Fee in accordance with Section 9.03(a): (i) none of the Sellers nor the Purchased Entities shall be entitled to monetary damages,

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including consequential, special, indirect or punitive damages, of any kind whatsoever with respect to this Agreement or any of the transactions contemplated by this Agreement as a consequence of the termination of this Agreement by the Sellers under Section 9.01(d), other than (A) the Reverse Termination Fee, and (B) any claims for specific performance or other equitable relief in accordance with Section 10.11, (ii) payment of the Reverse Termination Fee shall be the sole and exclusive remedy of the Sellers against the Buyer, Operator or any of their respective Affiliates and their respective employees, agents, equityholders, financing sources and representatives, for any loss suffered by any of the Sellers as a result of the termination of this Agreement due to the circumstances set forth in Section 9.03(a), and (iii) upon payment of the Reverse Termination Fee as a consequence of the termination of this Agreement by Sellers under Section 9.03(a), none of Buyer, Operator or any of their respective Affiliates and their respective employees, agents, equityholders, financing sources and representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby as a result of the termination of this Agreement due to the circumstances set forth in Section 9.03(a).
(f)The Sellers may pursue both a grant of specific performance to effect the Closing prior to the termination of this Agreement and the payment of the Reverse Termination Fee, but under no circumstances shall Sellers be permitted or entitled to receive both (i) a grant of specific performance pursuant to Section 10.11 to cause Buyer and Operator to consummate the transactions contemplated hereby (including to effect the Closing) and (ii) the payment of the Reverse Termination Fee. In no event shall the Sellers be entitled, under any circumstances, to recover the Reverse Termination Fee more than once. Further, notwithstanding anything in this Agreement to the contrary, Sellers shall not be entitled to specific performance to cause Buyer or Operator to consummate the transactions contemplated hereby unless all of the conditions set forth in Section
7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing were to occur at such time).
Section 9.04 Material Casualty and Condemnation Rights.
(a)In the event of a Material Casualty or Material Condemnation, Buyer shall have the right to remove the assets that are subject to such Material Casualty or Material Condemnation from the Purchased Assets, and proceed to Closing on the balance of the Purchased Assets with a reduction of the Purchase Price in the amount shown on the Allocation Schedule applicable to such removed assets. If Buyer removes such assets from the Purchased Assets, then Buyer and Sellers shall cooperate with each other to amend this Agreement accordingly. If Buyer does not elect to remove any assets that are subject to a Material Casualty or Material Condemnation, and instead waives its rights under this Section 9.04 and elects to proceed to Closing, then (i) Indemnifying Sellers shall pay to Buyer any deductibles under any Insurance Policies applicable to such Material Casualty or Material Condemnation, (ii) Indemnifying Sellers shall use commercially reasonable efforts to pursue any claims they or their subsidiaries may make under the applicable Insurance Policies and shall deliver to Buyer all payments and awards actually received by Indemnifying Sellers or any of their subsidiaries with respect to such Material Casualty or Material Condemnation and (iii) the conditions set forth in Section 7.02(d) shall be deemed to be satisfied.
(b)In the event of any Casualty that is not a Material Casualty, Indemnifying Sellers shall use commercially reasonable efforts to pursue any claims they or their subsidiaries may make under the applicable Insurance Policies. Indemnifying Sellers shall either (i) use all payments and awards actually received by them or any of their respective subsidiaries (whether received before or after the Closing) plus an amount equal to any deductibles under any Insurance Policies applicable to such Casualty to repair and restore, or replace, such Purchased Assets or (ii) pay to

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Buyer any deductibles under any Insurance Policies applicable to such Casualty and deliver to Buyer all payments and awards actually received by Indemnifying Sellers or any of their respective subsidiaries (whether received before or after the Closing) with respect to such Casualty.
(c)In the event of any Condemnation that is not a Material Condemnation, Indemnifying Sellers shall use commercially reasonable efforts to pursue any claims they or their subsidiaries may make under the applicable Insurance Policies and all payments and awards actually received by Indemnifying Sellers or any of their respective subsidiaries with respect to such Condemnation shall be delivered to Buyer.
(d)Any exercise of any right or other action under this Section 9.04 by Buyer shall require the prior written consent of Operator.
ARTICLE X MISCELLANEOUS
Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however that all real estate closing costs incurred in connection with the transfer of the Park shall be allocated between Buyer and Sellers in accordance with the local custom and Laws. The Sellers’ portion of such costs shall be a Transaction Expense payable at Closing. The cost of issuing the Title Insurance Policy shall be borne and paid by the Buyer.
Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Limited Partnership:

PARC SIX FLAGS MONTRÉAL, S.E.C.
8701 Red Oak Blvd., Charlotte, NC 28217 E-mail: [ ] Attention: [ ]
If to LP Seller:    FUNTIME, INC.
8701 Red Oak Blvd., Charlotte, NC 28217 E-mail: [ ] Attention: [ ]
If to GP Seller:    SIX FLAGS THEME PARKS INC.
8701 Red Oak Blvd., Charlotte, NC 28217

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[ ] Attention: [ ]
In each case, with a copy to:    Weil, Gotshal & Manges LLP
767 5th Avenue
E-mail: [ ] Attention: [ ]

Email: [ ] Attention: [ ]
If to Buyer:    30 West Pershing
c/o EPR VC Acquisition, ULC 909 Walnut, Suite 200
Kansas City, MO 64106
E-mail: [ ] Attention: [ ]
with copies to:    Stikeman Elliott LLP
René-Lévesque Blvd. West Suite 4100
Montreal, Québec H3B 3V2
E-mail: [ ] Attention: [ ]
Email: [ ] Attention: [ ]
If to Operator:    11501 North I 35 Service Road
Oklahoma City, OK 73131-6416 Attention: [ ]
Phone: [ ]

with copies to:    Holland & Knight LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: [ ] Phone: [ ]

Any notice delivered or required to be delivered to Buyer in connection with or under this Agreement shall also be delivered and required to be delivered to Operator, and any consent or approval required of or delivered by Buyer shall also require the consent or approval of Operator.

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the

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extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless otherwise specified in this Agreement, all references in this Agreement to “dollars” or “$” shall mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Sellers Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. References to days shall refer to calendar days unless business days are specified.
Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Sellers Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without the prior written consent of Sellers, (i) assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to seek indemnification hereunder) (x) to any Affiliate or Affiliates of Buyer, (y) to any Person to which Buyer or any of its Affiliates sells, transfers, assigns or delegates all or any portion of the Purchased Assets or the Business and (z) after the Closing, to Buyer’s and its Affiliates’ lenders and creditors as collateral security for their obligations under any of its secured debt financing arrangements and (ii) as contemplated by Section 3.02(d), designate one or more of its subsidiaries to acquire the Park or Purchased Entities at Closing. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.07 shall be null and void.
Section 10.08 No Third-Party Beneficiaries. Except as provided in Article VIII and Section 10.13, each of the parties hereto agrees that: (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the applicable parties hereto and (b) this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing

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herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein.
Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable to it, without giving effect to any choice or conflict of law provision or rule.
(b)For purposes of this Agreement and the construction hereof in accordance with the laws of the Province of Québec and the laws of Canada applicable to it : (A) "personal property" shall include "movable property"; (B) "real property" or "real estate" shall include "immovable property"; (C) "tangible property" shall include "corporeal property"; (D) "intangible property" shall include "incorporeal property"; (E) "security interest", "mortgage" and "lien" shall include "hypothec", "right of retention", "prior claim", "reservation of ownership" and a resolutory clause;
(F) all references to filing, perfection, priority, remedies, registering or recording shall include publication under the Civil Code of Quebec; (G) all references to "perfection" of or "perfected" liens or security interest shall include a reference to an "opposable" or "set up" hypothec as against third parties; (H) any "right of offset", "right of setoff" or similar expression shall include a "right of compensation"; (I) "goods" shall include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities; (J) an "agent" shall include a "mandatary";
(K) "construction liens" or "mechanics, materialmen, repairmen, construction contractors or other like liens" shall include "legal hypothecs" and "legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable"; (L) "joint and several" shall include "solidary"; (M) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault"; (N) "beneficial ownership" shall include "ownership on behalf of another as mandatary";
(O) "easement" shall include "servitude"; (P) "priority" shall include "rank" or "prior claim", as applicable; (Q) "survey" shall include "certificate of location and plan"; (R) "fee simple title" shall include "absolute ownership" and "ownership" (including ownership under a right of superficies);
(S) "legal title" or "registered title" shall be including "holding title on behalf of an owner as mandatary or prete-nom"; (T) "ground lease" shall include "emphyteusis" or a "lease with a right of superficies", as applicable; (U) "leasehold interest" shall include "rights resulting from a lease";
(V) "lease" shall include a "leasing contract"; (W) "foreclosure" shall include "the exercise of hypothecary recourse"; and (X) "guarantee" and "guarantor" shall include "suretyship" and "surety", respectively.
(c)ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE PROVINCE OF QUÉBEC LOCATED IN THE CITY OF MONTRÉAL, AND EACH PARTY HERETO IRREVOCABLY

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SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 10.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy and for which it would not have an adequate remedy at law, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13 Releases.
(a)Effective as of the Closing, Buyer, on its own behalf and on behalf of its Affiliates and successors (each, a “Buyer Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges Sellers and their Affiliates, successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Buyer Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all rights, proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at Law or in equity that such Buyer Releasing Person ever had, now has or ever may have or claim to have against any Buyer Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising prior to or at the Closing in respect of the Business or the operation of the Business, or the management or operation by, or any action taken or failed to be taken by, the Buyer Released Persons in their capacity as a director, officer, or equityholder of any Seller or its Affiliates with respect to the Business or the ownership or operation of the Purchased Assets; provided, that the parties hereto acknowledge and agree that this Section 10.13(a) does not apply to and shall not constitute a release of any rights, obligations, or Liabilities (i) to the extent arising under any provision of this Agreement, any Ancillary Document, or any other agreement, certificate or other instrument delivered pursuant to this Agreement that survives the Closing, (ii) to the extent arising from any criminal or fraudulent activity of the Buyer Released Person or (iii) that may not be waived or released as a matter of applicable Law. Buyer acknowledges, on its own behalf and on behalf of each Buyer Releasing Person, that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.13(a). The covenants contained in this Section 10.13(a) are intended to be for the benefit of, and shall be enforceable by, each of the Buyer

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Released Persons and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to applicable Law, Contract or otherwise.
(b)Effective as of the Closing, the Operator, on its own behalf and on behalf of its Affiliates and successors (each, an “Operator Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges Sellers and their Affiliates, successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Operator Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all rights, proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at Law or in equity that such Operator Releasing Person ever had, now has or ever may have or claim to have against any Operator Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising prior to or at the Closing in respect of the Business or the operation of the Business, or the management or operation by, or any action taken or failed to be taken by, the Operator Released Persons in their capacity as a director, officer, or equityholder of any Seller or its Affiliates with respect to the Business or the ownership or operation of the Purchased Assets; provided, that the parties hereto acknowledge and agree that this Section 10.13(b) does not apply to and shall not constitute a release of any rights, obligations, or Liabilities (i) to the extent arising under any provision of this Agreement, any Ancillary Document, or any other agreement, certificate or other instrument delivered pursuant to this Agreement that survives the Closing, (ii) to the extent arising from any criminal or fraudulent activity of the Operator Released Person or (iii) that may not be waived or released as a matter of applicable Law. The Operator acknowledges, on its own behalf and on behalf of each Operator Releasing Person, that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.13(b). The covenants contained in this Section 10.13(b) are intended to be for the benefit of, and shall be enforceable by, each of the Operator Released Persons and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to applicable Law, Contract or otherwise.
(c)Effective as of the Closing, each Seller, on its own behalf and on behalf of its Affiliates and successors (each, a “Seller Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges the Purchased Entities and each of their respective Affiliates, successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholder or equityholders of any of the foregoing Persons (collectively, the “Sellers Released Persons”) of and from all Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), arising prior to or at the Closing relating to the Purchased Entities or the Business or any actions taken or failed to be taken by the Sellers Released Persons in any capacity related to the Purchased Entities or the Business occurring on or prior to the Closing, which any of the Seller Releasing Persons can, shall or may have against any of the Sellers Released Persons, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action, of any kind, in any court or before any tribunal, against any

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Sellers Released Person based upon any Released Claim. Released Claims will include any and all claims Sellers, Seller Releasing Persons, or their Affiliates or Representatives may have against the Purchased Entities in relation to any Contracts or other arrangements between the Purchased Entities, on the one hand, and each Seller, Seller Releasing Person or their Affiliates or Representatives, on the other hand, entered into on or prior to the Closing Date. Notwithstanding the preceding sentence of this Section 10.13(c), “Released Claims” do not include, and the provisions of this Section 10.13(c) shall not release or otherwise diminish, (a) the obligations of any Party set forth in or arising under any provision of this Agreement or the other Ancillary Documents, (b) the current year’s accrued but unpaid base compensation of such Seller Releasing Person since the last regularly scheduled payroll period of the Purchased Entities, or (c) any reimbursement undertaking by a Seller Released Person in existence prior to Closing.
Section 10.14 Nonassertion of Attorney-Client Privilege.
(a)Buyer and the Operator each waives and will not assert, and agrees to cause its respective Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Partnership Sellers or any of their Affiliates, or any shareholder, officer, employee or director of Partnership Sellers or any of their Affiliates (any such Person, a “Designated Person”), in any matter involving this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, including Weil, Gotshal & Manges LLP and Fasken Martineau DuMoulin LLP (any such representation, the “Current Representation”).
(b)Buyer and the Operator each waives and will not assert, and agrees to cause its respective Affiliates to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person (including with respect to any communication occurring at or prior to the Closing, the Business) occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or Operator or their respective Affiliates, it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Partnership Sellers and their Affiliates and that Partnership Sellers, and not Buyer, Operator or their respective Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer, Operator or their respective Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Partnership Sellers and not of Buyer or its Affiliates or to internal counsel relating to such engagement, and none of Buyer or its Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, or does not belong to Partnership Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, on the one hand, and a third party other than Partnership Sellers or their Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Purchased Entities, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Partnership Sellers not permit such disclosure, and Partnership Sellers shall consider such request in good faith.

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Section 10.15 Obligations of Sellers. Whenever this Agreement requires a Partnership Seller to take any action, such requirement shall be deemed to include an undertaking on the part of a Partnership Seller to cause any of its subsidiaries that owns or holds any Purchased Asset or Assumed Liability to take such action. All obligations or undertakings imposed on, or any right granted to the “Partnership Sellers” or a “Partnership Seller” prior to Closing pursuant to this Agreement shall be binding upon, or shall benefit to, to the extent applicable, all Partnership Sellers. All obligations or undertakings imposed on, or any right granted to the “Partnership Sellers” or a “Partnership Seller” after Closing pursuant to this Agreement shall be deemed to exclude the Limited Partnership, and shall be binding upon, or shall benefit to, to the extent applicable, Partnership Sellers exclusively. For greater clarity, any indemnity payable by the Limited Partnership as a Seller pursuant to this Agreement shall be payable by Partnership Sellers, solidarily.
Section 10.16 Language. The Parties have freely negotiated the essential provisions of this Agreement and its related documents and have required that they be drawn up in English. Les Parties ont librement négocié les stipulations essentielles de la présente convention et des documents s’y rattachant et ont expressément demandé qu’elles soient rédigées en anglais.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.
LIMITED PARTNERSHIP:
PARC SIX FLAGS MONTREAL, S.E.C., herein acting by its general partner, PARC SIX FLAGS MONTRÉAL INC.

By:     /s/ Brian Witherow
Name: Brian Witherow
Title: Chief financial officer

LP SELLER:
FUNTIME, INC.

By:     /s/ Brian Witherow
Name: Brian Witherow
Title: Chief financial officer

GP SELLER:
SIX FLAGS THEME PARKS INC.

By:     /s/ Brian Witherow
Name: Brian Witherow
Title: Chief financial officer

(signatures continue on the next page)

BUYER
EPR VC ACQUISITION, ULC

By:     /s/ Paul R. Turvey
Name: Paul R. Turvey
Title: Vice President/Secretary

OPERATOR:
LA RONDE OPERATIONS, INC.

By:     /s/ Kieran Burke
Name: Kieran Burke
Title: President